AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1996


                                                      REGISTRATION NO. 333-2436

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------

                                G-I HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                         6719                   13-3483838
       (State or other               (Primary Standard         (I.R.S. Employer
       jurisdiction of           Industrial Classification      Identification
incorporation or organization)         Code Number)                 Number)

                                G-I HOLDINGS INC.
                              818 WASHINGTON STREET
                           WILMINGTON, DELAWARE 19801
                                 (302) 429-8641

 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            RICHARD A. WEINBERG, ESQ.
                                 GAF CORPORATION
                                 1361 ALPS ROAD
                             WAYNE, NEW JERSEY 07470
                                 (201) 628-3000


 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                 With a copy to:

                             STEPHEN E. JACOBS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]



================================================================================

                              CROSS REFERENCE SHEET

                                 ---------------

            PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

                                 ---------------

            ITEM IN FORM S-4                                                    CAPTION IN PROSPECTUS
            ----------------                                                    ---------------------

1. Forepart of Registration Statement and Outside Front Cover
   Page of Prospectus ............................................   Facing Page, Outside Front Cover Page of Prospectus.

2. Inside Front and Outside Back Cover Pages of Prospectus........   Inside Front and Outside Back Cover Pages of Prospectus; Table
                                                                     of Contents; Available Information.

3. Risk Factors, Ratio of Earnings to Fixed Charges and Other
   Information ...................................................   Summary; Risk Factors; The Company; Selected Financial Data.

4. Terms of the Transaction ......................................   Summary; The Exchange Offer; The Company; Description of the
                                                                     New Notes; Certain Federal Income Tax Considerations.

5. Pro Forma Financial Information ...............................   Selected Financial Data.

6. Material Contracts with the Company Being Acquired ............   Not applicable.

7. Additional Information Required for Reoffering by Persons
   and Parties Deemed to be Underwriters ..........................  Not applicable.

8. Interests of Named Experts and Counsel .........................  Not applicable.

9. Disclosure of Commission Position on Indemnification for
   Securities Act Liabilities .....................................  Not applicable.

10. Information with Respect to S-3 Registrants ...................  Not applicable.


11. Incorporation of Certain Information by Reference .............  Not applicable.

12. Information with Respect to S-2 or S-3 Registrants ............  Not applicable.

13. Incorporation of Certain Information by Reference .............  Not applicable.

14. Information with Respect to Registrants Other than S-2
    or S-3 Registrants ............................................  Summary; The Company; Capitalization; Selected Financial Data;
                                                                     Management's Discussion and Analysis of Financial Condition and
                                                                     Results of Operations; Business; Management; Executive
                                                                     Compensation; Certain Relationships; Financial Statements.

15. Information with Respect to S-3 Companies .....................  Not applicable.

16. Information with Respect to S-2 or S-3 Companies ..............  Not applicable.

17. Information with Respect to Companies Other than
    S-2 or S-3 Companies ..........................................  Not applicable.

18. Information if Proxies, Consents or Authorizations are to
    be Solicited ..................................................  Not applicable.

19. Information if Proxies, Consents or Authorizations are not
    to be Solicited or in an Exchange Offer .......................  Management; Security Ownership of Certain Beneficial Owners and
                                                                     Management.


PROSPECTUS


               OFFER FOR ALL OUTSTANDING 10% SENIOR NOTES DUE 2006
               IN EXCHANGE FOR SERIES B 10% SENIOR NOTES DUE 2006
                                       OF
                                G-I HOLDINGS INC.
        THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                                ON JULY 3, 1996.


     G-I Holdings Inc. ("G-I Holdings"), a Delaware corporation and a wholly-owned subsidiary of GAF Corporation ("GAF"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of its Series B 10% Senior Notes due 2006 (the "New Notes") for each $1,000 principal amount of its 10% Senior Notes due 2006 (the "Old Notes"), of which an aggregate principal amount of $200,003,000 is outstanding. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes (the "Indenture"). The Exchange Offer is being made in order to satisfy certain contractual obligations of G-I Holdings. There will be no cash proceeds to G-I Holdings from the exchange pursuant to the Exchange Offer. See "The Exchange Offer" and "Description of the New Notes." As used herein, the term "principal amount" as used with respect to the Old Notes or the New Notes means the principal amount at maturity thereof and the term "Notes" means the Old Notes and the New Notes, treated as a single class.

     The New Notes will bear interest from and including their respective dates of issuance. Holders whose Old Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of New Notes, such interest to be payable with the first interest payment on the New Notes, but will not receive any payment in respect of interest on the Old Notes accrued after the issuance of the New Notes.


     G-I Holdings will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 P.M., New York City time, on July 3, 1996 unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."


     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, G-I Holdings believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of G-I Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder is not engaging in or does not intend to engage in a distribution of such New Notes and such holder has no arrangement with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that, by so acknowledging and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. G-I Holdings has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Notes are redeemable, in whole or in part, at the option of G-I Holdings at any time on or after February 15, 2001 at the redemption prices (expressed as percentages of principal amount) set forth herein, plus accrued and unpaid interest to the redemption date. In the event that prior to February 15, 1999, G-I Holdings consummates a sale of its common stock, or its wholly owned subsidiary, Building Materials Corporation of America ("Building Materials"), or its immediate parent consummates a sale of common stock of Building Materials, G-I Holdings will have the option to redeem the New Notes using the net cash proceeds therefrom received by G-I Holdings as provided, and subject to the limitations set forth, in the Indenture. See "Description of the New Notes--Optional Redemption."



     The New Notes will be senior unsecured obligations of G-I Holdings and will rank pari passu with all other unsecured and unsubordinated obligations of G-I Holdings. G-I Holdings is a holding company which has no subordinated obligations; consequently, the New Notes, at the time of issuance, will not be senior to any obligations of G-I Holdings. Upon consummation of the Exchange Offer, the only outstanding indebtedness for money borrowed of G-I Holdings will be the Notes and the Senior Discount Notes (as defined herein). As of March 31, 1996, the outstanding indebtedness for money borrowed of the subsidiaries of G-I Holdings was $1,615.5 million (including $450 million of non-recourse debt) and the other outstanding liabilities reflected on G-I Holdings' consolidated balance sheet, including trade payables and accrued expenses, was $835.7 million. The New Notes will be effectively subordinated to all liabilities of such subsidiaries. The Indenture limits, among other things, the incurrence of additional Debt (as defined) and the issuance of Preferred Stock (as defined) by G-I Holdings and its subsidiaries. See "Risk Factors--Holding Company Structure and Related Considerations" and "Description of the New Notes--Certain Covenants."


     Prior to the Exchange Offer, there has been no public market for the Notes. G-I Holdings does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and there can be no assurance that an active public market for the New Notes will develop.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                         A CRIMINAL OFFENSE.

                                ----------------

                  The date of this Prospectus is June 5, 1996.

                              AVAILABLE INFORMATION

     G-I Holdings Inc. ("G-I Holdings"), International Specialty Products Inc. ("ISP"), its indirect 82% owned subsidiary, and Building Materials Corporation of America ("BMCA"), G-I Holdings' wholly owned subsidiary, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements (in the case of ISP) and other information with the Commission. The reports, proxy statements and other information filed by G-I Holdings, ISP and BMCA with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, ISP's common stock is listed on the New York Stock Exchange and material filed by ISP can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     G-I Holdings has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-4 under the Securities Act with respect to the New Notes offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     G-I Holdings will furnish holders of the New Notes offered hereby with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. G-I Holdings will also furnish such other reports as it may determine or as may be required by law. In addition, under the terms of the Indenture, if G-I Holdings is not required by Section 13 or 15(d) of the Exchange Act to file reports with the Commission, then, so long as any securities issued under the Indenture (the "Securities") remain outstanding, G-I Holdings will be required to continue to file with the Commission and provide to the holders of the Securities such annual reports, information, documents and other reports that G-I Holdings would be required to file under Section 13 or 15(d) of the Exchange Act if it were subject to such filing requirements.

                                     SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE COMPANY MEANS G-I HOLDINGS INC. ("G-I HOLDINGS") AND ITS CONSOLIDATED SUBSIDIARIES AND PREDECESSORS, UNLESS THE CONTEXT OTHERWISE REQUIRES.

                                   THE COMPANY

     G-I HOLDINGS. The business of G-I Holdings consists of indirectly owning all of the issued and outstanding stock of Building Materials Corporation of America ("BMCA") and U.S. Intec, Inc. ("USI") and approximately 82% of the issued and outstanding capital stock of International Specialty Products Inc. ("ISP"). The remaining 18% of the outstanding ISP common stock is publicly held and traded on the New York Stock Exchange. G-I Holdings also indirectly owns all of the issued and outstanding capital stock of GAF Chemicals Corporation ("GCC") and GAF Broadcasting Company, Inc. ("GAF Broadcasting"). G-I Holdings is a direct wholly-owned subsidiary of GAF Corporation ("GAF"). GAF is controlled by Samuel J. Heyman, Chairman and Chief Executive Officer of GAF, G-I Holdings, GAF Broadcasting and ISP, and Chairman of BMCA. See "Security Ownership Of Certain Beneficial Owners and Management." GAF was organized by Mr. Heyman for the purpose of effecting the acquisition in March 1989 of the predecessor company to GAF in a management-led buyout. G-I Holdings' principal executive offices are located at 818 Washington Street, Wilmington, Delaware 19801 (telephone (302) 429-8641).

     ISP. ISP, through its direct and indirect subsidiaries, is a leading multinational manufacturer of specialty chemicals, mineral products, filter products and advanced materials. ISP produces and markets more than 325 specialty chemicals. These products are sold in domestic and international markets, primarily for use in branded consumer products manufactured by companies engaged in relatively non-cyclical industries such as cosmetics and personal care, pharmaceuticals and health-related products and beverages. ISP believes that it is one of the two largest manufacturers of many of the specialty chemicals, mineral products and advanced materials it produces.

     ISP emphasizes sales of higher margin specialty chemicals to niche markets. These products, while often representing a relatively small portion of its customers' production costs, generally constitute key ingredients in the end products in which they are used. ISP believes it has been able to sustain its market share positions for many of its specialty chemicals by establishing and maintaining long-term relationships with its customers, working closely with its customers to develop chemicals tailored to their specific needs and emphasizing sales for use in branded products that typically are not reformulated during their life cycles. In addition, because of the specialized nature of ISP's specialty chemicals and the fact that certain of such chemicals are sold primarily to relatively non-cyclical industries, ISP believes that demand for such chemicals is less affected by changes in economic conditions than is the case with commodity chemical products. See "Business--ISP."

     During the years ended December 31, 1995 and December 31, 1994, ISP had net sales (excluding sales to BMCA) of $643.2 million and $557.5 million, respectively, and operating income of $127.1 million and $99.2 million, respectively. ISP's results for 1995 reflected record sales, operating income and net income.

     ISP's strategy for future growth involves (i) the introduction of new products and the development of new applications for existing products, (ii) geographic expansion and penetration of new markets and (iii) selected acquisitions of businesses which complement ISP's existing businesses. See "Business--ISP--Strategy."

     BUILDING MATERIALS. The Company, through BMCA and USI, is a leading national manufacturer of a broad line of asphalt roofing products and accessories for residential and commercial roofing markets. The Company's roofing products are produced at twenty-three strategically located manufacturing facilities. The Company believes that it holds the number one or two market positions in each of the product lines in which it competes, including leadership in sales of premium laminated residential shingles and modified bitumen commercial roofing. BMCA's Timberline(R) product is the leading brand in residential roofing, and BMCA's Ruberoid(R) product is the leading brand in modified bitumen commercial roofing.

     Residential roofing represented approximately 73% of BMCA's net sales in 1995. BMCA believes that it is the largest manufacturer of laminated shingles and the second largest manufacturer of strip shingles in the United States. Since 1989, BMCA's sales of laminated shingles and longer-life, high performance premium strip and specialty shingles, which sell at higher prices and profit margins than standard strip shingles, have increased at an average annual compound rate of approximately 11%, enabling BMCA to significantly increase its premium product mix of residential sales.

     Commercial roofing represented approximately 27% of BMCA's net sales in 1995, and substantially all of USI's net sales in 1995. Both BMCA and USI manufacture a broad line of modified bitumen products, asphalt built-up roofing and roofing accessories. The Company believes that it is the largest manufacturer of modified bitumen products, and the second largest manufacturer of asphalt built-up roofing products, in the United States.

     During the years ended December 31, 1995 and December 31, 1994, BMCA had net sales (excluding sales to USI) of $665.4 million and $593.1 million, respectively, and operating income of $46.0 million and $44.7 million, respectively. Since 1989, BMCA's net sales and operating income have increased at average annual compound rates of approximately 9% and 13%, respectively, and its gross profit and operating income margins have increased from 25.2% to 26.7% and from 5.5% to 6.9%, respectively.

     BMCA believes that its growth is primarily attributable to (i) improvement in its product mix, driven by a marketing strategy which emphasizes BMCA's higher-margin products, (ii) its vertically integrated operations,(iii) substantial capital spending programs for new property, plant and equipment that have enabled BMCA to expand capacity and reduce manufacturing costs and (iv) the strength of its national distribution system. See "Business--Building Products."

     In October 1995, the Company acquired USI, a leading national manufacturer of commercial roofing materials, for a purchase price of $27.5 million and assumed $35.0 million of USI's indebtedness. USI had net sales of $21.8 million and an operating loss of $0.1 million during the period in 1995 after its acquisition by the Company.

     GAF BROADCASTING. GAF Broadcasting owns and operates WAXQ, 104.3-FM, a commercial radio station broadcasting current rock music in the New York City metropolitan area. Q-104.3 is on the air 24 hours a day, 7 days a week. See "Business--GAF Broadcasting." During the years ended December 31, 1995 and December 31, 1994, GAF Broadcasting had net sales of $8.1 million and $5.6 million, respectively, and operating income (loss) of $1.9 million and $(0.4) million, respectively. On March 14, 1996, the Company agreed to sell WAXQ to Entertainment Communications Inc. ("Entercom") (which has in turn agreed to transfer the station to Viacom, Inc. ("Viacom")) for a purchase price of $90 million. See "Business--GAF Broadcasting."

     GCC. The business of GCC consists solely of owning shares of common stock, par value $.01 per share ("ISP Common Stock"), of ISP and an investment in Rhone-Poulenc Surfactants & Specialties L.P., a Delaware partnership which operates, among other businesses, GCC's former surfactants chemicals business (the "Surfactants Partnership"). See Note 4 to Consolidated Financial Statements for further information regarding the Surfactants Partnership. GCC owns 80,500,000 shares of ISP Common Stock, representing approximately 82% of the shares of ISP Common Stock outstanding.

                                      ****

     Statements contained herein as to the Company's competitive position are based on industry information which the Company believes to be reliable.

                               THE EXCHANGE OFFER

     The Exchange Offer is being made with respect to all of G-I Holdings' outstanding 10% Senior Notes due 2006 (the "Old Notes"). The form and terms of the New Notes (as defined below) are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture pursuant to which the Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." See "Description of the New Notes."


The Exchange Offer .......................    $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $200,003,000 aggregate principal amount of the Old Notes are outstanding.
                                                The terms of the New Notes and the Old Notes are substantially identical.

                                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, G-I Holdings believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof
                                                (other than any such holder that is an "affiliate" of G-I Holdings within the meaning of Rule 405 promulgated under the Securities Act), without compliance with the registration and prospectus delivery provisions of the
                                                Securities Act, provided that (i) such New Notes are acquired in the ordinary course of business of such holder, (ii) such holder is not engaging in or does not intend to engage in a distribution of such New
                                                Notes, and (iii) such holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. See "The Exchange Offer--Purpose and
                                                Effect" and "Plan of Distribution."

Registration Agreement ...................    The  Old Notes were issued by G-I Holdings on February 14, 1996 in a private placement (the "Private Placement") in exchange for
                                                $251,630,000 aggregate principal amount at maturity of G-I Holdings'
                                                Senior Discount Notes and Series B Senior Discount Notes due 1998 (the
                                                "Senior Discount Notes"). In connection therewith, G-I Holdings agreed to use its best efforts to cause a registration statement to become effective with respect to an exchange offer of a new security for the
                                                Old Notes (the "Registration Agreement"). See "The Exchange
                                                Offer--Purpose and Effect."


Expiration Date ..........................    The Exchange Offer will expire at 5:00 P.M., New York City time, on July
                                                3, 1996, or at such later date or time to which it is extended (as so extended, the "Expiration Date"). G-I Holdings does not intend to extend the Exchange Offer, although it reserves the right to do so.



Withdrawal ...............................    The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. Any Old
                                                Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the
 New  Notes and Old Notes ................    The Notes will pay interest on the principal thereof at the rate of 10% per annum, payable on February 15 and August 15 each year, commencing on August 15,
                                                1996 (each an "Interest Payment Date"), accruing from the date of issuance or from the most recent Interest Payment Date to which interest has been paid.

Conditions to the Exchange Offer .........    The Exchange Offer is subject to certain customary conditions, each of which may be waived by G-I Holdings. See "The Exchange Offer--Conditions."

Procedures for Tendering Old Notes .......    Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old
                                                Notes and any other required documentation, to The Bank of New York (the
                                                "Exchange Agent") at the address set forth herein. Tendered Old Notes must be received by the Exchange Agent by 5:00 P.M., New York City time, on the
                                                Expiration Date. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) the holder is not engaging in and does not intend to engage in a distribution of such New Notes, (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) the holder is not an "affiliate", as defined under
                                                Rule 405 promulgated under the Securities Act, of the Company. Pursuant to the
                                                Registration Agreement, the Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes of any holder that would not receive freely tradeable
                                                New Notes in the Exchange Offer or is ineligible to participate in the Exchange
                                                Offer and indicates that it wishes to have its Old Notes registered under the
                                                Securities Act. See "The Exchange Offer--Procedures for Tendering."

 Book-Entry Transfer .....................    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility (as defined herein)
                                                for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the
                                                Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the
                                                Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the
                                                Book-Entry Transfer Facility, the Letter of Transmittal (or fac-

                                                simile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange
                                                Agent at its address set forth herein on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Special Procedures for
 Beneficial Owner ........................    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee (each, a "Registered
                                                Holder") and who wishes to tender such Old Notes should contact the Registered
                                                Holder promptly and instruct such Registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of
                                                Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the Registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange
                                                Offer--Procedures for Surrendering Old Notes for Exchange."

Guaranteed Delivery Procedures ...........    If a Registered Holder of the Old Notes desires to tender such Old Notes and the
                                                Old Notes are not immediately available, or time will not permit such holder's
                                                Old Notes or other required documents to reach the Exchange Agent before the
                                                Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of Old Notes
 and Delivery of New Notes ...............    The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 P.M., New York City time, on the
                                                Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms
                                                of the Exchange Offer."

Exchange Agent ...........................    The Bank of New York is serving as the Exchange Agent in connection with the
                                                Exchange Offer.

Consequences of
 Failure to Exchange .....................    The liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if such holder does not participate in the
                                                Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange."

Federal Income Tax Consequences ..........    The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."


                             TERMS OF THE NEW NOTES

Issuer ...................................    G-I Holdings Inc., a direct wholly-owned subsidiary of GAF Corporation.

Issue ....................................    Up to $200,003,000 aggregate principal amount at maturity of Series B 10% Senior
                                                Notes due 2006 (the "New Notes").

Maturity .................................    February 15, 2006.

Interest and Interest Payment Dates ......    The New Notes will accrue interest at the rate of 10% per annum accruing from the date of issuance or the most recent Interest Payment Date to which interest has been paid.

Optional Redemption ......................    The New Notes are redeemable, in whole or in part, at the option of G-I Holdings at any time on or after February 15, 2001 at the redemption prices (expressed as percentages of principal amount) set forth herein, plus accrued and unpaid interest to the redemption date. In addition, prior to February 15, 1999, an amount of New Notes representing an aggregate of up to 50% and 25% of the then outstanding New Notes will be redeemable at the option of G-I Holdings from the net cash proceeds of an issuance of common stock of G-I Holdings or an issuance or sale of common stock of BMCA, respectively, at 110% of the principal amount thereof plus accrued interest thereon to the date of redemption, provided that, after giving effect to any such redemption, not less than a majority of the principal amount of Notes originally issued would be outstanding.

Change of Control Put and Call ...........    Upon the occurrence of a Change of Control (as defined), each holder of the New
                                                Notes will have the right to require the Company to repurchase such holder's New
                                                Notes at a purchase price of 101% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, to the repurchase date, and the Company will have the option to redeem the New Notes in whole at a redemption price equal to the then outstanding principal amount, plus the Applicable Premium (as defined), plus accrued and unpaid interest, if any, to the redemption date.

Ranking and Holding
 Company Structure .......................    The New Notes will be senior unsecured obligations of G-I Holdings and will rank pari passu with all other unsecured and unsubordinated obligations of G-I
                                                Holdings. Immediately following the issuance of the New Notes, other than $434.9 million of aggregate principal amount at maturity of Senior Discount Notes, G-I
                                                Holdings will not have any indebtedness for money borrowed that ranks pari passu with, or senior to, the Notes or any subordinated obligations. Upon consummation of the Exchange Offer, the only outstanding indebtedness for money borrowed of
                                                G-I Holdings will be the Notes and the Senior Discount Notes.


                                              G-I Holdings is a holding company, and therefore the New Notes will be effectively subordinated to all existing and future liabilities, including indebtedness, of subsidiaries of G-I Holdings. As of March 31, 1996, such subsidiaries had outstanding indebtedness for money borrowed of $1,615.5 million
                                                (including $450 million of non-recourse debt) and other outstanding liabilities reflected on G-I Holdings' consolidated balance sheet, including trade payables and accrued expenses, of $835.7 million. The Indenture governing the Notes (the
                                                "Indenture") limits, among other things, the incurrence of additional Debt (as

                                       7


                                                defined) and the issuance of Preferred Stock (as defined) by G-I Holdings and its subsidiaries. See "Risk Factors--Holding Company Structure and Related
                                                Considerations" and "Description of the New Notes--Certain Covenants."

Certain Covenants ........................    The Indenture limits the Company and its subsidiaries from incurring additional
                                                Debt, issuing Preferred Stock and incurring Liens (as defined). The Indenture also contains covenants that, among other things, limit the ability of the
                                                Company and its subsidiaries to pay certain dividends or make certain other
                                                Restricted Payments (as defined) and Restricted Investments (as defined), engage in transactions with Affiliates (as defined) and agree to certain additional limitations on dividends and other payment restrictions affecting subsidiaries.
                                                The Indenture also limits the ability of the Company to consolidate or merge with, or transfer all or substantially all of its assets to, another person.
                                                However, all such covenants are subject to anumber of important qualifications and exceptions. See "Description of the New Notes--Certain Covenants."

Registration Rights ......................    G-I Holdings has agreed to use its best efforts to cause to become effective by
                                                June 13, 1996 a registration statement with respect to the Exchange Offer. In the event that the Exchange Offer is not completed by August 12, 1996, G-I
                                                Holdings will use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the Old Notes and to keep such shelf registration statement effective until three years after the date of original issuance of the Old Notes.

                                              If by August 12, 1996 neither (i) the Exchange Offer is completed nor (ii) a shelf registration statement with respect to the resale of the Old Notes is declared effective, additional interest will accrue on the Old Notes from and including August 12, 1996 until but excluding the earlier of (i) the completion of the Exchange Offer and (ii) the effective date of such shelf registration statement. Such additional interest will be payable in cash semiannually in arrears on August 15 and February 15 at a rate per annum equal to 0.50% of the aggregate principal amount outstanding of the Old Notes. See "The Exchange
                                                Offer--Purpose and Effect."

Use of Proceeds ..........................    There will be no cash proceeds to G-I Holdings from the exchange pursuant to the
                                                Exchange Offer. There were also no cash proceeds to G-I Holdings from the issuance of the Old Notes in exchange for $251,630,000 aggregate principal amount at maturity of the Senior Discount Notes in the Private Placement.

Risk Factors .............................    Prospective holders of the New Notes should carefully consider the specific factors set forth under "Risk Factors," as well as the other information and data included in this Prospectus.


                             SUMMARY FINANCIAL DATA

     Set forth below are summary consolidated financial data of the Company. The results of any interim period are not necessarily indicative of the results to be expected for the full year.


     The Pro Forma Operating Data give effect to the Private Placement and the Exchange Offer as if such Private Placement and Exchange Offer had been completed on January 1, 1995, in the case of the pro forma operating data for the year 1995 and the three months ended April 2, 1995, and on January 1, 1996, in the case of the three months ended March 31, 1996. The Exchange Offer will have no effect on the Balance Sheet Data. The pro forma financial information does not purport to represent what the results of operations of the Company actually would have been had the Private Placement and the Exchange Offer in fact been completed at the dates indicated or to project the results of operations of the Company for any future period. On March 14, 1996, the Company agreed to sell its commercial radio station, WAXQ. Accordingly, GAF Broadcasting has been reported as a discontinued operation at March 31, 1996, and the summary consolidated financial data set forth below have been restated to reflect continuing operations. See Note 16 to Consolidated Financial Statements.


                                                                                           Quarter Ended
                                                      Year Ended December 31,        ---------------------------
                                                 ----------------------------------  April 2, 1995 March 31,1996
                                                   1993         1994         1995     (Unaudited)   (Unaudited)
                                                 --------     --------    ---------  ------------- --------------
                                                         (In millions, except ratio data)
Operating Data:
 Net sales ....................................  $1,063.9     $1,150.7     $1,330.4      $306.4         $340.7
 Operating income .............................     106.5        143.4        170.3        36.5           41.3
 Interest expense. ............................     113.1        122.6        145.6        35.1           37.8
 Income from continuing operations before
  income taxes and extraordinary items ........      36.5         65.4         64.6         9.4           17.6
 Income from continuing operations before
  extraordinary items(1) ......................      15.9         29.4         31.6         2.8            7.4
 Net income (loss)(1). ........................      14.4         28.0         32.8         2.8           (1.1)
 Ratio of earnings to fixed charges(2) ........      1.31         1.51         1.45        1.26            1.49

                                                                  December 31,       March 31, 1996
                                                                      1995             (Unaudited)
                                                                  ------------       --------------
                                                                            (Millions)
Balance Sheet Data:
 Cash and short-term investments ...............................      $  271.1            $  223.1
 Total working capital .........................................         290.0               336.4
 Total assets ..................................................       2,560.9             2,567.8
 Long-term debt:(3)
  Recourse .....................................................       1,100.3             1,139.6
  Non-recourse .................................................         450.0               450.0
                                                                      --------            --------
   Total long-term debt ........................................       1,550.3             1,589.6
                                                                      --------            --------
 Shareholder's equity (deficit) ................................          (1.7)                (.9)



                                                                                           Quarter Ended
                                                      Year Ended December 31,        ---------------------------
                                                 ----------------------------------  April 2, 1995 March 31,1996
                                                   1993         1994         1995     (Unaudited)   (Unaudited)
                                                 --------     --------    ---------  ------------- --------------
                                                         (In millions, except ratio data)
Pro Forma Operating Data:(5)
 Interest expense ...............................                            $143.3        $34.6        $37.4
 Income from continuing operations before
  extraordinary item(6) .........................                              33.0          3.1          7.7
 Ratio of earnings to fixed charges(2)(6) .......                              1.47         1.27         1.50
 Ratio of Adjusted EBITDA to adjusted interest
  expense(4) ....................................                              2.14         1.65         2.15
Other Data:
 Depreciation ...................................  $ 43.2       $ 49.5       $ 56.2        $13.4        $14.9
 Goodwill amortization ..........................    14.1         14.1         14.0          3.5          3.6
 Capital expenditures and acquisitions ..........    81.8         85.4         93.0         12.0         14.8
 Adjusted EBITDA(4) .............................   167.0        225.2        245.8         52.8         61.9
 Ratio of Adjusted EBITDA to adjusted interest
  expense(4) ....................................    2.31         2.36         2.18         1.95         2.12


(Footnotes from previous page)
- ------------

(1) Net income for the year 1994 includes an extraordinary charge of $1.2 million, net of income tax benefit, related to the refinancing of ISP's bank credit agreements. Net income for the three months ended March 31, 1996 includes an extraordinary charge of $8.2 million, net of income tax benefit, related to the consummation of the Private Placement.

(2) For purposes of these computations, earnings consist of income from continuing operations before income taxes, minority interest and extraordinary items plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs) plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).


(3)  See "Capitalization" and Notes 4 and 10 to Consolidated Financial
     Statements.


(4) The Adjusted EBITDA data relates to debt covenants under the Indenture. The calculation of the ratio of Adjusted EBITDA to Adjusted Interest Expense has been performed in accordance with the definitions in the Indenture. See "Description of the New Notes." Accordingly, Adjusted EBITDA is calculated as income before income taxes, less extraordinary items, increased by interest expense, depreciation and goodwill amortization, and excluding income of USI, which has been designated a Non-Recourse Subsidiary (as defined in the Indenture), Surfactants Partnership income and equity in earnings of the joint venture except to the extent distributed in cash. Adjusted Interest Expense is defined as total interest expense excluding USI's interest expense and interest expense on non-recourse debt related to the Surfactants Partnership.


     The Indenture contains covenants which, subject to certain exceptions, restrict G-I Holdings and its subsidiaries from issuing Debt or Preferred Stock or making Restricted Payments or Restricted Investments unless the ratio of Adjusted EBITDA to Interest Expense is at least 2.00 to 1.00 for G-I Holdings' most recently completed four consecutive fiscal quarters ending at least 45 days prior thereto. See "Description of the New Notes."

     Currently, certain restrictions exist as to the amounts available for making loans, paying dividends and otherwise making distributions to G-I Holdings. See "Risk Factors-Holding Company Structure and Related Considerations."

     The details of the calculations of Adjusted EBITDA and Adjusted Interest Expense are as follows:


                                                                                                          Pro Forma
                                                                                                 --------------------------------
                                                                              Quarter Ended               Quarter      Quarter
                                                                        -----------------------   Year     Ended        Ended
                                               Year Ended December 31,    April 2,     March 31,  Ended    April 2,    March 31,
                                            ----------------------------    1995        1996     Dec. 31,   1995         1996
                                              1993      1994      1995   (Unaudited) (Unaudited)   1995   (Unaudited) (Unaudited)
                                            --------  --------  -------- ----------- ----------- -------- ----------- ----------
                                                                                   (Thousands)
Income from continuing operations before
 income taxes and extraordinary items ..    $ 36,517  $ 65,398  $ 64,598   $ 9,357     $17,598   $ 66,899   $ 9,803     $17,970
Add:
 Income (loss) from discontinued
  operation before income taxes ........      (2,343)     (345)    1,862       (47)       (484)     1,862       (47)       (484)
Less:
 Extraordinary items ...................         --     (1,237)      --        --       (8,186)    (8,816)   (8,816)     (8,186)
Add:
 Total interest expense ................     113,136   122,644   145,551    35,085      37,799    143,250    34,639      37,427
 Depreciation ..........................      43,202    49,549    56,212    13,357      14,883     56,212    13,357      14,883
 Goodwill amortization .................      14,098    14,066    13,995     3,477       3,598     13,995     3,477       3,598
Less:
 USI (income) loss before income taxes .         --        --        725       --        1,056        725       --        1,056
 Surfactants Partnership income, gross .     (42,920)  (51,190)  (32,380)   (8,084)     (8,074)   (32,380)   (8,084)     (8,074)
 Equity in earnings of joint venture ...      (2,051)   (2,034)   (5,413)     (450)     (1,414)    (5,413)     (450)     (1,414)
Add:
 Distributions from Surfactants
  Partnership ..........................       1,951    24,024       295        63          52        295        63          52
 Dividends received from joint venture .       5,377     4,363       310       --        5,063        310       --        5,063
                                            --------  --------  --------   -------     -------   --------   -------     -------
Adjusted EBITDA ........................    $166,967  $225,238  $245,755   $52,758     $61,891   $236,939   $43,942     $61,891
                                            ========  ========  ========   =======     =======   ========   =======     =======
Total interest expense .................    $113,136  $122,644  $145,551   $35,085     $37,799   $143,250   $34,639     $37,427
Less:
 USI interest expense ..................         --        --       (597)      --         (632)      (597)      --         (632)
 Interest expense on non-recourse debt .     (40,969)  (27,166)  (32,085)   (8,021)     (8,022)   (32,085)   (8,021)     (8,022)
                                            --------  --------  --------   -------     -------   --------   -------     -------
Adjusted interest expense ..............    $ 72,167  $ 95,478  $112,869   $27,064     $29,145   $110,568   $26,618     $28,773
                                            ========  ========  ========   =======     =======   ========   =======     =======

- -----------
     As an indicator of the Company's operating performance, the foregoing supplemental financial information should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(5) For an explanation of adjustments to arrive at "Pro Forma Operating Data", see notes to "Selected Financial Data."

(6) On a pro forma basis, income from continuing operations before extraordinary item and the ratio of earnings to fixed charges for the year 1995 do not give effect to an extraordinary loss of $8.8 million (net of related income tax benefits) that would have been recorded assuming the Private Placement had been completed on January 1, 1995. See Note 10 to Consolidated Financial Statements for further information.

                                  RISK FACTORS

         In addition to the other matters described in this Prospectus, the following risk factors should be carefully considered by each holder of Old Notes before accepting the Exchange Offer, although the risk factors set forth below are generally applicable to the Old Notes as well as the New Notes.

  CHANGE OF CONTROL; ACCELERATION OF DEBT

     ISP and its principal domestic subsidiaries are parties to Credit Agreements, dated October 5, 1994 (collectively, the "ISP Credit Agreements"), with The Chase Manhattan Bank (National Association), as Agent, and the banks named therein, that provide for a $400 million unsecured revolving credit facility, $75 million of which may be made available for commercial and standby letters of credit. It is an event of default under the ISP Credit Agreements if at any time, among other things, (i) any person or group of related persons (other than Samuel J. Heyman and his affiliates) shall, on any date, control at least as much of the voting stock of ISP as is owned, directly or indirectly, by Mr. Heyman and his affiliates on such date, (ii) Mr. Heyman and his affiliates, directly or indirectly, shall own less than 25% of the voting stock of ISP outstanding on any date and any other person or group of related persons shall control an amount of voting stock greater than one half of the amount of voting stock of ISP owned by Mr. Heyman and his affiliates on such date, (iii) Mr. Heyman and his affiliates shall, on any date, cease to own, directly or indirectly, at least 10% of the voting stock of ISP outstanding on such date, or
(iv) ISP and its subsidiaries cease to be members of the same federal consolidated tax group of which ISP and its subsidiaries currently are members and ISP or any of its subsidiaries shall have paid any taxes that arise as a result of and are directly attributable to such cessation. If a change of control as defined in the ISP Credit Agreements occurs, the revolving credit facilities could be terminated and the loans thereunder accelerated, an event which could also cause the $200 million principal amount of 9% Senior Notes due 1999 of ISP to be accelerated. See "Capitalization." Such an event would have a material adverse impact on ISP and could have a material adverse impact on G-I Holdings. Samuel J. Heyman, Chairman and Chief Executive Officer of GAF, G-I Holdings, GAF Broadcasting and ISP, beneficially owns approximately 82% of the issued and outstanding ISP common stock. Based on publicly available information, G-I Holdings believes that no unrelated third party beneficially owns 5% or more of the issued and outstanding ISP common stock.

ASBESTOS CLAIMS FILED AGAINST GAF


     BODILY INJURY CLAIMS. As of March 31, 1996, GAF had been named as a defendant in approximately 48,400 pending lawsuits involving alleged health claims relating to the inhalation of asbestos fiber ("Asbestos Claims"), having resolved approximately 205,000 Asbestos Claims. Plaintiffs in approximately 12,900 of the pending lawsuits were preliminarily enjoined from proceeding with their claims other than in accordance with the Settlement described below. Since December 31, 1995, GAF has settled approximately 3,900 Asbestos Claims and received notice of approximately 3,200 new Asbestos Claims (of which approximately 2,300 are subject to the preliminary injunction).

     The reserves of GAF and G-I Holdings for asbestos bodily injury claims, as of March 31, 1996, were approximately $359.6 million (before estimated present value of recoveries from products liability insurance policies of approximately $185.6 million and related deferred tax benefits of approximately $66.8 million). Certain components of the asbestos-related liability and the related insurance recoveries have been reflected on a discounted basis in G-I Holdings' financial statements. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

     The estimate of liability for Asbestos Claims is based on the Settlement described below becoming effective and on assumptions which relate, among other things, to the number of new cases filed, the cost of resolving (either by settlement or litigation or through the mechanism established by the Settlement) pending and future claims, the realization of related tax benefits, the favorable resolution of pending litigation against certain insurance companies and the amount of GAF's recoveries from various insurance companies. The reserve is also premised upon the assumption that GAF and the Company had available, to pay asbestos-related bodily injury claims, aggregate coverage, as of March 31, 1996, under insurance policies totaling $197.4 million before discounting certain coverage (which amount is reduced as asbestos-related liabilities are satisfied). See "Business--Legal Proceedings--Asbestos Claims Filed Against GAF--Insurance Matters."

     The actual cost of resolving pending and future Asbestos Claims is difficult to estimate. However, based upon the experience of the Center for Claims Resolution (the "CCR"), a non-profit organization of asbestos defendant companies including GAF, in settling approximately 187,000 cases since its creation in 1988, GAF's recent average settlement costs, and the anticipated impact of the Settlement, GAF believes that its average future Asbestos Claim settlements will be approximately $3,000 per case. G-I Holdings therefore believes that its reserves, before discounting, together with anticipated available insurance proceeds, will be sufficient to satisfy all pending Asbestos Claims and all claims anticipated to be resolved during the ten-year period of the Settlement described below. There can be no assurance, however, that the assumptions referred to above are correct.


     On January 15, 1993, the members of the CCR entered into a class-action settlement agreement (the "Settlement") to resolve all future Asbestos Claims (other than claims of those persons who "opted out" of the class) against GAF and other members of the CCR. The class action was filed with the United States District Court in Philadelphia. The Settlement, if effective, would operate to limit GAF's liability for future Asbestos Claims to persons who did not "opt out" of the Settlement by placing a dollar limit on awards to such persons and a limit on the number of claims that will be paid to such persons in any one year and over the first ten years of the Settlement. Certain members of the class filed objections to the Settlement. On August 16, 1994, the District Court approved the Settlement, holding that the terms of the Settlement are fair to the class as a whole. The District Court also reaffirmed its prior decision that it has subject matter jurisdiction over the action, certified the class, found that counsel for the class had acted without conflict of interest, without collusion and appropriately in negotiating the Settlement, and determined that adequate notice of the Settlement had been given to class members. The District Court thereafter entered a preliminary injunction enjoining class members from pursuing Asbestos Claims against GAF and other members of the CCR except in accordance with the Settlement. On May 10, 1996, the United States Court of Appeals for the Third Circuit (the "Third Circuit") issued an opinion, concluding that the class was not certifiable, thus reversing the decision of the District Court. The Company intends to pursue a continuation of the preliminary injunction and a rehearing before the Third Circuit en banc and ultimately, if necessary, an appeal of the Third Circuit's decision to the United States Supreme Court. The Company continues to believe the Settlement will ultimately be upheld on appeal.


     It is anticipated that substantially all of the payments in connection with the liability of GAF and G-I Holdings relating to Asbestos Claims will be made by the end of the year 2004. While GAF is unable to estimate the amount of liability with respect to claims to be resolved after such period, it believes that it will resolve, prior to that time, substantially all the court cases currently pending against GAF, and that it will further resolve substantially all the claims filed under the Settlement on a relatively current basis, so that the number of claims pending against GAF at the end of such period will be substantially diminished from current levels. As a result of these and other factors, GAF and G-I Holdings believe that the resolution of any claims after such period will not, individually or in the aggregate, have a material adverse effect on their respective financial positions, liquidity or results of operations.


     GAF and G-I Holdings believe that their reserves, which reflect the discounting of a portion of the liabilities, adequately reflect their actual asbestos-related liabilities. Although any opinion is necessarily judgmental and must be based on information currently known, it is the opinion of GAF and G-I Holdings, based on the assumptions referred to above and their analysis of their future business, financial prospects and cash flows, that asbestos-related bodily injury claims will not, individually or in the aggregate, have a materially adverse effect on the respective financial positions, liquidity or results of operations of GAF and G-I Holdings, after giving effect to the aforementioned reserves, and will not impair the ability of GAF or G-I Holdings to meet its respective obligations, to reinvest in its respective businesses or to grow. Although management believes that the Settlement will ultimately be upheld on appeal, in the event that the Third Circuit's decision is not reversed and the Settlement is not upheld, or the conditions to the effectiveness of the Settlement are not satisfied (see "Business--Legal Proceedings--Asbestos Claims Filed Against GAF--Insurance Matters"), GAF and G-I Holdings could be required to increase their estimates of asbestos-related liabilities and adjust any related discounts. It is not currently possible to estimate the range or amount of such possible additional liability.


     For additional information relating to asbestos claims filed against GAF, see "Business--Legal Proceedings--Asbestos Claims Filed Against GAF" and Notes 1 and 2 of Notes to Consolidated Financial Statements.

REGULATION; ENVIRONMENTAL CONSIDERATIONS

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters ("Environmental Claims") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites, a number of which are in the early stages or have been dormant for protracted periods.


     The Company estimates that its liability in respect of all Environmental Claims, and certain other environmental compliance expenses, as of March 31, 1996, will be $30 million, before reduction for insurance recoveries reflected on the Company's balance sheet (discussed below) of $12.5 million ("estimated recoveries"). In the opinion of management, the resolution of such matters should not be material, individually or in the aggregate, to the results of opera-tions, liquidity or financial position of the Company. However, adverse decisions or events, particularly as to the liability and the financial responsibility of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of its liability in respect of such matters. It is not currently possible to estimate the amount or range of any additional liability.

     After considering the relevant legal issues and other pertinent factors, the Company believes that it will receive the estimated recoveries and it may receive amounts substantially in excess thereof. The Company believes it is entitled to substantially full defense and indemnity under its insurance policies for most Environmental Claims, although the Company's insurers have not affirmed a legal obligation under the policies to provide indemnity for such claims.

     The estimated recoveries are based in part upon interim agreements with certain insurers. The Company terminated these agreements in 1995 and on March 8, 1995 commenced litigation in the United States District Court for the District of New Jersey seeking amounts substantially in excess of the estimated recoveries. While the Company believes that its claims are meritorious, there can be no assurance that the Company will prevail in its efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

     For additional information relating to environmental litigation involving the Company, see "Business--Legal Proceedings--Environmental Litigation."

     The enactment by federal, state or local governments of new laws or regulations or a change in the interpretation of existing laws or regulations relating to environmental matters could increase the cost of producing the products manufactured by the Company or otherwise adversely affect the demand for its products and may require additional expenditures. See "Business--Environmental Compliance."

ACETYLENE SUPPLY

     The primary raw material used by ISP in the manufacture of its specialty chemicals is acetylene. Acetylene is available from a limited number of suppliers and, because of its instability, can only be transported short distances. Acetylene is obtained by ISP for domestic use from two unaffiliated suppliers, using different production technologies, pursuant to long-term supply contracts. In the event of a substantial interruption in the supply of acetylene from current sources, no assurances can be made that ISP would be able to obtain as much acetylene from other sources as would be necessary to meet its supply requirements. A substantial interruption of ISP's supply of acetylene would have a material adverse effect on the business and operations of the Company as approximately 85-90% of the sales of ISP's specialty chemicals are derived from acetylene which is either purchased in the United States as a raw material or is purchased in the form of butanediol from GAF-Huls Chemie GmbH, a joint venture between Huls AG and ISP ("GAF Huls"). ISP has a long-standing agreement with GAF-Huls to import butanediol into the United States for use as a feedstock for the production of ISP's solvents and polymers. ISP has not experienced an interruption of its acetylene supply that has had a material adverse effect on its sales of specialty chemicals. See "Business--ISP--Specialty Chemicals--Raw Materials."

FOREIGN CURRENCY FLUCTUATIONS

     Approximately 26% of the Company's net sales and 40% of its operating income in 1995 was attributable to its international operations. Fluctuations in the value of foreign currencies may cause the Company's U.S. dollar denominated sales and profits to decrease or increase without relation to the actual sales or profits of its international operations. For a discussion of the Company's international operations, see "Business--ISP--Specialty Chemicals--International Operations," and for a discussion of the Company's policy to manage its foreign currency exposure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition."

HOLDING COMPANY STRUCTURE AND RELATED CONSIDERATIONS

     G-I Holdings is a holding company with no business operations or source of income of its own. In order to pay cash interest on the New Notes and the principal amount at maturity of the New Notes, to redeem the New Notes or to repurchase the New Notes upon the occurrence of a Change of Control (as defined) or otherwise, G-I Holdings will be required to adopt one or more alternatives, such as seeking repayments of loans from its subsidiaries, dividends and loans from its subsidiaries, payments pursuant to Tax Sharing Agreements between GAF and its subsidiaries, capital contributions or loans from GAF, refinancing its indebtedness or selling its assets. None of the affiliates of G-I Holdings will be required to make any capital contributions or other payments to G-I Holdings with respect to its obligations on the New Notes, and the obligations of G-I Holdings with respect to the New Notes will not be guaranteed by any affiliate of G-I Holdings or any other person. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that they would be sufficient to enable G-I Holdings to make any payments in respect of the New Notes when required or that any of such actions would be permitted by the terms of the debt instruments of GAF or its subsidiaries then in effect. Moreover, the events that will constitute a Change of Control under the Indenture also constitute a change of control under the indenture relating to the Senior Discount Notes and may also constitute events of default or repurchase right events under certain debt instruments of ISP, BMCA and their subsidiaries. See "--Change of Control; Acceleration of Debt."


     The ISP Credit Agreements, the indenture governing the 9% Senior Notes due 1999 of ISP and the indenture governing the Senior Deferred Coupon Notes of BMCA contain restrictions on payments, including loans and advances, from ISP, BMCA and their subsidiaries to its parent corporations. Such restrictions limit the availability of dividends from ISP and BMCA which would provide cash to G-I Holdings to service the New Notes, including cash interest thereon. In addition, the ISP Credit Agreements limit ISP from making loans to, or providing letters of credit for the benefit of, affiliates, including G-I Holdings, in excess of $60 million outstanding at any time. As of March 31, 1996, after giving effect to the most restrictive of the aforementioned restrictions, it would have been permissible for ISP to pay dividends in the aggregate amount of $59.5 million, of which $49 million would have been available to G-I Holdings, and to make loans to affiliates of $57.7 million, and for BMCA to pay dividends of up to $37.3 million. In addition, as of March 31, 1996, loans in the aggregate amount of $97.2 million were owed by ISP to G-I Holdings, and a loan of $21.9 million was owed by BMCA to G-I Holdings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition" and Note 10 of Notes to Consolidated Financial Statements.


     Any right of G-I Holdings and its creditors, including holders of the New Notes and the Old Notes, to participate in the assets of any of G-I Holdings' subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors (except to the extent G-I Holdings may itself be a creditor of such subsidiary). Accordingly, the New Notes will be effectively subordinated to all liabilities, including trade payables, of G-I Holdings' subsidiaries.

SUBSTANTIAL LEVERAGE AND NEGATIVE NET WORTH


     Upon consummation of the Exchange Offer, the Company will continue to have a negative net worth and substantial consolidated debt outstanding. At March 31, 1996, the Company had total outstanding consolidated long-term debt of $1,139.6 million (not including $450 million of non-recourse debt) and a common shareholder's deficit of $0.9 million. The Exchange Offer will not affect the amount of the Company's long-term debt or shareholder's deficit. The substantial continued leverage of the Company has important consequences for holders of the New Notes, including the risk that the Company may not generate sufficient cash flow from operations to pay principal and interest on its indebtedness or to invest in its businesses. While the Company believes, based upon its historical and anticipated performance, that it should be able to satisfy its obligations (including interest on and principal of the New Notes) from operations and appropriate refinancings and otherwise, no assurance to that effect can be given. While other measures to raise cash to satisfy obligations include potential sales of assets or equity, the Company's ability to raise funds by selling either assets or equity is dependent on results of operations and market conditions. Given, first, the ownership structure of ISP and the fact that the Company would currently suffer certain adverse tax consequences in the event that it were to own less than 80 percent of the outstanding shares of ISP common stock and, second, the present level of ISP's stock price, the Company has no current intention to sell ISP shares. As earnings continue to be generated at the Company, thereby reducing or eliminating such adverse tax consequences, and ISP's stock price appreciates, the Company may at some future time consider selling additional shares of ISP common stock. In the event that the Company is unable to refinance indebtedness or raise funds through sales of assets or equity or otherwise, its ability to pay principal of and interest on the New Notes would be adversely affected. See Notes 4 and 10 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition."

CONTROLLING STOCKHOLDER

     G-I Holdings is a direct wholly-owned subsidiary of GAF, which is controlled by Samuel J. Heyman, Chairman and Chief Executive Officer of GAF, G-I Holdings, GAF Broadcasting and ISP, and Chairman of BMCA. Accordingly, Mr. Heyman has the ability to elect the entire Board of Directors of each of such companies and determine the outcome of any other matter submitted to their respective stockholders for approval. In particular, subject to the terms of the Indenture, Mr. Heyman has the ability to effect certain corporate transactions, including mergers, consolidations and the sale of all or substantially all of G-I Holdings' or its subsidiaries' assets. See "Security Ownership of Certain Beneficial Owners and Management" and "--Change of Control; Acceleration of Debt."

ABSENCE OF A PUBLIC MARKET

     Prior to the exchange of the New Notes offered hereby, there has been no public market for any of the Notes, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the holders of New Notes to sell their New Notes, or (iii) the price at which the holders of New Notes would be able to sell their New Notes. If such a market were to exist, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and the financial performance of G-I Holdings and its subsidiaries. G-I Holdings does not intend to list the New Notes on any securities exchange or to seek approval for quotations through any automated quotation system and no active market for the New Notes is currently anticipated. There is no assurance as to the liquidity of the trading market for the New Notes. Bear, Stearns & Co., Inc. has advised G-I Holdings that it currently anticipates making a secondary market for the New Notes, but is not obligated to do so and any such market making, if commenced, may be discontinued at any time without notice.

EXCHANGE OFFER PROCEDURES

     Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation (as defined herein) of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by G-I Holdings in its sole discretion, which determination will be final and binding on all parties. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and G-I Holdings will have no further obligation to provide for the registration under the Securities Act of such Old Notes except as described herein. See "The Exchange Offer--Purpose and Effect." In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. G-I Holdings does not intend to extend the Exchange Offer although it reserves the right to do so. See "The Exchange Offer."

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of G-I Holdings as of March 31, 1996. The Exchange Offer will have no effect on the consolidated capitalization. This table should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this Prospectus.




                                                                                             As Of March 31,
                                                                                                  1996
                                                                                             ---------------
                                                                                               (Thousands)

Short-term Debt and current maturities of Long-term Debt:
 Current maturities of long-term debt ......................................................  $    3,432
 Short-term debt ...........................................................................      22,450
                                                                                              ----------
   Total ...................................................................................  $   25,882
                                                                                              ==========

Long-term Debt (excluding current maturities): (1)
 10% Senior Notes due February 15, 2006 ....................................................  $  200,003
 Senior Discount Notes due 1998 ............................................................     331,932
 9% ISP Senior Notes Due March 1, 1999 .....................................................     200,000
 11-3/4% BMCA Senior Deferred Coupon Notes due 2004 ........................................     213,919
 Borrowings under revolving credit facilities ..............................................      76,633
 Industrial revenue bonds ..................................................................      19,625
 Obligations on mortgaged properties .......................................................      44,775
 Obligations under capital leases ..........................................................      52,706
 Non-recourse debt .........................................................................     450,000
                                                                                              ----------
   Total Long-term Debt ....................................................................  $1,589,593
                                                                                              ==========
Shareholder's Equity (Deficit):
 Capital stock and additional paid-in capital ..............................................  $   50,338
 Excess of purchase price over adjusted historical cost of the predecessor
  company shares owned by GAF stockholders .................................................     (72,605)
 Retained earnings .........................................................................       4,146
 Cumulative translation adjustment and other ...............................................      17,200
                                                                                              ----------
   Total Shareholder's Equity (Deficit) ....................................................  $     (921)
                                                                                              ----------
   Total Capitalization ....................................................................  $1,588,672
                                                                                              ==========



- ----------
(1) For a description of long-term debt, including the terms of the non-recourse debt, see Notes 4 and 10 to Consolidated Financial Statements.

                             SELECTED FINANCIAL DATA


     Set forth below are selected consolidated financial data of the Company. A predecessor company to GAF was acquired on March 29, 1989 in a management led buyout (the "GAF Acquisition"). Accordingly, a step up in asset values to fair value was required by the purchase method of accounting. As a result, financial data for periods subsequent to the GAF Acquisition reflect non-cash charges consisting of goodwill amortization and depreciation of increased asset values. Such non-cash charges amounted to $22, $22, $22.6, $22.6, $22.5, $5.6 and $5.7 million for the years 1991, 1992, 1993, 1994 and 1995 and the first three months of 1995 and 1996, respectively. The results of any interim period are not necessarily indicative of the results to be expected for the full year.

     The Pro Forma Operating Data give effect to the Private Placement and the Exchange Offer as if such Private Placement and Exchange Offer had been completed on January 1, 1995, in the case of the pro forma operating data for the year 1995 and the three months ended April 2, 1995, and on January 1, 1996, in the case of the three months ended March 31, 1996. The Exchange Offer will have no effect on the Balance Sheet Data. The pro forma financial information does not purport to represent what the results of operations of the Company actually would have been had the Private Placement and the Exchange Offer in fact been completed at the dates indicated or to project the results of operations of the Company for any future period. On March 14, 1996, the Company agreed to sell its commercial radio station, WAXQ. Accordingly, GAF Broadcasting has been reported as a discontinued operation at March 31, 1996, and the selected consolidated financial data set forth below have been restated to reflect continuing operations. See Note 16 to Consolidated Financial Statements.




                                                                                                                Quarter Ended
                                                                                                           ------------------------
                                                                        Year Ended December 31,              April 2,    March 31,
                                                               -----------------------------------------        1995        1996
                                                                1991    1992      1993     1994    1995    (Unaudited)  (Unaudited)
                                                               ------  ------    ------   ------  ------   -----------  -----------
                                                                                (In Millions, Except Ratio Data)
Operating Data:
 Net sales ...............................................   $ 919.9 $1,037.9  $1,063.9 $1,150.7 $1,330.4     $306.4      $340.7
 Operating income ........................................     148.0    141.5     106.5    143.4    170.3       36.5        41.3
 Interest expense ........................................     138.5    111.9     113.1    122.6    145.6       35.1        37.8
 Income (loss) from continuing operations before
  income taxes and extraordinary items (1) ...............     219.8   (239.1)     36.5     65.4     64.6        9.4        17.6
 Income (loss) from continuing operations before
  extraordinary items and cumulative effect of
  accounting change (1) ..................................     210.0   (147.2)     15.9     29.4     31.6        2.8         7.4
 Net income (loss) (1) ...................................     210.7   (167.9)     14.4     28.0     32.8        2.8        (1.1)
 Ratio of earnings to fixed charges (2) ..................      2.58      -- (3)   1.31     1.51     1.45       1.26        1.49




                                                                                       December 31,                     March 31,
                                                                    -----------------------------------------------       1996
                                                                      1991       1992      1993      1994      1995    (Unaudited)
                                                                    -------     ------    ------    ------    ------   -----------
                                                                                             (Millions)
Balance Sheet Data:
 Cash and short-term investments ................................   $   53.0   $  107.9  $  107.4 $   186.6 $   271.1   $  223.1
 Total working capital ..........................................      178.6      257.1     143.9     228.0     290.0      336.4
 Total assets ...................................................    1,955.2    2,071.1   2,050.0   2,412.1   2,560.9    2,567.8
 Long-term debt: (4)
  Recourse ......................................................      733.9      849.5     816.0     972.2   1,100.3    1,139.6
  Non-recourse ..................................................      450.0      450.0     450.0     450.0     450.0      450.0
                                                                    --------   --------  -------- --------- ---------   --------
   Total long-term debt .........................................    1,183.9    1,299.5   1,266.0   1,422.2   1,550.3    1,589.6
                                                                    --------   --------  -------- --------- ---------   --------
 Shareholder's equity (deficit) .................................      156.2      (42.6)    (42.6)    (15.8)     (1.7)       (.9)




                                                                                                                 Quarter Ended
                                                                                                            -----------------------
                                                                       Year Ended December 31,               April 2,    March 31,
                                                              -----------------------------------------        1995        1996
                                                               1991    1992      1993     1994     1995     Unaudited)  (Unaudited)
                                                              ------  ------    ------   ------   ------    ----------  -----------
                                                                             (In Millions, Except Ratio Data)
Pro Forma Operating Data: (6)
 Interest expense ..........................................                                       $143.3      $34.6       $37.4
 Income from continuing operations before
  income taxes and extraordinary items (8) .................                                         66.9        9.8        18.0
 Income from continuing operations before
  extraordinary items (7) ..................................                                         33.0        3.1         7.7
 Ratio of earnings to fixed charges (2)(7)                                                           1.47       1.27        1.50
 Ratio of Adjusted EBITDA to adjusted interest
  expense (5) ..............................................                                         2.14       1.65        2.15
Other Data:
 Depreciation ..............................................  $ 35.1   $ 38.4    $ 43.2   $ 49.5   $ 56.2      $13.4       $14.9
 Goodwill amortization .....................................    13.4     13.4      14.1     14.1     14.0        3.5         3.6
 Capital expenditures and acquisitions .....................    45.7     86.1      81.8     85.4     93.0       12.0        14.8
 Adjusted EBITDA (5) .......................................   206.8    206.7     167.0    225.2    245.8       52.8        61.9
 Ratio of Adjusted EBITDA to adjusted interest
  expense (5) ..............................................    2.14     2.95      2.31     2.36     2.18       1.95        2.12


(Footnotes from previous page)


(1) Income (loss) from continuing operations before income taxes for the year ended December 31, 1992 includes a provision for asbestos litigation claims of $322.5 million. Income (loss) from continuing operations before cumulative effect of accounting change and extraordinary items in 1991 includes a gain on the initial public offering of ISP common stock of $162.6 million and in 1992 includes a provision for asbestos litigation claims of $200 million, net of related tax benefits. Net income for the year 1994 includes an extraordinary charge of $1.2 million, net of income tax benefit, related to the refinancing of ISP's bank credit agreements. Net income for the three months ended March 31, 1996 includes an extraordinary charge of $8.2 million, net of income tax benefit, related to the consummation of the Private Placement.


     Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect as of January 1, 1992 of adopting SFAS No. 106 was a one time non-cash charge against earnings of $20.8 million, after a related income tax benefit of $11.5 million.


(2) For purposes of these computations, earnings consist of income (loss) from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting change, plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs) plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

(3) Earnings were inadequate to cover fixed charges by $233.1 million for the year 1992.


(4)  See "Capitalization" and Notes 4 and 10 to Consolidated Financial
     Statements.


(5) The Adjusted EBITDA data relates to debt covenants under the Indenture. The calculation of the ratio of Adjusted EBITDA to Adjusted Interest Expense has been performed in accordance with the definitions in the Indenture, except that the provision for asbestos litigation claims has been added back to Adjusted EBITDA. See "Description of the New Notes." Accordingly, Adjusted EBITDA is calculated as income (loss) before income taxes and cumulative effect of accounting change and the gain on the initial public offering of ISP Common Stock, less extraordinary item , increased by interest expense, depreciation, goodwill amortization and the provision for asbestos litigation claims and excluding income of USI, which has been designated a Non-Recourse Subsidiary (as defined in the Indenture), Surfactants Partnership income and equity in earnings of the joint venture except to the extent distributed in cash. Adjusted Interest Expense is defined as total interest expense excluding USI's interest expense and interest expense on non-recourse debt related to the Surfactants Partnership.

     The Indenture contains covenants which, subject to certain exceptions, restrict G-I Holdings and its subsidiaries from issuing Debt or Preferred Stock or making Restricted Payments or Restricted Investments unless the ratio of Adjusted EBITDA to Interest Expense is at least 2.00 to 1.00 for G-I Holdings' most recently completed four consecutive fiscal quarters ending at least 45 days prior thereto. See "Description of the New Notes." Currently, certain restrictions exist as to the amounts available for making loans, paying dividends and otherwise making distributions to G-I Holdings. See "Risk Factors--Holding Company Structure and Related Considerations."

     See "Summary Financial Data" for the details of the calculations of Adjusted EBITDA and Adjusted Interest Expense. As an indicator of the Company's operating performance, such supplemental financial information should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(6) The Pro Forma Operating Data give effect to the Private Placement and the Exchange Offer as if they had been completed on January 1, 1995, in the case of the year 1995 and the three months ended April 2, 1995, and on January 1, 1996, in the case of the three months ended March 31, 1996.

     The net effect of the foregoing was to increase the Company's pro forma income before income taxes by $2.3, $0.4 and $0.4 million for the year 1995 and the first three months of 1995 and 1996, respectively. As a result, the Company's pro forma provision for income taxes increased by $0.9, $0.2 and $0.1 million for the year 1995 and the first three months of 1995 and 1996, respectively, based on an effective marginal income tax rate of 38% for all periods.

(7) On a pro forma basis, income from continuing operations before extraordinary item and the ratio of earnings to fixed charges for the year 1995 do not give effect to an extraordinary loss of $8.8 million (net of related income tax benefits) that would have been recorded assuming the Private Placement had been completed on January 1, 1995. See Note 10 to Consolidated Financial Statements for further information.

(8) Income before income taxes represents income before income taxes, extraordinary items, minority interest and cumulative effect of accounting change.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements which appear elsewhere in this Prospectus. On March 14, 1996, the Company agreed to sell its commercial radio station, WAXQ. Accordingly, GAF Broadcasting has been reported as a discontinued operation at March 31, 1996, and the Consolidated Financial Statements of the Company have been restated to reflect continuing operations. See Note 16 to Consolidated Financial Statements. As used herein, the term "Company" refers to G-I Holdings Inc. (the "Registrant" or "G-I Holdings") and its consolidated subsidiaries.

     Set forth below are net sales and operating income for each of G-I Holdings' business segments for the years 1993, 1994 and 1995 and the first quarters of 1995 and 1996.





                                                                                              Quarter Ended
                                                    Year Ended December 31,            ----------------------------
                                           --------------------------------------      April 2, 1995  March 31, 1996
                                              1993          1994             1995       (Unaudited)    (Unaudited)
                                           --------       --------        --------     -------------  -------------
                                                                          (Millions)
Net Sales:
 ISP(1) .................................  $  504.7       $  557.5        $  643.2         $167.8        $174.0
 Building Materials .....................     559.2          593.2           687.2          138.6         166.7
                                           --------       --------        --------         ------        ------
 Total ..................................  $1,063.9       $1,150.7        $1,330.4         $306.4        $340.7
                                           ========       ========        ========         ======        ======

Operating Income:
 ISP ....................................  $   65.1        $  99.2        $  127.1         $ 31.2        $ 34.2
 Building Materials .....................      41.5           44.7            45.9            7.0           7.7
 Other ..................................      --              (.5)           (2.7)          (1.7)          (.6)
                                           --------       --------        --------         ------        ------
 Total ..................................  $  106.5       $  143.4        $  170.3         $ 36.5        $ 41.3
                                           ========       ========        ========         ======        ======
- ----------



(1) Amounts reported exclude sales by ISP to BMCA and USI. See Note 13 to Consolidated Financial Statements.

RESULTS OF OPERATIONS


FIRST QUARTER 1996 COMPARED WITH FIRST QUARTER 1995

     The Company recorded a first quarter 1996 net loss of $1.1 million compared with net income of $2.8 million in the first quarter of 1995. The net loss for this year's quarter reflected an extraordinary charge of $8.2 million (net of a related income tax benefit of $5 million) related to the exchange of a portion of G-I Holdings' senior debt (see Note 10 to Consolidated Financial Statements). The net results for the first quarter of 1996 also reflected higher operating income and other income, partially offset by increased interest expense.

     The Company's first quarter 1996 operating income was $41.3 million, an increase of 13% over last year's $36.5 million, resulting primarily from higher operating income for ISP. Net sales for the first quarter of 1996 increased by 11% to $340.7 million from last year's $306.4 million.

     ISP's net sales (excluding sales to BMCA and USI) were $174 million for the first quarter of 1996 compared with $167.8 million for the same period last year. The 4% sales growth was attributable to increased sales of specialty chemicals (up $9 million or 6%), primarily reflecting increased sales volumes and higher selling prices. This increase resulted from increased sales in the U.S., Europe and the Western Hemisphere. Sales for the mineral products business (excluding sales to BMCA and USI) decreased by $2.8 million (28%) due to lower sales volumes resulting from a lost customer and adverse weather conditions.

     ISP's operating income for the first quarter of 1996 increased by 10% to $34.2 million from last year's $31.2 million. The increase in operating income was attributable to higher specialty chemicals operating income (up $5.6 million or 22%), partially offset by lower mineral products results (down $1.5 million or 37%). The higher specialty chemicals operating income resulted from the higher sales levels and improved gross margins (up 3.2 percentage points) due primarily to improved price/cost margins and continued benefits from the Company's reengineering program.

     The Company's Building Materials business is conducted through two wholly-owned subsidiaries, BMCA and USI. Building Materials' net sales for the first quarter of 1996 were $166.7 million, a 20% increase over last year's sales of $138.6 million, primarily reflecting sales of USI, which was acquired in October 1995, and also reflecting 5% higher BMCA sales due to higher average selling prices and increased unit volumes of commercial roofing products.

     Operating income for Building Materials for the first quarter of 1996 was $7.7 million compared with $7 million recorded in last year's quarter. The higher operating income resulted from the higher sales volumes and from improved BMCA gross margins (up .7 percentage point) resulting primarily from higher average selling prices, partially offset by an operating loss of $.4 million at USI.

     Interest expense increased to $37.8 million for the first quarter of 1996 compared with $35.1 million for the same period last year. The increase was due primarily to higher debt levels.

     Other income, net, for the first quarter of 1996 was $12.7 million compared with $7.5 million for the first quarter of 1995, with the increase primarily attributable to higher investment income and gains associated with ISP's program to hedge certain of its foreign currency exposures. Other income, net, for the first three months of 1996 and 1995 included $7.2 million and $3.2 million, respectively, of net realized and unrealized gains and losses on securities. See Notes 1 and 6 to Consolidated Financial Statements.


 1995 COMPARED WITH 1994


     In 1995, the Company recorded net income of $32.8 million compared with net income of $28 million in 1994. Net income in 1994 included an extraordinary charge of $1.2 million related to the refinancing of ISP's bank debt. The improved results for 1995 reflected $26.9 million (19%) higher operating income and $3.4 million higher equity income from the GAF-Huls joint venture ("GAF-Huls"), partially offset by a $23 million increase in interest expense and $8.2 million lower other income.

     Net sales for 1995 increased $179.8 million (16%) to $1.330 billion, compared with $1.151 billion for 1994.


     ISP's sales for 1995, excluding sales to BMCA and USI, were $643.2 million compared with $557.5 million for 1994. The 15% sales growth was attributable to increased sales in all product lines, particularly specialty chemicals (up $74.5 million), and reflected double-digit sales increases in all regions of the world. The sales increase was primarily the result of increased sales volumes in all product lines and higher selling prices, and, to a lesser extent, the favorable effect ($14.3 million) of the weaker U.S. dollar relative to other currencies in certain areas of the world.

     ISP's operating income for 1995 increased by 28% to $127.1 million compared with $99.2 million for 1994. The increase was attributable to higher sales in all product lines and improved gross margins (up 1.1 percentage points) due primarily to higher selling prices, partially offset by higher manufacturing costs. Operating income for the specialty chemicals business increased by $25.6 million (32%), reflecting the above factors. ISP's selling, general and administrative expenses for 1995 increased $14.4 million (12%) over 1994 due to operating expenses associated with higher sales levels; however, such expenses as a percent of ISP's sales have decreased from 23% in 1993 to 19.9% and 19.5% in 1994 and 1995, respectively, primarily as a result of ISP's cost reduction and productivity programs announced in 1993. ISP's operating margin improved from 16.5% in 1994 to 18.4% in 1995.

     The Company's Building Materials business is conducted through two wholly-owned subsidiaries, BMCA and USI. USI was acquired in October 1995 and its results of operations, including sales of $21.8 million, are included in the Consolidated Statement of Income from the date of acquisition; the effect was not material to consolidated operations in 1995. See Note 2 to Consolidated Financial Statements.


     BMCA's sales for 1995, excluding sales to USI, increased $72.2 million (12%) to $665.4 million, compared with $593.2 million in 1994. The sales growth primarily reflected higher unit volumes of both residential and commercial roofing products, including those of the business of International Permalite Inc. ("IPI") acquired in March 1994, and higher average selling prices.


     BMCA's gross profit margin decreased from 28.3% in 1994 to 26.7% in 1995, resulting principally from higher raw material costs, partially offset by the higher average selling prices. BMCA's selling, general and administrative expenses increased 6.8% to $131.7 million, primarily reflecting higher distribution and selling costs to support the increased level of sales. Selling, general and administrative expenses decreased as a percentage of BMCA's sales from 20.8% in 1994 to 19.8% in 1995.

     BMCA recorded operating income of $46 million in 1995, up 3% compared with $44.7 million in 1994, due principally to the higher sales volumes, partially offset by the lower margins.

     Although sales of ISP and BMCA are at approximately the same level, ISP earns substantially greater operating income because the gross profit margins of the specialty chemicals manufactured by ISP are higher than the gross profit margins of the asphalt roofing materials manufactured by BMCA.


     Of the $26.9 million increase in operating income in 1995, domestic operating income increased by $15.6 million, due primarily to higher selling prices and increased sales volumes, as well as improved gross margins, for ISP's specialty chemicals business, operating income for the European region increased by $12.2 million as a result of higher sales levels and improved gross margins, operating income from the Asia-Pacific region increased by $.8 million with higher sales volumes partially offset by increased expenses associated with ISP's geographic expansion program, and operating income from ISP's other foreign operations declined by $1.7 million as higher sales were offset by additional expenses attributable to the geographic expansion program and a nonrecurring 1994 benefit resulting from the Brazilian government's economic program. See Note 14 to Consolidated Financial Statements. On a consolidated basis, the Company's domestic operating margins are lower than its foreign operating margins, because the asphalt roofing materials business is totally domestic, whereas the higher-margin specialty chemicals business is conducted both domestically and internationally.


     Interest expense for 1995 was $145.6 million, an increase of $23 million from $122.6 million in 1994. The increase was due to higher debt levels, primarily from the issuance in June 1994 of BMCA's Senior Deferred Coupon Notes (the "BMCA Notes") due 2004 (see Note 10 to Consolidated Financial Statements), higher interest rates, and higher partnership interest expense.


     Other income, net, includes income from a partnership between GAF Chemicals Corporation ("GCC") and an affiliate of Rhone-Poulenc Inc. (the "Surfactants Partnership") of $32.4 million in 1995 and $51.2 million in 1994. Income from the Surfactants Partnership in 1994 included $23 million, representing the pre-tax income from a partnership distribution of a portion of the interest of GCC in the Surfactants Partnership as a result of a settlement of GCC's outstanding disputes relating to its interest in the Surfactants Partnership. See Note 4 to Consolidated Financial Statements. Other income, net, is also comprised of net investment income, foreign exchange gains/losses resulting from the revaluation of foreign currency-denominated accounts receivable and payable as a result of changes in exchange rates, and other nonoperating and nonrecurring items of income and expense; such items totaled $2.1 million of net income in 1995 compared with $8.5 million of net expense in 1994. The $10.6 million improvement in 1995 was due principally to higher net investment income (up $13.1 million). See Notes 1 and 6 to Consolidated Financial Statements.


     The Company's effective tax rate for 1995 was 32.1% compared with 41.8% for 1994. The lower rate for 1995 was due primarily to utilization of foreign tax credit carryovers.

1994 COMPARED WITH 1993


     In 1994, the Company recorded net income of $28 million compared with net income of $14.4 million in 1993. The 1994 results included an extraordinary charge of $1.2 million related to the refinancing of ISP's bank debt. The 1993 results reflect (i) a pre-tax provision of $13.8, million, primarily related to the ISP cost reduction program in December 1993 and (ii) a $2.2 million retroactive income tax provision representing the effect of an increase in the Federal corporate income tax rate on the Company's net deferred tax liability as of December 31, 1992. See Notes 3 and 5 to Consolidated Financial Statements.

     The improved results in 1994 were primarily attributable to a 19% increase in operating income (before the $13.8 million of charges in 1993 mentioned above related to ISP), partially offset by a $9.5 million increase in interest expense.

     Net sales for 1994 increased $86.8 million (8%) to $1.151 billion, compared with $1.064 billion for 1993.


     ISP's sales for 1994, excluding sales to BMCA, were $557.5 million, a 10% increase compared with $504.7 million for 1993. The sales growth reflected increased sales in most product lines, primarily specialty chemicals (up 11%) and filters (up 12%), in all regions of the world, mainly due to higher volumes and, to a lesser extent, a favorable foreign exchange effect of $4.1 million.

     ISP's operating income for 1994 was $99.2 million compared with $65.1 million for 1993. The improvement was attributable to increased sales volumes and lower selling, general and administrative expenses, and the absence of the $13.8 million restructuring charge mentioned above, partially offset by lower gross profit margins due mainly to higher manufacturing costs for specialty chemicals (up approximately $8 million primarily as a result of raw material cost increases), and lower operating income from mineral products. ISP's selling, general and administrative expenses for 1994 were $119.7 million, down 5% from 1993, primarily as a result of ISP's cost reduction and productivity programs. The $13.8 million restructuring charge in 1993 was established to cover costs associated with severance and related benefits, professional fees, relocations, and discontinuation of products. Management believes that ISP's cost reduction and productivity programs have resulted in significantly reduced operating expenses. The remaining liability as of December 31, 1995 was approximately $4.7 million and is anticipated to be expended over the next several years.


     BMCA's sales for 1994 increased 6% to $593.2 million compared with $559.2 million for 1993, reflecting higher unit volumes of both residential and commercial roofing products and the acquisition of the business of IPI in March 1994. BMCA recorded operating income of $44.7 million in 1994, an 8% increase compared with $41.5 million for 1993, reflecting the higher sales and improved margins. Gross profit margins increased as a result of lower manufacturing costs, including raw material costs, and an improved sales mix of premium products, partially offset by lower average selling prices.

     Of the total $36.9 million increase in 1994 consolidated operating income, operating income attributable to domestic operations increased by $24.8 million due primarily to higher ISP export sales to all regions, the absence of the prior year's restructuring charges and higher BMCA operating income, which is totally domestic. Operating income derived from European operations increased by $7.5 million, while operating income from other foreign operations increased by $4.6 million, mainly in the Asia-Pacific region, in each case after giving effect to a portion of the $13.8 million restructuring charge in 1993. See Note 14 to Consolidated Financial Statements.


     Interest expense for 1994 was $122.6 million, an increase of $9.5 million from $113.1 million in 1993. The increase was due to higher debt levels (see
Note 10 to Consolidated Financial Statements and the discussion below) and higher interest rates.


     Other income, net, includes income from the Surfactants Partnership of $51.2 million in 1994 and $42.9 million in 1993. Income from the Surfactants Partnership in 1994 included $23 million, representing the pre-tax income from a partnership distribution of a portion of the interest of GCC in the Surfactants Partnership as a result of a settlement of GCC's outstanding disputes relating to its interest in the Surfactants Partnership. See Note 4 to Consolidated Financial Statements. Other income, net, is also comprised of net investment income, foreign exchange gains/losses resulting from the revaluation of foreign currency-denominated accounts receivable and payable as a result of changes in exchange rates, and other nonoperating and nonrecurring items of income and expense; such items totaled $8.5 million of net expense in 1994 compared with $1.8 million of net expense in 1993. The higher net expense in 1994 was due primarily to lower net investment income (down $7.2 million). See Notes 1 and 6 to Consolidated Financial Statements.

LIQUIDITY AND FINANCIAL CONDITION


     GAF Corporation ("GAF"), G-I Holdings' parent, G-I Holdings and G Industries Corp. are essentially holding companies without independent businesses or operations and, as such, are presently dependent upon the cash flow of their subsidiaries in order to satisfy their obligations. As of March 31, 1996, such obligations included $331.9 million of 11.125% Senior Discount Notes due 1998 (the "Senior Discount Notes"), $200 million of the Senior Notes due 2006, $359.6 million estimated present value of asbestos liability (before estimated present value of recoveries from products liability insurance policies of approximately $185.6 million) and approximately $158.6 million of various tax and other liabilities of GAF and its subsidiaries, including tax liabilities relating to the Surfactants Partnership. For further information, see Notes 1, 4, 5 and 15 to Consolidated Financial Statements. G-I Holdings and GAF expect to obtain funds to satisfy such obligations from, among other things, refinancings of debt, dividends and loans from subsidiaries, as to which there are restrictions under ISP's Credit Agreements (defined below) and the indentures relating to ISP's 9% Senior Notes (the "9% Notes") and the BMCA Notes and, in the case of GAF, the indentures relating to the Notes and the Senior Discount Notes, and from payments pursuant to Tax Sharing Agreements between GAF and its subsidiaries. As of March 31, 1996, after giving effect to the most restrictive of the aforementioned restrictions, it would have been permissible for ISP to pay dividends in the aggregate amount of $59.5 million, of which $49 million would have been available to G-I Holdings, and to make loans to affiliates of $57.7 million, and for

BMCA to pay dividends of up to $37.3 million. In addition, as of March 31, 1996, loans in the aggregate amount of $97.2 million were owed by ISP to G-I Holdings, and a loan of $21.9 million was owed by BMCA to G-I Holdings.


     Given, first, the ownership structure of ISP and the fact that the Company would currently suffer certain adverse tax consequences in the event that it were to own less than 80% of the outstanding shares of ISP common stock and, second, the present level of ISP's stock price, the Company has no current intention to sell ISP shares. As earnings continue to be generated by ISP, thereby reducing or eliminating such adverse tax consequences, and ISP's stock price appreciates, the Company may at some future time consider selling additional shares of ISP common stock.


     During the first quarter of 1996, the Company used $19.3 million of cash for operations, invested $14.8 million in capital expenditures and acquisitions, and generated $34.5 million from net sales of available-for-sale and payments upon maturity of held-to-maturity securities, for a net cash inflow of $0.5 million before financing activities. Such cash inflow was net of $22.2 million in net payments of asbestos claims.

     Cash invested in additional working capital totaled $43.4 million during the first quarter of 1996. This amount principally reflected a $41.7 million increase in receivables due mainly to higher sales in March 1996 versus December 1995, and a $14.2 million increase in inventories due primarily to a seasonal increase for Building Materials. Cash from operations in the first quarter of 1996 included a $5.1 million dividend received from GAF-Huls.

     Net cash used in financing activities during the first quarter of 1996 was $22.6 million, principally comprised of a $14.1 million decrease in short-term borrowings, $12.1 million of repayments related to the sale of receivables, and $1 million in dividends paid to GAF, partially offset by a net increase in long-term debt of $5 million.

     As a result of the foregoing factors, cash and cash equivalents decreased by $22.2 million during the first quarter of 1996 to $69.2 million (excluding $137.2 million of available-for-sale securities and $16.7 million of held-to-maturity securities).

     In February 1996, G-I Holdings completed the exchange of $189.3 million in accreted value of its outstanding Senior Discount Notes,representing approximately 35% of the total issue, for $200 million of the Senior Notes due 2006, which bear interest payable in cash at the rate of 10% per annum. See Note 10 to Consolidated Financial Statements.

     On March 14, 1996, the Company agreed to sell WAXQ to Entercom (which has in turn agreed to transfer the station to Viacom) for a purchase price of $90 million. The transaction is subject to a number of conditions, including obtaining the consent of the Federal Communications Commission. See "Business--GAF Broadcasting" and Note 16 to Consolidated Financial Statements.


     During 1995, the Company on a consolidated basis generated cash from operations of $148.4 million, after net payments of asbestos-related bodily injury claims of $60.4 million, and invested $253.3 million for capital programs and acquisitions and net purchases of available-for-sale securities and held-to-maturity securities, for a net cash outflow of $104.9 million before financing activities. See Note 1 to Consolidated Financial Statements and "Business--Legal Proceedings" for a discussion of asbestos claims filed against GAF.

     Cash invested in additional working capital totaled $14.3 million during 1995. This principally reflected a $9.2 million increase in receivables due to the higher sales levels in 1995, and a $4.9 million net reduction in payables and accrued liabilities.

     Net cash provided by financing activities in 1995 was $49.1 million, primarily reflecting $40 million of proceeds from a sale-leaseback transaction, $36.2 million of additional short-term borrowings, a $24.5 million reduction in restricted cash and $11.7 million of proceeds from the sale of receivables, partially offset by $28.2 million in dividends paid to GAF, primarily to fund the redemption by GAF on April 1, 1995 of its outstanding preferred stock. Financing activities also included $16.6 million in repurchases by ISP of its common stock and $16.8 million in repayments of long-term debt.

     As a result of the foregoing factors, cash and cash equivalents decreased by $55.8 million during 1995 to $91.3 million at December 31, 1995 (excluding $164.8 million of available-for-sale securities and $15 million of held-to-maturity securities).

     The Company's investment strategy is to seek to earn returns in excess of money market rates on its available cash while minimizing market risks. There can be no assurance that the Company will be successful in implementing such strategy. The Company invests primarily in hedged utility programs, international and domestic convertible arbitrage, and securities of companies involved in acquisition or reorganization transactions, including at times, common stock short positions which are offsets against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. With respect to its equity positions, the Company is exposed to the risk of market loss. See Note 1 to Consolidated Financial Statements.

     In October 1995, the Company acquired USI for a purchase price of approximately $27.5 million and assumed $35 million of USI's indebtedness. Funds for the acquisition were provided principally from bank borrowings. See Note 2 to Consolidated Financial Statements.


     In June 1995, BMCA's bank credit facilities were revised to provide for increased revolving lines of credit of up to $30 million and letters of credit facilities of up to $39 million, provided that total borrowings and outstanding letters of credit may not exceed $40 million. As of March 31, 1996, $30.4 million of letters of credit were outstanding and no amounts had been borrowed thereunder. Under the agreements, BMCA is subject to a minimum consolidated net worth test. As of March 31, 1996, BMCA was in compliance with such test.


     In December 1995, BMCA consummated a $40 million sale-leaseback of certain equipment located at its Chester, South Carolina roofing facility, in a transaction accounted for as a capital lease. The proceeds will be used for general corporate purposes. The lease term extends to December 2005.


     In October 1994, ISP refinanced its $400 million revolving credit/letter of credit facility and entered into a new four-year $250 million revolving credit/letter of credit facility and a $150 million renewable one-year revolving credit facility which has been renewed for one year (the "ISP Credit Agreements"). As of March 31, 1996, loans in the amount of $47 million and letters of credit aggregating $9.6 million were outstanding under the long-term ISP Credit Agreement. The ISP Credit Agreements permit ISP to make loans to affiliates and to make available letters of credit for the benefit of affiliates in an aggregate amount of up to $60 million, of which $2.3 million had been utilized as of March 31, 1996.

     Borrowings by G-I Holdings, ISP and BMCA are subject to the application of certain financial covenants contained in the indenture relating to the Notes, the ISP Credit Agreements and the indenture relating to the BMCA Notes. As of March 31, 1996, G-I Holdings, ISP and BMCA were in compliance with such covenants.

     See Note 10 to Consolidated Financial Statements for further information regarding the debt instruments of G-I Holdings, ISP, BMCA and USI.


     ISP intends to acquire or develop a European manufacturing facility to meet the needs of ISP's European business. While the originally anticipated commencement date of the European project has been deferred because ISP has been able to implement cost efficient capacity expansions at its existing manufacturing facilities, based upon its current analysis of additional opportunities for expansion of existing capacity, end-use demand, and other relevant factors, ISP intends to proceed with the project by the end of 1997. Costs capitalized to date related to this project are included in "Construction in progress". ISP anticipates utilizing internally generated funds, existing credit facilities and/or independent financing to fund the cost of the project.

     BMCA intends to expand its glass mat manufacturing capacity by installing an additional glass mat machine at an existing facility, the construction for which is expected to commence in 1996 and be completed in 1997. The estimated cost of the project is $30 million, which BMCA anticipates funding utilizing internally generated cash, existing credit facilities and/or independent financing.


     USI has a revolving credit facility, providing for borrowings of up to $29.6 million, which expires in January 1999 and is secured by, and subject to limitations based upon values of, accounts receivable, inventories and certain manufacturing equipment. As of March 31, 1996, loans in the amount of $29.6 million were outstanding under the facility. The interest rate on that portion of the loans which is collateralized by accounts receivable and inventories is at the prime rate; that portion which is collateralized by manufacturing equipment is at a fixed rate of 7%.


     Fluctuations in the value of foreign currencies may cause U.S. dollar translated amounts to change in comparison with previous periods and, accordingly, the Company cannot estimate in any meaningful way the possible effect of such fluctuations upon future income. The Company has a policy to manage these exposures to minimize the effects of fluctuations in foreign currencies, including entering into foreign exchange contracts in order to hedge its exposure. In respect of its foreign exchange contracts, the Company recognized a gain of $1.2 million during the first quarter of 1996 and losses of $7.4 million and $6.6 million during the years ended December 31, 1995 and 1994, respectively. At March 31, 1996, the equivalent U.S. dollar fair value of outstanding forward foreign exchange contracts was $180.7 million, and the amount of deferred gains and losses on such instruments was immaterial. The equivalent U.S. dollar fair value of foreign exchange contracts outstanding as of March 31, 1996 as a hedge of non-local currency loans was $26.8 million, representing 100% of the Company's foreign currency exposure with respect to such loans. See Note 1 to Consolidated Financial Statements.

     The objectives of the Company in utilizing interest rate swap agreements are to lower funding costs, diversify sources of funding and manage interest rate exposure. As of March 31, 1996, the total notional amount of interest rate swaps outstanding was $298 million and the amount of underlying debt relating to such swaps was $413.9 million. By utilizing interest rate swap agreements, the Company reduced its interest expense by $1.7 million in the first quarter of 1996, $3.3 million in 1995 and $5.4 million in 1994. See Note 10 to Consolidated Financial Statements.


     The Company does not believe that inflation has had a material effect on its results of operations during the past three years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

     In 1995, the Financial Accounting Standards Board issued SFAS No. 121, relating to accounting for impairment of long-lived assets, which is required to be adopted in 1996. The Company does not anticipate that the implementation of SFAS No. 121 will have a material effect on the Company's results of operations or financial position.

     ISP has received conditional site designation from the New Jersey Hazardous Waste Facilities Siting Commission for the construction of a hazardous waste treatment, storage and disposal facility at its Linden, New Jersey property, which designation has been appealed to the Courts by the City of Linden. ISP estimates that the cost of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. ISP anticipates utilizing internally generated cash and/or seeking project or other independent financing therefor. Accordingly, ISP would not expect such facility to impact materially its liquidity or capital resources.

     The Company, together with other companies, is a party to a variety of administrative proceedings and lawsuits involving environmental matters. See "Business--Legal Proceedings" for further discussion.

     The discussion as to legal matters involving the Company, including asbestos-related matters, contained in "Business--Legal Proceedings" is incorporated herein by reference.

     At December 31, 1995, the Company had foreign tax credit ("FTC") carryforwards with expiration dates as follows:

     FTCs expiring in the year:
                                                     (THOUSANDS)
                                                     -----------
              1996 .................................  $15,057
              1997 .................................   11,918
              1998 .................................    7,354
              1999 .................................    6,166
                                                      -------
                Total FTC carryforwards available
                 for tax purposes ..................  $40,495
                                                      =======

     As a result of these FTC carryforwards, the Company does not expect to make any significant Federal income tax payments for the next several years.

     The Company's management has determined, based on the Company's history of prior earnings (adjusted for significant nonrecurring items such as the 1992 provision for asbestos claims) and its expectations for the future that future taxable income will more likely than not be sufficient to utilize the FTCs prior to their ultimate expiration. The realization of these deferred tax assets may be adversely affected by tax law changes which might restrict the utilization of these deferred tax assets and by the Company's failure to achieve projected income levels. In preparing its financial statements, the Company evaluates the realizability of the deferred tax asset by reviewing projected taxable income. See Note 5 to Consolidated Financial Statements for further information related to income taxes.

                                    BUSINESS

G-I HOLDINGS

     G-I Holdings, incorporated under the laws of Delaware in 1988, is a wholly-owned subsidiary of GAF. G-I Holdings owns, directly or indirectly, all of the issued and outstanding stock of BMCA, USI, GAF Broadcasting, G Industries Corp. ("G Industries") and GCC. GCC owns approximately 82% of the outstanding ISP common stock. The remaining 18% of the outstanding ISP common stock is publicly held and traded on the New York Stock Exchange. GAF is controlled by Samuel J. Heyman, Chairman and Chief Executive Officer of GAF, G-I Holdings, G Industries, GCC, GAF Broadcasting and ISP, and Chairman of BMCA. See "Security Ownership of Certain Beneficial Owners and Management." GAF was organized by Mr. Heyman for the purpose of effecting the acquisition in March 1989 of the predecessor company to GAF in a management-led buyout.

ISP

     ISP is a leading multinational manufacturer of specialty chemicals, mineral products, filter products, and advanced materials.

     ISP, incorporated in Delaware in 1991, operates its business exclusively through 18 domestic subsidiaries, including ISP Chemicals Inc., ISP Technologies Inc., ISP Van Dyk Inc. and ISP Fine Chemicals Inc., 34 international subsidiaries and GAF Huls, the joint venture with Huls AG, in which ISP has a 50% interest.

SPECIALTY CHEMICALS

     o PRODUCTS AND MARKETS. ISP manufactures more than 325 specialty chemicals having numerous applications in consumer and industrial products. ISP uses proprietary technology to convert various raw materials, through a chain of one or more processing steps, into increasingly complex and higher value added specialty products to meet specific customer requirements. More than 200 of ISP's specialty chemical products are derived from acetylene, including intermediates, solvents, vinyl ethers, and polymers, and sales of these products represent the majority of ISP's specialty chemical sales.

     ISP's specialty chemicals consist of nine main groups of products: vinyl ether polymers, polyvinyl pyrrolidone polymers, solvents, intermediates, specialty preservatives, sunscreens, emollients, pearlescent pigments and fine chemicals.

     Vinyl ether polymers are used by the cosmetics, personal care, pharmaceutical and health-related industries, primarily in hair care and dental care products. Vinyl ether monomers and oligomers are used in coatings and inks for both consumer and industrial products.

     Polyvinyl pyrrolidone polymers are used primarily in cosmetics, personal care, pharmaceutical and health-related products, food and beverages, and detergent formulations. Examples are drug and vitamin tablet binders and disintegrants; clarifiers and chill-hazing elimination agents for beer, wine and fruit juices; microbiocidal products for human and veterinary applications; hair care products such as hair sprays, mousses, conditioners, gels and glazes; ingredients in water-resistant mascaras, sunscreens and lipsticks; specialty coatings, adhesives, ink jet inks and media for consumer and industrial applications; and dispersants and binders in agricultural chemical formulations.

     Solvents are sold to customers for use in agricultural chemicals, pharmaceuticals, coatings, wire enamels, adhesives, plastics, electronics coating and cleaning applications, petroleum extraction and specialty cleaners. ISP's family of solvents includes, among others, N-methyl-2-pyrrolidone, gamma-butyrolactone, 2-pyrrolidone and tetrahydrofuran, many of which which are used by ISP as raw materials in the manufacture of monomers and polymers.

     Intermediates are manufactured primarily for use by ISP as raw materials in manufacturing solvents and polymers. Some intermediates are also sold to customers for use in the manufacture of engineering plastics and elastomers, agricultural chemicals, oil production auxiliaries and other products. Butanediol, an intermediate producedby ISP, is an essential raw material in the manufacture of polybutylene terephthalate ("PBT") thermoplastic resins and polyurethane elastomers, which are used in the automotive, electronics and appliance industries.

     Specialty preservatives are proprietary products that are marketed worldwide to the cosmetics, personal care and household industries. ISP sells a number of preservative products, including Germall(R) 115, Germall(R) II, Germaben(R) II, Germaben(R) II-E, Suttocide(R) A and LiquaPar(R) Oil. Uses include infant care preparations, eye and facial makeup, after-shave and nail, bath, hair and skin preparations.

     ISP Van Dyk Inc. produces three multifunctional specialty chemical product lines which ISP markets primarily to the cosmetics and personal care industries--ultraviolet absorber chemicals, the principal active ingredients in sunscreens; pearlescent pigments, which provide the pearly or lustrous color in lipsticks, eye shadows and other cosmetics; and emollients and emulsifiers, which are used as moisturizing and softening agents in a variety of creams and lotions, hair care products and other cosmetics. ISP Van Dyk's Escalol(R), Pearl-Glo(R) and Ceraphyl(R) trademarks are widely recognized for their respective sunscreen, pigment and emollient properties.

     ISP Fine Chemicals Inc. produces a broad range of pharmaceutical intermediates, biological buffers, pheromones and several bulk active pharmaceuticals which serve the pharmaceutical, biotechnology, agricultural and chemical process industries. Fine chemicals are extremely specialized products, made in small quantities, which because of their complexity can be priced at several hundred to several thousand dollars per kilogram. ISP Fine Chemicals Inc. also provides a custom manufacturing capability serving the pharmaceutical, biotechnology, agricultural and chemical process industries.

     o MARKETING AND SALES. ISP markets its specialty chemicals through a worldwide marketing and sales force, typically chemists or chemical engineers, who work closely with ISP's customers to familiarize themselves with their customers' products, manufacturing processes and markets. ISP conducts its marketing and domestic sales from ISP's headquarters in Wayne, New Jersey and regional offices strategically located throughout the United States.

     o INTERNATIONAL OPERATIONS. ISP markets all of its specialty chemicals worldwide. ISP conducts its international operations through 34 subsidiaries and 42 sales offices located in Western and Eastern Europe, Canada, Latin America and the Asia-Pacific region. Services of local distributors are also used to reach markets that might otherwise be unavailable to ISP.

     ISP had in excess of 60% of its international sales in 1995 in countries in Western Europe and Japan which are subject to currency exchange rate fluctuation risks. For a discussion of the Company's policy regarding the management of these risks, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition." Other countries in which the Company has sales are subject to additional risks, including high rates of inflation, exchange controls, government expropriation and general instability.

     International sales in 1995 of ISP's specialty chemicals, excluding sales by GAF Huls, were approximately 45% of ISP's total 1995 sales. GAF-Huls, a joint venture in which ISP holds a 50% interest, produces certain intermediates and solvents. The GAF-Huls plant is located in Marl, Germany.

     o RAW MATERIALS. The principal raw materials used in the manufacture of ISP's specialty chemicals are acetylene, methanol and methylamine. Most of these raw materials are obtained from outside sources pursuant to long-term supply agreements. Acetylene, a significant raw material used in the production of most of ISP's specialty chemicals, is obtained by ISP for domestic use from two unaffiliated suppliers pursuant to long-term supply contracts. At ISP's Texas City and Seadrift, Texas plants, acetylene is supplied via pipeline by a neighboring large multinational company that generates this raw material as a by-product from ethylene manufacture. At ISP's Calvert City, Kentucky facility, acetylene is supplied via pipeline by a neighboring company that generates it from calcium carbide. The acetylene utilized by GAF-Huls is produced by Huls AG, using a proprietary electric arc process, sourced from various hydrocarbon feedstocks. ISP believes that this diversity of supply sources, using a number of production technologies (ethylene by-product, calcium carbide and electric arc), provides the Company with a reliable supply of acetylene. In the event of a substantial interruption in the supply of acetylene from current sources, no assurances can be made that ISP would be able to obtain as much acetylene from other sources as would be necessary to meet its supply requirements. ISP has a long-standing agreement with GAF-Huls to import butanediol into the United States for use as a feedstock for the production of ISP's solvents and polymers. ISP has not experienced an interruption of its acetylene supply that has had a material adverse effect on its sales of specialty chemicals.

     With regard to raw materials other than acetylene, ISP believes that in the event of a supply interruption it could obtain adequate supplies from alternate sources. Raw materials derived from petroleum or natural gas are used in many of ISP's manufacturing processes and, consequently, the price and availability of petroleum and natural gas could be material to ISP's operations. During 1995, crude oil and natural gas supplies and prices remained constant, with some seasonal and weather related variations. Methanol, which experienced a substantial increase in price in the latter half of 1994 and the first half of 1995 due to a shortage of supply, experienced a significant decline in price in the second half of 1995, to levels below the lowest prices encountered in 1994, as a result of increases in capacity by methanol suppliers. Due to the increases in methanol capacity, ISP believes, although there can be no assurance, that the market conditions which caused the sudden rise in methanol prices will not reoccur in the near future.

     o STRATEGY. ISP's strategy for future growth involves (i) the introduction of new products and the development of new applications for existing products,
(ii) geographic expansion and penetration of new markets and (iii) the selected acquisition of businesses which complement ISP's existing businesses.

     ISP continued in 1995 its emphasis on the development of new products and new applications for existing products. ISP continued the development of its broad product line for the hair care industry, where it believes there are attractive opportunities for environmentally-friendly chemicals. In this regard, ISP has been involved over the past several years in an intensive effort to tailor its family of products for the hair care industry so as to enable its customers to meet stringent regulatory requirements mandating reduction of volatile organic compounds ("VOC"s), while at the same time improving the performance characteristics of these products in order to satisfy consumer preferences. To this end, ISP has introduced since the beginning of 1994 a number of new products and applications for the hair care industry, including the following: Gantrez(R) A-425, an optimized molecular weight hair spray polymer, which, while satisfying 80% VOC requirements, enhances the performance characteristics of ISP's current Gantrez(R) products and provides for formulations covering a wide range of desired properties from natural to stiff feel, so as to appeal to different consumer styles which tend to vary from one region of the world to another; Gafquat(R), HSi and PVP/Si-10 encapsulated silicone products, which combine ISP's Gafquat(R) and PVP products with silicone to provide a silky feel for use in hair conditioners, shampoos and mousses; and H(2)OLD(TM) EP-1, a versatile polymer for use in low VOC or alcohol-free formulations for hair sprays, mousses and gels and designed so as to satisfy a preference on the part of certain consumers. ISP also introduced in 1995 the next generation of its successful Gafquat(R) product, a hair fixative and shampoo conditioner that provides improved holding characteristics and conditioning properties. In addition, ISP has recently introduced and plans to begin selling in 1996 a new sunscreen product, ESCALOL(R)HP-610, for hair care applications.

     In addition to new products for the hair care industry, ISP has introduced since the beginning of 1994 a number of other new products for use in the cosmetics, skin care, household, industrial and institutional cleaner, agricultural and oil and gas industries, examples of which include the following: Stabileze(R) QM, a quick mix viscosity enhancing polymer that provides desired controlled thickening properties in skin and hair care formulations; PVP K-30A, a cosmetic grade PVP specifically designed for skin care use in mascara and eye liners; Cerasynt(R) IP-V and Cerasynt(R) SD-V, vegetable-based emulsifiers for hair and skin care; a family of PVP anionic copolymers, with applications for a variety of personal care, specialty industrial coatings, and household, industrial and institutional cleaner uses; and a family of agricultural adjuvant products, utilizing ISP's new proprietary microemulsion technology, providing pesticides and other related agricultural chemicals with greater adherence, thereby improving performance and reducing environmental risk.

     ISP has also focused its research and development efforts on the improvement of manufacturing efficiency at its plants. The efforts to increase productivity, reduce waste and inefficiency and improve the overall quality of ISP's manufacturing operations have yielded increased manufacturing capacity with minimal capital investment, while providing for manufacturing cost savings.

     ISP's specialty chemicals business has continued its emphasis on increased geographic penetration, with particular focus on the Asia-Pacific and Latin American regions. In order to further the geographic expansion of its specialty chemicals business, ISP has opened since the beginning of 1994 new sales and marketing operations, and/or added to its existing presence where it could increase market penetration, in more locations than in any comparable period in the history of its business, with operations having been opened or substantially augmented in Beijing, Chengdu, Shanghai and Guangzhou, China; Moscow; Buenos Aires; Bombay; Warsaw; Bangkok and Jakarta. ISP is increasing its geographic penetration throughout the world not only with the opening of sales and marketing operations, but also as a result of the increased specialization of its sales force along industry lines, the hiring of additional technical staff to assist ISP's sales force, and a substantial increase in sales staff.

     In addition, ISP's strategy is to acquire niche businesses with characteristics similar to ISP's, involving high value-added products, significant market shares and barriers to entry, and product lines which complement ISP's own products. Furthermore, the acquired product lines can be expanded by use of ISP's technology, marketing expertise and worldwide distribution network.

MINERAL PRODUCTS

     o PRODUCTS AND MARKETS. ISP manufactures mineral products consisting of ceramic-coated colored roofing granules, which are produced from rock deposits that are mined and crushed at ISP's quarries and colored using a proprietary ceramic chemical coating process. ISP's mineral roofing granules are sold primarily to the North American roofing industry for use in the manufacture of asphalt roofing shingles, for which they provide weather resistance, decorative coloring, heat deflection and increased weight. ISP is the second largest of only two major suppliers of colored roofing granules in North America, the other being Minnesota Mining & Manufacturing Company. ISP also markets granule by-products for use in the construction and maintenance of fast dry, clay-like tennis courts.

     ISP estimates that more than 80% of the asphalt shingles currently produced by the roofing industry are sold for the reroofing/replacement market, in which demand is driven not by the pace of new home construction but by the needs of homeowners to replace existing roofs. Homeowners generally replace their roofs either because they are worn, therefore creating concerns as to weather-tightness, or because of the homeowners' desire to upgrade the appearance of their homes. ISP estimates that the balance of the roofing industry's asphalt shingle production historically has been sold primarily for use in new housing construction. Sales of ISP's colored mineral granules have benefitted from a trend toward the increased use of heavyweight, three-dimensional laminated roofing shingles which results in both functional and aesthetic improvements, which require, on average, approximately 60% more granules than traditional three-tab, lightweight roofing shingles.

     o MARKETING AND SALES. BMCA purchases 100% of its colored roofing granule requirements from ISP (except for the requirements of its California roofing plant which are supplied by a third party). These purchases constituted approximately one-half of ISP's mineral products net sales in 1995. Sales to BMCA were made under a requirements contract which was renewed for one year effective January 1, 1996 and is subject to annual renewal unless terminated by BMCA or ISP. In addition, in December 1995, USI commenced purchasing substantially all of its requirements for colored roofing granules from ISP (except for the requirements of its Stockton, California and Corvallis, Oregon plants which are supplied by a third party) pursuant to a requirements contract which expires December 31, 1997.

     o RAW MATERIALS. ISP owns rock deposits that have specific performance characteristics, including weatherability, the ability to reflect UV light, abrasion-resistance, non-staining characteristics and the ability to absorb pigments. ISP owns three quarries, each with proven reserves, based on current production levels, of more than 20 years.

FILTER PRODUCTS AND ADVANCED MATERIALS

     ISP manufactures and sells filter products, consisting of pressure filter vessels, filter bags and filter systems, and sells cartridges and cartridge housings. These filter products are designed for the treatment of process liquids, with the paint, automotive, chemical, pharmaceutical, petroleum and food and beverage industries accounting for more than 90% of ISP's 1995 net sales of filter products.

     ISP manufactures pressure filter vessels at manufacturing facilities in Brazil, Canada and Germany, which serve both local and international markets. ISP also manufactures filter bags in Belgium, Canada, Singapore, Brazil and the United States and supplies filter products worldwide through its subsidiaries, sales offices and distributors.

     ISP manufactures a variety of advanced materials, consisting of high-purity carbonyl iron powders, sold under ISP's trademark Micropowder(TM), used in a variety of advanced technology applications for the aerospace and defense, electronics, powder metallurgy, pharmaceutical and food industries. Using proprietary technology, ISP manufactures more than 50 different grades of Micropowder(TM) iron, one of which is sold under the trademark Ferronyl(R), for use as a vitamin supplement.

     The primary markets for ISP's Micropowder(R) are the domestic defense industry, which employs these products in a variety of coating systems for stealth purposes in aircraft and naval ships, and the emerging metal injection molding segment of the powder metallurgy industry. ISP is the sole domestic manufacturer of carbonyl iron powders.

     ISP manufactures a line of processless, electronically imaged film products including RAD-SURE(R), which is a radiation sensitive film strip affixed to blood bags to indicate whether or not they have been properly irradiated.

COMPETITION

     ISP believes that it is either the first or second largest seller worldwide of its specialty chemicals derived from acetylene other than butanediol and tetrahydrofuran. Butanediol, which ISP produces primarily for use as a raw material, is also manufactured by a limited number of companies in the United States, Germany, Japan and Korea. Tetrahydrofuran is manufactured by a number of companies throughout the world. While there are companies, other than ISP and its principal competitor, that manufacture a limited number of ISP's other specialty chemicals, the market position of these companies is much smaller than that of ISP (other than as to solvents and intermediates, with respect to which there is a significant third competitor). In addition to ISP's competition as noted above, there are other companies that produce substitutable products for a number of ISP's specialty chemicals. These companies compete with ISP in the personal care, pharmaceutical, beverage preservative and industrial markets and have the effect of limiting ISP's market penetration and pricing flexibility.

     Beginning in 1994, ISP experienced a dramatic improvement in the severe competitive conditions which had adversely affected ISP's intermediates and solvents business during the three preceding years as a result of an additional competitor having entered the market in 1991. As a result of improved worldwide demand for ISP's intermediates and solvents products coming principally, with respect to intermediates, from PBT engineering plastic producers for an increasingly widening range of both automotive and electrical component applications and, with respect to solvents, from increased demand for a number of existing and new applications, together with a regulatory and customer-driven trend to replace chlorinated and other volatile solvents with ISP's safer solvent, N-methyl pyrrolidone ("NMP"), industry-wide capacity utilization rates for these products substantially increased in 1994 and 1995. As a result, while butanediol ("B1D") and NMP prices had declined fairly substantially from the beginning of 1992 to mid-1994, higher capacity utilization rates, together with substantial price increases of methanol, enabled ISP to implement worldwide price increases in 1994 and 1995, establishing B1D prices at levels higher than in the recent past and reversing a significant portion of the previous decline in NMP prices. While future competitive conditions will depend in large measure on future worldwide demand for ISP's customers' end-use products, ISP expects that the current trends could well continue in 1996, although there can be no assurance.

     With regard to its mineral products, ISP has only one major and one smaller competitor and believes that competition has been limited by: (i) the substantial capital expenditures associated with the construction of new mineral processing and coloring plants and the acquisition of suitable rock reserves;
(ii) the limited availability of proven rock sources; (iii) the complexity associated with the construction of a mineral processing and coloring plant, together with the technical know-how required to operate such a plant; (iv) the need to obtain, prior to commencing operations, reliable data over a substantial period of time regarding the weathering of granules in order to assure the quality and durability of the product; and (v) the difficulty in obtaining the necessary permits to mine and operate a quarry.

     With respect to filter products, ISP competes with a number of companies worldwide. With respect to advanced materials, ISP is the sole domestic manufacturer of carbonyl iron powders and one of only two manufacturers worldwide.

     Competition is largely based upon product and service quality, technology, distribution capability and price. ISP believes that it is well positioned in the marketplace as a result of its broad product lines, sophisticated technology and worldwide distribution network.

RESEARCH AND DEVELOPMENT

     ISP's worldwide research and development expenditures were $21.2 million, $20.3 million and $21.9 million in 1993, 1994 and 1995, respectively.

     ISP's research and development department is located primarily at ISP's worldwide technical center and laboratories in Wayne, New Jersey and additional research and development is conducted at the Calvert City, Kentucky, Texas City, Texas, Chatham, New Jersey, Belleville, New Jersey, and Columbus, Ohio plant sites and technical centers in the United Kingdom, Germany, China and Singapore. ISP's mineral products research and development facility, together with its recently opened customer design and color center, is located at Hagerstown, Maryland.

ENVIRONMENTAL SERVICES

     ISP has received conditional site designation for the construction of a hazardous waste treatment, storage and disposal facility at its Linden, New Jersey property. If ISP is successful in securing the site designation and the neces-sary permits to construct and operate the hazardous waste facility, ISP intends to develop and operate the facility in a separate subsidiary, either on its own or in a joint venture with a suitable partner. ISP estimates that the cost of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction, ISP anticipates utilizing internally generated cash and/or seeking project or other independent financing therefor. The Indenture does not restrict the payment of a dividend of the Linden facility to GAF.

BUILDING MATERIALS

     The Company, through BMCA and USI, is a leading national manufacturer of a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets. The Company's products are produced at twenty-three strategically located manufacturing facilities. The Company believes that it holds the number one or two market position in each of the product lines in which it competes, including leadership in sales of premium laminated residential shingles and modified bitumen commercial roofing. Based on brand awareness studies, the Company's Timberline(R) product is the leading brand in residential roofing, and the Company's Ruberoid(R) product is the leading brand in the modified bitumen commercial roofing.

     BMCA operates ten roofing manufacturing facilities, one roofing accessory plant, one glass fiber manufacturing plant, one glass mat manufacturing plant, two perlite roofing manufacturing plants and one fiber-cement shingle and siding plant. BMCA has registered, through 1995, eight consecutive years of increases in operating income. Since 1989, BMCA's net sales and operating income have increased at average annual compound rates of approximately 9% and 13%, respectively, and its gross profit and operating income margins have increased from 25.2% to 26.7% and from 5.5% to 6.9%, respectively. BMCA believes that its growth is primarily attributable to (i) improvement in its product mix, driven by a marketing strategy which emphasizes its higher-margin products; (ii) its vertically integrated operations; (iii) substantial capital spending programs for new property, plant and equipment that have enabled BMCA to expand capacity and reduce manufacturing costs; and (iv) the strength of its national distribution system.

     USI is a leading national manufacturer of commercial roofing materials. USI operates seven manufacturing plants. USI was acquired by the Company in October 1995 and is being operated as an operating unit separate from BMCA.

INDUSTRY OVERVIEW

     The United States residential roofing industry is comprised of manufacturers of asphalt, tile, wood, slate and metal roofing materials, with asphalt roofing representing approximately 80% of industry residential roofing unit sales in 1995. Residential asphalt roofing materials are comprised of higher margin, premium laminated shingles and standard strip shingles, which represented approximately 25% and 75%, respectively, of industry asphalt roofing unit sales in 1995. Total asphalt residential unit sales grew during the past five years at an average annual compound rate of approximately 4%, during which period unit sales of laminated and strip shingles grew at average annual compound rates of approximately 15% and 1%, respectively. While the Company believes that growth of laminated shingle sales will continue to exceed the growth of the overall residential asphalt roofing market, the Company expects increased competition in this area.

     The United States commercial roofing industry is comprised of manufacturers of asphalt built-up roofing, modified bitumen, single ply polymer and other roofing products. Approximately 70% of commercial roofing industry membrane sales utilize asphalt built-up roofing and modified bitumen products, both of which the Company manufactures and markets. Over the past five years, commercial roofing industry membrane unit sales experienced modest growth, primarily as a result of the weak commercial construction market. During this period, unit sales of asphalt built-up roofing products declined at an average annual compound rate of approximately 1%, while unit sales of modified bitumen products grew at a rate of approximately 6%, the latter due principally to shifts in customer preferences.



     Over the past five years, approximately 80% of industry sales, as well as those of the Company, of both residential and commercial roofing products were for re-roofing, as opposed to new construction. As a result, the exposure of both the Company and the industry to cyclical downturns in the new construction market is substantially lower than other building material manufacturers producing, for example, gypsum, wood and cement. Management expects that during the late 1990s demand for re-roofing will continue to increase as the existing housing stock ages and as home owners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability.

RESIDENTIAL ROOFING PRODUCTS

     Residential roofing represented approximately 73% of BMCA's net sales in 1995. BMCA believes that it is the largest manufacturer of laminated shingles and the second largest manufacturer of strip shingles in the United States. BMCA produces two lines of shingles, the Timberline(R) series and the Sovereign(R) series, as well as certain specialty shingles principally for regional markets.

     BMCA's sales of laminated shingles represented approximately 40% of its residential sales in 1995, with sales of such shingles having grown during the past five years at an average annual compound rate of approximately 8%. The Timberline(R) series offers a premium laminated product line that adds dramatic shadow lines and substantially improves the appearance of a roof.

     BMCA's sales of strip shingles have grown at an average annual compound rate of approximately 6% during the past five years and represented approximately 50% of BMCA'a residential sales in 1995. The Sovereign(R) series includes a line of standard strip shingles and heavierweight 3-tab shingles designed to capitalize on the demand for quality shingles.



     All BMCA's asphalt roofing shingles have a Class A fire rating and are made from glass fiber mat, coated with waterproofing asphalt on both sides and surfaced with ceramic coated mineral granules. BMCA's other residential roofing products include Timbertex(R) and Ridgetex(R) Hip & Ridge shingles, Shingle-Mate(R) underlayment, Weather Watch(R) ice and water barrier, a waterproof underlayment, and Cobra(R) ridge vent, a ventilation system on a coil, all of which enable BMCA to offer a complete system of residential roofing components. In July 1995, BMCA acquired the assets of Supradur Manufacturing Corporation, which manufactures and sells a line of premium fiber cement roofing and siding shingles.



COMMERCIAL ROOFING PRODUCTS

     Commercial roofing represented approximately 27% of BMCA's net sales in 1995. The Company manufactures a broad line of modified bitumen products, asphalt built-up roofing and roofing accessories. The Company believes that it is the largest manufacturer of modified bitumen products, and the second largest manufacturer of asphalt built-up roofing products, in the United States. BMCA also manufactures perlite roofing insulation products, which consist of low thermal insulation products for commercial roofing installation below the roofing membrane. BMCA also markets isocyanurate foam as roofing insulation, packaged asphalt and accessories such as vent stacks, roof insulation fasteners, cements and coatings. BMCA has in recent years devoted substantial resources to the high performance end of the commercial roofing market and is now a leading supplier for major commercial roofing installations.

INCREASING EMPHASIS ON HIGHER MARGIN, PREMIUM PRODUCTS

     One of BMCA's strategies to grow sales and profitability has been to improve its product mix, with an increasing emphasis on laminated shingles and longer-life, high performance premium strip and specialty shingles, which sell at higher prices and profit margins than standard strip shingles. Since 1989, BMCA's sales of premium shingles have increased at an average annual compound rate of approximately 11%. This growth enabled BMCA to significantly increase its premium product mix of residential sales. Management expects to continue this strategy to improveproduct mix by increasing sales of premium shingles.

VERTICAL INTEGRATION

     BMCA is a vertically integrated manufacturer, which has enabled it to become a low cost producer of its asphalt roofing products. BMCA produces a significant portion of its glass fiber requirements at its Nashville, Tennessee plant, with glass fiber being converted into glass mat at BMCA's Chester, South Carolina plant. Glass mat is the base material used in making finished asphalt roofing products at BMCA's ten roofing plants. Moreover, the asphalt coatings which are applied to glass mat are derived from the processing of petroleum products by BMCA at its own manufacturing facilities. BMCA purchases from ISP substantially all its requirements for colored roofing granules (except for the requirements of its California roofing plant which are supplied by a third party).

SUBSTANTIAL CAPITAL PROGRAMS

     BMCA believes that its plants are among the most modern in the industry, due in part to the fact that since 1985 the Company has invested in excess of $200 million in new property, plant and equipment (of which more than $100 million has been invested since the beginning of 1990), principally in order to increase capacity and implement process improvements to reduce manufacturing costs and has included the installation of efficient in-line lamination equipment in a number of its roofing plants, as well as the modernization of BMCA's fiberglass and glass mat facilities. BMCA has been able to reduce its manufacturing costs as a result of this capital program, the vertical integration discussed above, and the rigorous application of its process and quality control standards.

NEW PRODUCT DEVELOPMENT

     BMCA believes that is has been among the most innovative industry leaders in terms of the introduction of new products, having been the first to develop the three-dimensional laminated roofing shingle, Timberline(R), which created an entire new product line within the asphalt roofing industry. New products introduced by BMCA in just the last four years include: the Timberline(R) and Timberline(R) Ultra(R) Natural Shadow(TM) shingles, which offer wood shake appearance, enhanced visual depth and contrast simulating shadows; the Marquis(R) shingle, a heavyweight three-tab shingle designed for Northern markets which offers greater flexibility and added durability in cold temperatures; Ridgetex(TM), an innovative hip and ridge cap which is folded by the contractor at the application site, and which offers an economical hip and ridge cap and a dramatic accent to laminated shingle roofs; and RUBEROID(R) 20/30, a polymer modified bitumen roofing system which utilizes fiberglass reinforcements coated with modified asphalt to form a durable high performance two-ply roofing membrane and which requires no additional treatment or coating to qualify for an Underwriters Laboratory Class A rating. In 1995, BMCA introduced GAF CompositeRoof(TM), a new commercial roofing product that combines the tensile strength of built-up roofing with the flexibility and superior elongation of modified bitumen membranes. See "Legal Proceedings--Other Litigation."

ACQUISITIONS

     The Company's acquisition strategy is focused on niche-type acquisitions, designed to either complement existing product lines, further the geographic reach of the Company's business or increase its market shares, and preferably those which can benefit from the Company's strong national distribution network, manufacturing technology and marketing expertise. Recent acquisitions by the Company include the October 1995 acquisition of U.S. Intec Inc., a leading national manufacturer of commercial roofing materials, the July 1995 acquisition of the assets of Supradur Manufacturing Corporation, a manufacturer of fiber-cement roofing and siding shingles, and the March 1994 acquisition of the International Permalite business, which is one of only two United States manufacturers of perlite roofing insulation products whose products consist of low thermal insulation which is installed on commercial roofs below the roofing membrane.

RESIDENTIAL ROOFING

     The Company is a leading manufacturer of a complete line of premium residential roofing products, with residential roofing product sales representing approximately 73% of BMCA's net sales in 1995. BMCA has improved its sales mix of residential roofing products in recent years by increasing its emphasis on laminated products which generally are sold at higher prices with more attractive profit margins than its standard strip shingle products. The Company believes that it is the largest manufacturer of laminated residential roofing shingles, and the second largest manufacturer of standard shingles, in the United States.

     BMCA produces two principal lines of roofing shingles, the Timberline(R) series and the Sovereign(R) series, as well as certain specialty shingles for regional markets.

     THE TIMBERLINE(R) SERIES. The Timberline(R) Series offers a premium laminated product line that adds dramatic shadow lines and substantially improves the appearance of a roof. The series includes the GAF Timberline(R) 25 Natural Shadow(R) shingle, a mid-weight laminated shingle which serves as an economic trade-up for consumers, with a 25-year limited warranty; the Timberline(R) Natural Shadow(R) shingle, with a 30-year limited warranty, offering a woodshake appearance, enhanced visual depth and contrast simulating shadows and superior fire resistance and durability; and the Timberline(R) Ultra(R) Natural Shadow(R) shingle, with a 40-year limited warranty, a super heavyweight laminated shingle with the same design features as the Timberline(R) Natural Shadow(R) shingle, together with added durability.

     THE SOVEREIGN(R) SERIES. The Sovereign(R) Series includes the standard 3-tab Sentinel(R) shingle with a 20-year limited warranty; the Royal Sovereign(R) shingle, a heavier 3-tab shingle with a 25-year limited warranty, designed to capitalize on the "middle market" for quality shingles; and the Marquis(R) shingle, a superheavyweight 3-tab shingle with a 30-year limited warranty.

     SPECIALTY SHINGLES. BMCA's specialty asphalt shingles include: Slateline(R) shingles offering the appearance of slate, labor savings in installation because of their larger size and a 30-year limited warranty; Stonehenge(R) offering a unique strip shingle appearance and a 25-year limited warranty; and Dubl-Coverage(R) Tite-On(R) shingles offering a design feature that enables the shingles to lock together to form a double layer roof, and a 25-year limited warranty.

     SYSTEM ROOF(TM) COMPONENT ROOFING SYSTEM. In addition to shingles, BMCA supplies all the components necessary to install a complete roofing system. BMCA's System Roof(TM) begins with WEATHER WATCH(R) ice and water barrier underlayment for eaves, valleys and flashings to prevent water seepage between the roof deck and the shingles caused by ice build-ups. BMCA's System Roof(TM) also includes SHINGLE-MATE(R) glass reinforced underlayment, Timbertex(R), Ridgetex(TM) and Slateline(R) Hip and Ridge shingles which are significantly thicker and larger than standard hip and ridge shingles and provide dramatic accents to the slopes and planes of a roof and the Cobra(R) Ridge Vent which provides attic ventilation.

COMMERCIAL ROOFING

     Both BMCA and USI manufacture a full line of modified bitumen products, asphalt built-up roofing and roofing accessories for use in the application of commercial roofing. Commercial roofing represented approximately 27% of BMCA's net sales in 1995, and substantially all of USI's net sales in 1995. Approximately 70% of commercial roofing industry membrane sales utilize asphalt built-up roofing and modified bitumen products, both of which BMCA and USI manufacture. The Company believes that it is the largest manufacturer of modified bitumen products, and the second largest manufacturer of asphalt built-up roofing products, in the United States.

     BMCA manufactures glass membranes under the trademark GAFGLAS(R), which are made from asphalt impregnated glass fiber mat for use as a component in asphalt built-up roofing systems. Most of the Company's GAFGLAS(R) products are assembled on the roof by applying successive layers of roofing membrane with asphalt and topped, in some applications, with gravel. Thermal insulation may be applied beneath the membrane. The Company also manufactures base sheets, flashings and other roofing accessories for use in these systems and perlite roofing insulation products, which consist of low thermal insulation that is installed as part of a commercial roofing application below the roofing membrane. In addition, BMCA sells isocyanurate foam as roofing insulation, packaged asphalt and accessories such as vent stacks, roof insulation fasteners, cements and coating.

     Modified bitumen products are sold under the Ruberoid(R) trademark by BMCA and under the Brai(R) trademark by USI and are used primarily in re-roofing applications. These products consist of a roofing membrane utilizing polymer-modified asphalt, which strengthens and increases flexibility and is reinforced with a polyester non-woven mat or a glass mat. Modified bitumen systems provide high strength characteristics, such as weatherability, water resistance, and labor cost savings due to ease of application.

MARKETING AND SALES

     The Company has one of the industry's largest sales forces, which is supported by a staff of technical professionals who work directly with architects, general contractors and owner/builders. BMCA markets it roofing products through its own sales force of approximately 125 experienced full-time employees operating from five regional sales offices located across the United States. USI markets its roofing products through approximately 50 experienced full-time employees and independent sales representatives. A major portion of the Company's roofing product sales are to wholesale distributors who resell the Company's products to roofing contractors and retailers. The Company believes that the wholesale distribution channel offers the most attractive margins of all roofing market distribution channels and represents the principal distribution channel for professionally installed asphalt roofing products, and that its nationwide coverage has contributed to its roofing products being among the most recognized and requested brands in the industry.

     No single customer accounted for as much as 10% of BMCA's 1995 sales.

RAW MATERIALS

     The major raw materials required for the manufacture of the Company's roofing products are asphalt, mineral stabilizer, glass fiber, glass fiber mat and granules. Asphalt and mineral stabilizer are available from a large number of suppliers and the Company currently has contracts with several of these suppliers, with others available as substitutes. Prices of most raw materials have been relatively stable, rising moderately with general industrial prices, while the price of asphalt tends to move in step with the price of crude oil.

     Five of BMCA's roofing plants have easy access to deep water ports thereby permitting delivery of asphalt by ship, the most economical means of transport. BMCA's Nashville, Tennessee facility manufactures chopped glass fiber, and BMCA's Chester, South Carolina plant manufactures glass fiber mat substrate. The Company currently purchases supplies of raw materials at reasonable costs, although there can be no assurance that it will continue to do so. BMCA purchases from ISP substantially all its requirements for colored roofing granules (except for the requirements of its California roofing plant which are supplied by a third party) under a supply contract that was renewed for one year effective January 1, 1996 and is subject to annual renewal unless terminated by BMCA or ISP. In addition, in December 1995, USI commenced purchasing substantially all of its requirements for colored roofing granules from ISP (except for the requirements of its Stockton, California and Corvallis, Oregon plants which are supplied by a third party) pursuant to a supply contract.

SEASONAL VARIATIONS AND WORKING CAPITAL

     Sales of roofing products in the northern regions of the United States generally decline during the winter months due to adverse weather conditions. Generally, the Company's inventory practice includes increasing inventory levels in the first and the second quarter in order to meet peak season demand (June through November).

WARRANTY CLAIMS

     The Company provides certain limited warranties covering most of its residential and commercial roofing products for periods ranging from 20 to 40 years. Although terms of warranties vary, the Company believes that its warranties generally are consistent with those offered by its competitors. The Company also offers limited warranties and guarantees of varying duration on its commercial roofing products. The Company currently believes that the reserves established for estimated probable future warranty claims are adequate.

COMPETITION

     The roofing products industry is highly competitive and includes a number of national competitors, which in the residential roofing market are Owens-Corning, Elcor and Celotex, and in the commercial roofing market are Schuller International, Celotex and Firestone. In addition, there are numerous regional competitors.

     Competition is based largely upon products and service quality, distribution capability, price and credit terms and the Company believes that it is well positioned in the marketplace as a result of its broad product lines in both the residential and commercial markets, consistently high product quality, strong sales force and national distribution capabilities. As a result of the growth in demand for premium laminated shingles, a number of roofing manufacturers, including the Company, have increased their laminated shingle production capacity in recent years and the Company expects increased competition in this area.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities are focused primarily on the development of new products, process improvements and the testing of alternative raw materials and supplies. The Company's research and development activities, dedicated to residential, commercial and fiberglass products, are located at technical centers at Wayne, New Jersey, Nashville, Tennessee and Port Arthur, Texas. BMCA's research and development expenditures were approximately $2.6 million, $2.5 million and $3.1 million in 1993, 1994 and 1995, respectively.

  GAF BROADCASTING

     GAF Broadcasting owns and operates WAXQ, 104.3-FM, a commercial radio station broadcasting current rock music in the New York City metropolitan area. WAXQ is on the air 24 hours a day, 7 days a week. Q-104.3 is music intensive, featuring new bands and established rock performers.

     On March 14, 1996, the Company agreed to sell WAXQ to Entercom (which has in turn agreed to transfer the station to Viacom) for a purchase price of $90 million. The transaction is subject to a number of conditions, including (i) obtaining the consent of the Federal Communications Commission ("FCC"), (ii) the concurrent closing of the Viacom/Entercom transaction and (iii) the transmission equipment of the station being, in all material respects, in good operating condition and in compliance with applicable FCC rules and regulations. On March 21, 1996, the Company filed with the FCC an application for assignment of the license to operate WAXQ and is awaiting the issuance by the FCC of its approval to such assignment. Although there can be no assurance that the conditions to the sale of WAXQ will be satisfied and the closing of the transaction will be consummated, the Company expects that the closing of the sale of WAXQ will occur in the third quarter of 1996.



GCC
     The business of GCC consists solely of owning shares of ISP common stock and an investment in the Surfactants Partnership which operates, among other businesses, GCC's former surfactants chemicals business. See Note 4 of Notes to Consolidated Financial Statements. GCC owns 80,500,000 shares of ISP common stock, representing approximately 82% of the outstanding shares of ISP common stock.

     GCC was incorporated in Delaware in 1987. GCC acquired the specialty chemicals business now conducted by ISP in April 1989 pursuant to a plan of liquidation of GAF Corporation, the predecessor in name to GAF which was acquired by GAF and its consolidated subsidiaries in March 1989 in a management-led buyout.

  PROPERTIES

     The corporate headquarters and principal research and development laboratories of ISP and BMCA are located at a 100-acre campus-like office and research park owned by a subsidiary of ISP at 1361 Alps Road, Wayne, New Jersey 07470. The premises are subject to a first mortgage. G-I Holdings maintains its principal office at 818 Washington Street, Wilmington, Delaware 19801, telephone
(302) 429-8525.

     The WAXQ-FM studio and GAF Broadcasting are located in leased offices at 1180 Avenue of the Americas, New York, New York 10036. The corporate headquarters of USI is located at offices owned by USI at 1212 Brai Drive, Port Arthur, Texas 77643.

     The principal domestic and foreign real properties either owned by, or leased to, G-I Holdings' subsidiaries are described below. Unless otherwise indicated, the properties are owned in fee. In addition to the principal facilities listed below, ISP, BMCA and USI maintain sales offices and warehouses in the United States and abroad, substantially all of which are in leased premises under relatively short-term leases.

     G-I Holdings does not directly own or lease any real property.

         Location                Facility                         Segment
         --------                --------                         -------
DOMESTIC

Alabama
  Huntsville .........  Plant*                                  ISP
  Mobile .............  Plant, Warehouse*                       BMCA

Arizona
  Chandler ...........  Warehouse*                              USI

California
  Fontana ............  Plant, Sales Office                     BMCA
  Ontario ............  Plant, Sales Office                     BMCA
  Stockton ...........  Plant, Warehouse*                       USI

Florida
  Tampa ..............  Plant, Sales Office*                    BMCA

         Location                 Facility                        Segment
         --------                 --------                        -------
DOMESTIC--(Continued)

Georgia
  Monroe .............  Plant, Warehouse*                       USI
  Savannah ...........  Plant, Sales Office                     BMCA

Indiana
  Mount Vernon .......  Plant, Sales Office                     BMCA

Illinois
  Naperville .........  Sales Office*                           BMCA

Kentucky
  Calvert City .......  Plant                                   ISP
  Florence ...........  Plant                                   BMCA

Maryland
  Baltimore ..........  Plant, Warehouse*                       BMCA
  Hagerstown .........  Research Center, Design Center, Sales
                          Office                                ISP

Massachusetts
  Millis .............  Plant, Sales Office                     BMCA

Minnesota
  Minneapolis ........  Plant, Sales Office, Warehouse*         BMCA

Missouri
  Annapolis ..........  Plant, Quarry                           ISP

New Jersey
  Belleville .........  Plant, Sales Office, Research Center,
                          Warehouse*                            ISP
  Branchburg .........  Warehouse*                              USI
  Bridgewater ........  Sales Office                            ISP
  Chatham ............  Plant, Sales Office, Research Center,
                          Warehouse*                            ISP
  North Branch .......  Plant                                   USI
  North Brunswick ....  Sales Office*, Warehouse*               BMCA
  Wayne ..............  Headquarters, Corporate Administrative  ISP,BMCA
                          Offices, Research Center

New York
  New York ...........  Office*, Studios*                       GAF Broadcasting

Ohio
  Columbus ...........  Plant, Sales Office                     ISP
  Wadsworth ..........  Plant*, Warehouse*                      BMCA

Oregon
  Corvallis ..........  Plant                                   USI

Pennsylvania
  Blue Ridge Summit ..  Plant, Quarry                           ISP
  Erie ...............  Plant, Sales Office, Warehouse*         BMCA
  Wind Gap ...........  Plant                                   BMCA

South Carolina
  Chester ............  Plant                                   BMCA

Tennessee
  Nashville ..........  Plant, Research Center                  BMCA
  Memphis ............  Plant*, Warehouse*, Distribution
                          Center*                               ISP

Texas
  Beaumont ...........  Plant                                   USI
  Dallas .............  Plant, Sales Office, Warehouse*         BMCA
  Fannett ............  Warehouse                               USI
  Houston ............  Plant, Warehouse, Warehouse*            USI
  Port Arthur ........  Plant, Warehouse, Office                USI
  Seadrift ...........  Plant                                   ISP
  Texas City .........  Plant                                   ISP

Wisconsin
  Pembine ............  Plant, Quarry                           ISP

         Location                 Facility                        Segment
         --------                 --------                        -------
INTERNATIONAL

Belgium
  Sint-Niklaas .......  Plant, Sales Office, Distribution
                          Center                                ISP

Brazil
  Sao Paulo ..........  Plant*, Sales Office*, Distribution
                          Center*                               ISP

Canada
  Mississauga, Ontario  Plant*, Sales Office*, Distribution
                          Center*                               ISP
  Oakville, Ontario ..  Plant*                                  ISP

Germany
  Hamburg ............  Plant*                                  ISP

Great Britain
  Guildford ..........  European Headquarters*, Research
                          Center*                               ISP

India
  Nagpur .............  Plant                                   ISP

Singapore
  Southpoint .........  Plant*, Sales Office*, Distribution     ISP
                          Center*, Asia Pacific
                          Headquarters*, Warehouse*

Affiliate:
  GAF-Huls Chemie GmbH
  Marl, Germany ......  Plant, Sales Office                     ISP
- -------------
* Leased Property

     The Company believes that its subsidiaries' plants and facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained, are in good condition, are suitable for their respective operations and generally provide sufficient capacity to meet production requirements. Each plant has adequate transportation facilities for both raw materials and finished products. In 1995, the Company made capital expenditures in the amount of $63.3 million relating to plant, property and equipment, of which $38.3 million, $24.7 million and $0.3 million were incurred by ISP, BMCA and USI, respectively.

PATENTS AND TRADEMARKS

     ISP owns approximately 405 domestic and 115 foreign patents and owns or licenses approximately 120 domestic and 1,265 foreign trademark registrations related to the business of ISP. The Company does not believe that any single patent, patent application or trademark is material to ISP's business or operations.

     BMCA owns approximately 54 domestic and 53 foreign patents and owns or licenses approximately 116 domestic and 444 foreign trademark registrations, and USI owns approximately eight domestic patents and one foreign patent and owns or licenses approximately 16 domestic trademark registrations. While the Company believes the patent protection covering certain of its products to be material to those products, such patents are not of material significance to the overall roofing-related business of the Company.

     The Company believes that the duration of the existing patents and patent licenses is satisfactory.

ENVIRONMENTAL COMPLIANCE

     Since 1970, a wide variety of federal, state and local environmental laws and regulations relating to environmental matters (the "Regulations") have been adopted and amended. By reason of the nature of the operations of the Company and its predecessor and certain of the substances that are, or have been used, produced or discharged at their plants or at other locations, the Company is affected by the Regulations. The Company has made capital expenditures of less than $4.1 million in each of the last three years in order to comply with the Regulations (which expenditures are included in additions to property, plant and equipment) and anticipates that aggregate capital expenditures relating to environmental compliance in 1996 and 1997 will be approximately $4.1 million and $4.0 million, respectively.

     The Regulations deal with air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. The Company believes that its manufacturing facilities comply in all material respects with applicable Regulations, and, while it cannot predict whether more burdensome requirements will be adopted in the future, it believes that any potential liability for compliance with the Regulations will not materially affect its business, liquidity or financial position.

     The Company believes that its manufacturing facilities are being operated in compliance in all material respects with applicable environmental, health and safety laws and regulations but cannot predict whether more burdensome requirements will be imposed by governmental authorities in the future.

LEGAL PROCEEDINGS

ASBESTOS CLAIMS FILED AGAINST GAF

     BODILY INJURY CLAIMS. As of March 31, 1996, GAF had been named as a defendant in approximately 48,400 pending lawsuits involving alleged health claims relating to the inhalation of asbestos fiber ("Asbestos Claims"), having resolved approximately 205,000 Asbestos Claims. Plaintiffs in approximately 12,900 of the pending lawsuits were preliminarily enjoined from proceeding with their claims other than in accordance with the Settlement described below. Since December 31, 1995, GAF has settled approximately 3,900 Asbestos Claims and received notice of approximately 3,200 new Asbestos Claims (of which approximately 2,300 are subject to the preliminary injunction).

     The reserves of GAF and G-I Holdings for asbestos bodily injury claims, as of March 31, 1996, were $359.6 million (before estimated present value of recoveries from products liability insurance policies of $185.6 million as described below and related deferred tax benefits of $66.8 million). Certain components of the asbestos-related liability and the related insurance recoveries have been reflected on a discounted basis in G-I Holdings' financial statements. See Note 1 of Notes to Consolidated Financial Statements.

     The estimate of liability for Asbestos Claims is based on the Settlement described below becoming effective and on assumptions which relate, among other things, to the number of new cases filed, the cost of resolving (either by settlement or litigation or through the mechanism established by the Settlement) pending and future claims, the realization of related tax benefits, the favorable resolution of pending litigation against certain insurance companies and the amount of GAF's recoveries from various insurance companies. The reserve is also premised upon the assumption that GAF and the Company had available, to pay asbestos-related bodily injury claims, aggregate coverage, as of March 31, 1996, under insurance policies totaling $197.4 million before discounting certain coverage (which amount is reduced as asbestos-related liabilities are satisfied). See "--Insurance Matters."

     The actual cost of resolving pending and future Asbestos Claims is difficult to estimate. However, based upon the experience of the Center for Claims Resolution (the "CCR"), a non-profit organization of asbestos defendant companies including GAF, in settling approximately 187,000 cases since its creation in 1988, GAF's recent average settlement costs, and the anticipated impact of the Settlement, GAF believes that its average future Asbestos Claim settlements will be approximately $3,000 per case. G-I Holdings therefore believes that its reserves, before discounting, together with anticipated available insurance proceeds, will be sufficient to satisfy all pending Asbestos Claims and all claims anticipated to be resolved during the ten-year period of the Settlement described below. There can be no assurance, however, that the assumptions referred to above are correct.

     In connection with its formation, BMCA contractually assumed and agreed to pay the first $204.4 million of liabilities for Asbestos Claims (whether for indemnity or defense) of its parent, GAF Building Materials Corporation ("GAFBMC"), relating to pending cases and previously settled, but not paid, cases as of January 31, 1994, of which $152.1 million had been paid through March 31, 1996. G-I Holdings and GAFBMC have jointly and severally agreed to indemnify BMCA against any claims related to asbestos-related liabilities, other than those contractually assumed by BMCA, in the event that claims in connection with liabilities not assumed by BMCA are asserted against it.

     On January 15, 1993, the members of the CCR entered into the Settlement to resolve all future Asbestos Claims (other than claims of those persons who "opted out" of the class) against GAF and other members of the CCR. The class action was filed with the United States District Court in Philadelphia. The Settlement, if effective, would operate to limit GAF's liability for future Asbestos Claims to persons who do not "opt out" of the Settlement by placing a dollar limit on awards to such persons and a limit on the number of claims that will be paid to such persons in any one year and over the first ten years of the Settlement. Certain members of the class filed objections to the Settlement. On August 16, 1994, the District Court approved the Settlement, holding that the terms of the Settlement are fair to the class as a whole. The District Court also reaffirmed its prior decision that it has subject matter jurisdiction over the action, certified the class, found that counsel for the class had acted without conflict of interest, without collusion and appropriately in negotiating the Settlement, and determined that adequate notice of the Settlement had been given to class members. The District Court thereafter entered a preliminary injunction enjoining class members from pursuing asbestos claims against GAF and other members of the CCR except in accordance with the Settlement. On May 10, 1996, the United States Court of Appeals for the Third Circuit (the "Third Circuit") issued an opinion, concluding that the class was not certifiable, thus reversing the decision of the District Court. The Company intends to pursue a continuation of the preliminary injunction and a rehearing before the Third Circuit en banc and ultimately, if necessary, an appeal of the Third Circuit's decision to the United States Supreme Court. The Company continues to believe the Settlement will ultimately be upheld on appeal.

     The Settlement prescribes that all claims submitted to the CCR must provide evidence (1) that the exposed person had occupationally-related exposure to asbestos or an asbestos-containing product manufactured or supplied by the CCR defendants, and (2) that the exposed person meets certain prescribed medical criteria. The CCR will then evaluate the information to determine whether the claimant satisfies the exposure and medical criteria for the Compensable Medical Categories prescribed in the Settlement. Each claimant whose claim qualifies for compensation will receive from the CCR a good faith offer to resolve the claim, generally within several months after the claim is submitted. Disputes between the claimant and the CCR with respect to whether a claim meets the asbestos exposure or medical requirements for compensation will be resolved by independent, neutral arbitrators or medical experts. In the event a claimant's claim is denied, the claimant may subsequently resubmit the claim for further consideration. Payments to claimants are to be made according to a prescribed range of payment values, which set a minimum and maximum compensation value, and a middle range, according to the disease with which the claimant is diagnosed. The Settlement also sets a maximum number of claims in each Compensable Medical Category that may be compensated in each year, which maximum case flow numbers regulate only the timing of when claims will be paid, and not the total number of claims that may qualify for payment.

     Although approximately 260,000 requests (the "opt-outs") to be excluded from the Settlement were initially filed, the United States District Court in Philadelphia granted the CCR's motion to void the opt-outs and require a second notice and opt-out period. As a result, the number of individuals who have filed timely opt-out requests has been reduced to approximately 87,000.

     It is anticipated that substantially all of the payments in connection with the liability of GAF and G-I Holdings relating to Asbestos Claims will be made by the end of the year 2004. While GAF is unable to estimate the amount of liability with respect to claims to be resolved after such period, it believes that it will resolve, prior to that time, substantially all the court cases currently pending against GAF, and that it will further resolve substantially all the claims filed under the Settlement on a relatively current basis, so that the number of claims pending against GAF at the end of such period will be substantially diminished from current levels. As a result of these and other factors, GAF and G-I Holdings believe that the resolution of any claims after such period will not, individually or in the aggregate, have a material adverse effect on their respective financial positions, liquidity or results of operations.

     GAF and G-I Holdings believe that their reserves, which reflect the discounting of a portion of the liabilities, adequately reflect their actual asbestos-related liabilities. Although any opinion is necessarily judgmental and must be based on information currently known, it is the opinion of GAF and G-I Holdings, based on the assumptions referred to above and their analysis of their future business, financial prospects and cash flows, that asbestos-related bodily injury claims will not, individually or in the aggregate, have a materially adverse effect on the respective financial positions, liquidity or results of operations of GAF and G-I Holdings, after giving effect to the aforementioned reserves, and will not impair the ability of GAF or G-I Holdings to meet its respective obligations, to reinvest in its respective businesses or to grow. Although management believes that the Settlement will ultimately be upheld on appeal, in the event that the Third Circuit's decision is not reversed and the Settlement is not upheld, or the conditions to the effectiveness of the Settlement are not satisfied (see--"Insurance Matters"), GAF and G-I Holdings could be required to increase their estimates of asbestos-related liabilities and adjust any related discounts. It is not currently possible to estimate the range or amount of such possible additional liability.

     ASBESTOS-IN-BUILDING CLAIMS. GAF has also been named as a co-defendant in asbestos-in-buildings cases for economic and property damage or other injuries based upon an alleged present or future need to remove asbestos containing materials from public and private buildings ("Building Claims"). Since these actions were first initiated 13 years ago, GAF has not only successfully disposed of approximately 138 such cases at an average disposition cost

(including cases disposed of at no cost to GAF) of $13,500 per case (all of which have been paid by insurance under reservation of rights), but is a co-defendant in only 10 remaining lawsuits. See "--Insurance Matters."

     INSURANCE MATTERS. GAF and the Company had available, as of March 31, 1996, to pay asbestos-related bodily injury claims aggregate insurance coverage of $197.4 million (which amount was used in the reserve calculation referred to in "Bodily Injury Claims" and is reduced as asbestos-related liabilities are satisfied), of which: (i) certain insurers have agreed to provide coverage of $168.5 million, the bulk of which was written and issued by companies which are part of the CIGNA Insurance Group (INA and California Union), the London Insurance Market and Allianz; and (ii) $28.9 million is the subject of negotiations with various insurers and/or the Settlement Coverage Action described below, and which $28.9 million of coverage GAF believes will be available to it either by agreement with its insurance carriers or, if necessary, by legal action. In addition to the $197.4 million of insurance referred to above, GAF and G-I Holdings have $57.2 million of additional insurance which may be available to pay a portion of the Asbestos Claims, which has not been included in the reserve calculations.

     Concurrently with the filing of the class action complaint relating to the Settlement, the members of the CCR filed a third-party action with the United States District Court in Philadelphia against certain product liability insurers whose policies will or may be called upon to respond to asbestos-related bodily injury claims, including claims to be resolved under the Settlement (the "Settlement Coverage Action"). The third-party complaint seeks a declaratory judgment on behalf of certain CCR members, including GAF, against various third-party defendant product liability insurers to the effect that those insurers are obligated to provide coverage for Asbestos Claims, including claims subject to the Settlement. The insurers who are defendants in GAF's third-party complaint are: American Centennial, Atlanta International, Employers Mutual, Lexington (domestic coverage), Northbrook, Lexington (London coverage), Commercial Union, and various London Market Insurers. The insurance carrier third-party defendants have raised various defenses to the Settlement Coverage Action, including the impropriety of the Settlement without prior notice to the carriers, the potential violation of various conditions and obligations of the insured under their policies, and the inappropriateness of the shares allocated to the CCR members.

     The CCR members, including GAF, and certain products liability insurers (other than those referred to above) which have agreed in writing to fulfill their obligations to provide coverage with respect to Asbestos Claims, have joined in an alternate dispute resolution proceeding ("ADR"), which seeks a determination similar to that sought in the Settlement Coverage Action. The ADR insurers have raised certain defenses, and no hearing date is currently scheduled. GAF's insurers in the ADR are ITT-Hartford, Royal Insurance and the London Market Insurers. The ADR involves $43.4 million of the $168.5 million of coverage (and $2.8 million of the additional coverage) described above. A favorable resolution of the Settlement Coverage Action and the ADR is a condition to the effectiveness of the Settlement.

     GAF is involved in litigation in California with several of its insurers concerning, among other things, the trigger of insurance coverage relating to defense and indemnity obligations to GAF with respect to Asbestos Claims. The trial and intermediate appellate courts have both upheld GAF's position that coverage is triggered continuously from the time of first exposure to the Company's products through the time of the filing of a claim (i.e., all insurers during that period must respond up to the policy limits) and, although the insurers have indicated that they intend to appeal, GAF has advised the Company that it believes that the lower court decisions will be upheld.

     In October 1983, GAF filed a lawsuit in Los Angeles, California Superior Court against its past insurance carriers to obtain a judicial determination that such carriers were obligated to defend and indemnify it for Building Claims. GAF is seeking declaratory relief as well as compensatory damages. This action is presently in the pre-trial pleading stage. The parties have agreed to hold this action in abeyance until such time as they are better able to evaluate developments as they may occur in the Building Claims. Because such litigation is in early stages and evidence and interpretations of important legal questions are presently unavailable, it is not possible to predict the future of such litigation.

     In all the Building Claims, GAF's defense costs have been paid by one of its primary carriers. While GAF expects that such primary carrier will continue to defend and indemnify GAF, such primary carrier has reserved its rights to later refuse to defend and indemnify GAF and to seek reimbursement for some or all of the fees paid to defend and resolve the Building Claims. GAF believes that it will be able to resolve such cases for amounts within the total indemnity obligations available from such primary carrier. GAF further believes that it would prevail if the carrier's claims for reimbursement of fees paid to defend and resolve these cases were determined by a court.

ENVIRONMENTAL LITIGATION

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters ("Environmental Claims") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites, a number of which are in the early stages or have been dormant for protracted periods.



     The Company estimates that its liability in respect of all Environmental Claims, and certain other environmental compliance expenses, as of March 31, 1996 will be $30 million, before reduction for insurance recoveries reflected on its balance sheet (discussed below) of $12.5 million ("estimated recoveries"). In the opinion of management, the resolution of such matters should not be material to the business, liquidity or financial position of the Company. However, adverse decisions or events, particularly as to the liability and the financial responsibility of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of its liability in respect of such matters. It is not currently possible to estimate the amount or range of any additional liability.



     After considering the relevant legal issues and other pertinent factors, the Company believes that it will receive the estimated recoveries and it may receive amounts substantially in excess thereof. The Company believes it is entitled to substantially full defense and indemnity under its insurance policies for most Environmental Claims, although the Company's insurers have not affirmed a legal obligation under the policies to provide indemnity for such claims.

     The estimated recoveries are based in part upon interim agreements with certain insurers. The Company terminated these agreements in 1995 and on March 8, 1995 commenced litigation in the United States District Court for the District of New Jersey seeking amounts substantially in excess of the estimated recoveries. While the Company believes that its claims are meritorious, there can be no assurance that the Company will prevail in its efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

     In June 1989, ISP entered into a Consent Order with the New Jersey Department of Environmental Protection ("NJDEP") requiring the development of a remediation plan for its closed Linden, New Jersey plant and the maintenance of financial assurances (currently $7.5 million) to guarantee ISP's performance. In April 1993, NJDEP issued orders which require the prevention of discharge of contaminated groundwater and stormwater from the site and the elimination of other potential exposure concerns. ISP believes, although there can be no assurance, that, taking into account its plans for development of the site, it can comply with the NJDEP order at a cost of no more than $7.5 million (in connection with which ISP anticipates insurance recoveries of approximately $5 million). See "--Environmental Services."

     Pursuant to an Order dated September 28, 1990 issued by the United States Environmental Protection Agency (the "EPA"), over 100 potentially responsible parties, including the Company, have agreed to participate in the remediation of a contaminated waste disposal site in Carlstadt, New Jersey. The EPA is evaluating final remedies for the site. Total cleanup costs are unknown but the Company estimates, based on information currently available to it, that the insurance described above will cover a substantial portion of the Company's share of such costs.

OTHER LITIGATION

     Two class actions are pending in the United States District Court for the District of New Jersey against GAF and certain affiliates of the Company on behalf of stockholders who purchased and held GAF shares during a fifteen-month period in the 1980s. The complaints, which were filed in 1988, allege certain violations of the Exchange Act, common-law fraud and negligent misrepresentation in connection with certain of GAF's public filings in the 1980s and an alleged attempt by GAF to increase the price of Union Carbide Corporation common stock in October 1986.

     On March 19, 1993, G-I Holdings and a newly formed subsidiary of G-I Holdings entered into an agreement to acquire the roofing manufacturing business of Georgia-Pacific Corporation ("G-P"), including six roofing manufacturing facilities, which was later terminated by G-I Holdings and such subsidiary. On July 23, 1993, G-P commenced an action, in the United States District Court for the Southern District of New York, alleging that G-I Holdings and such subsidiary did not have the right to terminate the agreement and seeking unspecified damages. The Company believes that the complaint is without merit and has counterclaimed for breach of contract and fraud. A trial of this action is expected to take place in 1996.

     Litigation is pending between the Company and Elk Corporation of Dallas ("Elk") in the United States District Court for the Northern District of Texas relating to certain aspects of BMCA's laminated shingles, which Elk claims infringe design and utility patents recently issued to it, as well as certain proprietary aspects of its shingles. Elk seeks injunctive relief, damages and attorneys' fees. The Company has sued for a declaration that Elk's patents are invalid and unenforceable and that the Company's shingles do not infringe any of Elk's rights, and has sought money damages for Elk's unfair competition and certain federal statutory violations. The Company believes that Elk's patents are invalid and unenforceable, that its shingles do not infringe any of Elk's rights and that it will prevail in obtaining the requested declaratory relief and money damages.

     On October 25, 1994, a complaint was filed in the Superior Court of the State of Connecticut against GAFBMC on behalf of a purported class of residents in Connecticut who purchased fiberglass shingles manufactured by GAFBMC more than six years ago, alleging, among other things, that such shingles were defective, and seeking unspecified damages on behalf of the purported class. Plaintiffs have not moved for class certification. The Company does not believe a class is warranted and intends to vigorously oppose this action.

     On or about April 29, 1996, an action was commenced in the Circuit Court of Mobile County, Alabama against GAFBMC on behalf of a purported nationwide class of purchasers of, or current owners of buildings with, asphalt shingles manufactured by GAFBMC since January 1979. The action alleges, among other things, that such shingles were defective and seeks unspecified damages on behalf of the purported class. Plaintiffs have not moved for class certification, and the Company does not believe a class is warranted. The Company intends to vigorously oppose the action.

                                  * * * * * * *

     The Company believes that the ultimate disposition of the cases described above under "Environmental Litigation", "Asbestos-in-Buildings Claims" and "Other Litigation" will not, individually or in the aggregate, have a material adverse effect on the Company's liquidity, financial position or results of operations.

EMPLOYEES

     G-I Holdings has no employees other than its officers.

     At December 31, 1995, the Company employed approximately 5,200 people worldwide. As of December 31, 1995, approximately 1,150 employees in the United States and Canada were subject to 22 union contracts, which are effective in most cases for two and four-year periods. During 1995 and the first two months of 1996, seven labor contracts expired and were renegotiated. In addition, as of March 1, 1996, three labor contracts were being negotiated, and the Company expects to renegotiate an additional four labor contracts in 1996. The Company believes that its relations with its employees and their unions are satisfactory.

     The Company has in effect various benefit plans, which include a non-qualified retirement plan for a group of executives, a capital accumulation plan for its salaried and certain hourly employees, a flexible benefit plan for its salaried employees, a retirement plan for certain of its hourly employees, and group insurance agreements providing life, accidental death, disability, hospital, surgical, medical and dental coverage. In addition, the Company has contracted with various health maintenance organizations to provide medical benefits. The Company and, in many cases, its employees contribute to the cost of these plans.

                                   MANAGEMENT

     The following table sets forth the name, age, position and other information with respect to the directors and executive officers of G-I Holdings. Each person listed below is a citizen of the United States.


                                                               Present Principal Occupation or Employment
    Name and Position Held(1)                   Age                 and Five-Year Employment History
    -------------------------                   ---            -------------------------------------------
Samuel J. Heyman ...........................     57            Mr. Heyman has been a director and Chairman and Chief Executive
 Director, Chairman and                                          Officer of G-I Holdings since August 1988 and of GAF, G
 Chief Executive Officer                                         Industries and certain of its subsidiares since April 1989, prior to which he held the same position with the predecessor to
                                                                 GAF (the "Predecessor Company") from December 1983 to April
                                                                 1989. Mr. Heyman has been Chairman and Chief Executive
                                                                 Officer of ISP, and has been a director and Chairman of
                                                                 BMCA, since their respective formations. Mr. Heyman has been a director of USI since October 1995. He is also the Chief
                                                                 Executive Officer, Manager and General Partner of a number of closely held real estate development companies and
                                                                 partnerships whose investments include commercial real
                                                                 estate and a portfolio of publicly traded securities.

Carl R. Eckardt ............................     65            Mr. Eckardt has been a director and Executive Vice President
 Executive Vice President                                        of GAF since April 1989 and held the same positions with the
                                                                 Predecessor Company from January 1987 to April 1989. He has been President and Chief Operating Officer of ISP since
                                                                 January 1994 and was Executive Vice President of ISP from
                                                                 its formation to January 1994. Mr. Eckardt has been
                                                                 Executive Vice President of G-I Holdings since March 1993.
                                                                 Mr. Eckardt was President of GCC and the Predecessor
                                                                 Company's chemicals division from 1985 to 1987. Mr. Eckardt was a Senior Vice President--Worldwide Chemicals and Senior
                                                                 Vice President--International Chemicals of the Predecessor
                                                                 Company from 1982 to 1985 and 1981 to 1982, respectively.
                                                                 Mr. Eckardt joined the Predecessor Company in 1974.



James P. Rogers ............................     45            Mr. Rogers has been Senior Vice President and Chief
 Senior Vice President and                                       Financial Officer of G-I Holdings, GAF and certain of its
 Chief Financial Officer                                         subsidiaries and Senior Vice President-Finance of ISP since
                                                                 November 1993, a director and Senior Vice President of BMCA since its formation and a director and Senior Vice President of USI since October 1995. Mr. Rogers has served as
                                                                 Treasurer of G-I Holdings, GAF and certain of its
                                                                 subsidiaries since March 1992 and was Vice President-Finance of such corporations from March 1992 to October 1993. He was
                                                                 Treasurer of ISP from March 1992 to December 1994 and has
                                                                 served as such since September 1995. From August 1987 to
                                                                 March 1992, Mr. Rogers was Treasurer of Amphenol
                                                                 Corporation, a manufacturer of electronic connectors.


                                                               Present Principal Occupation or Employment
    Name and Position Held(1)                   Age                 and Five-Year Employment History
    -------------------------                   ---            -------------------------------------------

Richard A. Weinberg ........................     36            Mr. Weinberg has been Senior Vice President and General
 Senior Vice President and General                               Counsel of GAF, G-I Holdings, ISP, BMCA and certain of their
 Counsel                                                         subsidiaries since May 1996. He was Vice President and
                                                                 General Counsel of BMCA from September 1994 to May 1996,
                                                                 Vice President--Law of BMCA from May 1994 to September 1994 and Vice President--Law of GAFBMC from April 1993 to May
                                                                 1994. Mr. Weinberg was employed by Reliance Group Holdings
                                                                 Inc., a diversified insurance holding company, as Staff
                                                                 Counsel from October 1987 to January 1990 and as Assistant
                                                                 Vice President and Corporate Counsel from January 1990 to
                                                                 April 1993.

- -------------

(1) Under G-I Holdings' By-laws, each director and executive officer continues in office until G-I Holdings' next annual meeting of stockholders and until his or her successor is elected and qualified.

GAF


     The following table sets forth the name, age, principal occupation or employment at the present time and during the last five years and the name and principal business of any corporation or other organization in which such occupation is or was conducted, of each director of GAF, other than Messrs. Heyman and Eckardt who are also directors and executive officers of GAF. Each person listed below is a citizen of the United States. All directors other than Mr. Heyman have served GAF as directors since April 1989. Mr. Heyman has served as director since September 1987. Mr. Heyman and Ronnie F. Heyman are husband and wife.

                                                               Present Principal Occupation or Employment
    Name and Position Held(1)                   Age                 and Five-Year Employment History
    -------------------------                   ---            -------------------------------------------
Ronnie F. Heyman ...........................     47            Mrs. Heyman is a director of GAF.
 Director

- --------------

(1) Under GAF's By-laws, each director and executive officer continues in office until GAF's next annual meeting of stockholders and until his or her successor is elected and qualified.

                             EXECUTIVE COMPENSATION

     No compensation is paid to officers or directors of G-I Holdings for their services in such capacity.

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of G-I Holdings and the four other most highly compensated executive officers of G-I Holdings who were employed by G-I Holdings or its subsidiaries as of December 31, 1995.



                                                                                       Long Term
                                                                                      Compensation
                                                                                    ----------------
                                                                        Other          Securities
                                                                        Annual         Underlying             All Other
Name and Principal Position       Year      Salary     Bonus (1)     Compensation    Options/SARs(3)         Compensation
- ---------------------------       ----     --------    ---------     ------------    ---------------         ------------
Samuel J. Heyman ..............   1995     $553,666     $200,000             0        150,000 (O)            $ 9,848 (2)
 Chairman of the Board            1994      394,792            0             0              0                 23,665 (2)
 of Directors and Chief           1993      464,792            0             0              0                 12,750 (2)
 Executive Officer

Carl R. Eckardt ...............   1995      325,500      300,000             0         41,600 (O)             10,095 (2)
 President and Chief              1994      312,084      300,000             0         45,240 (O)             15,540 (2)
 Operating Officer, ISP           1993      269,583      100,000             0              0                  8,064 (2)


John M. Sergey (4) ............   1995      326,550       80,000             0              0                 16,786 (4)
 President and Chief Executive    1994      310,417      100,000             0              0                 21,870 (4)
 Officer, BMCA                    1993      252,500      175,000             0              0                 55,033 (4)

Mark A. Buckstein (5) .........   1995      321,563      135,000             0         35,700 (O)             17,920 (5)
 Executive Vice President,        1994      306,250      185,000       $60,289 (5)      2,993 (S)             24,430 (5)
 General Counsel and Secretary    1993      125,000 (5)   65,000 (5)    35,000 (5)     30,000 (O)/6,255(S)     4,685 (5)


James P. Rogers ...............   1995      248,333      225,000             0         38,300 (O)             13,154 (6)
 Senior Vice President and        1994      224,167      200,000             0         15,000 (O)             18,025 (6)
 Chief Financial Officer          1993      194,167      200,000             0         15,000 (O)/9,319(S)    21,903 (6)

- ------------

(1) Bonus amounts are payable pursuant to ISP's or BMCA's Executive Incentive Compensation Programs.

(2) Included in these amounts for Mr. Heyman are: $8,598, $22,415 and $11,000 for the premium paid by the Company for a life insurance policy in 1995, 1994 and 1993, respectively; and $1,250, $1,250 and $1,750 for the premium paid by the Company for a long-term disability policy in 1995, 1994 and 1993, respectively. Included in these amounts for Mr. Eckardt are: $8,845, $14,190 and $6,314 for the premium paid by the Company for a life insurance policy in 1995, 1994 and 1993, respectively; and $1,250, $1,250 and $1,750 for the premiums paid by the Company for a long-term disability policy in 1995, 1994 and 1993, respectively.

(3) The options (O) are for shares of ISP common stock and the stock appreciation rights (S) relate to shares of GAF common stock. See "Options and Stock Appreciation Rights".


(4) Included in "All Other Compensation" for Mr. Sergey are $11,000, $11,000 and $16,040, representing the Company's contribution under the GAF Capital Accumulation Plan in 1995, 1994 and 1993, respectively; $4,536, $9,620 and $5,904 for the premium paid by the Company for a life insurance policy in 1995, 1994 and 1993, respectively; and $1,250, $1,250 and $1,733 for the premium paid by the Company for a long-term disability policy in 1995, 1994 and 1993, respectively. Mr. Sergey retired from BMCA on May 31, 1996.

(5) Mr. Buckstein commenced employment as Executive Vice President, General Counsel and Secretary on August 1, 1993 and retired from the Company on May 15, 1996. Included in "Other Annual Compensation" for Mr. Buckstein are $31,398 in payment of moving related expenses and a "tax gross-up" of $21,440 in 1994 and $35,000 in payment of moving related expenses in 1993, all in connection with Mr. Buckstein's move following his joining the Company. Included in "All Other Compensation" for Mr. Buckstein are:
     $11,000 and $11,000, representing the Company's contribution under the GAF Capital Accumulation Plan in 1995 and 1994, respectively; $5,670, $12,180 and $2,935 for the premium paid by the Company for a life insurance policy in 1995, 1994 and 1993, respectively; and $1,250, $1,250 and $1,750 for the premium paid by the Company for a long-term disability policy in 1995, 1994 and 1993, respectively.


(6) Included in these amounts for Mr. Rogers are $10,963, $10,750 and $16,040, representing the Company's contribution under the GAF Capital Accumulation Plan in 1995, 1994 and 1993, respectively; $978, $6,125 and $4,504 for the premium paid by the Company for a life insurance policy in 1995, 1994 and 1993, respectively; and $1,213, $1,150 and $1,359 for the premium paid by the Company for a long-term disability policy in 1995, 1994 and 1993, respectively.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize grants of options to acquire ISP common stock granted during 1995 to the executive officers named in the Summary Compensation Table above and the potential realizable value of such options and stock appreciation rights ("SARs") relating to GAF common stock held by such persons. No SARs were granted to, and no options or SARs were exercised by, such persons in 1995.

                   ISP COMMON STOCK OPTION GRANTS IN 1995



                                                                                             Potential Realizable
                            Number of   % of Total                                             Value at Assumed
                           Securities     Options      Exercise/    Market                      Annual Rates of
                           Underlying   Granted to       Base        Price                        Stock Price
                             Options     Employees       Price      On Date   Expiration        Appreciation for
Name                       Granted(1)  in Fiscal 1995  ($/Share)   of Grant      Date             Option Term
- ----                       ----------  --------------  ---------   --------   ----------   ------------------------
                                                                                              5%             10%
                                                                                           --------      ----------
Samuel J. Heyman .......   150,000(2)      11.07%       $7.000     $ 7.000      2/27/04    $578,850      $1,425,900
Carl R. Eckardt ........    41,600(3)       3.07%        8.625       8.625      7/10/04     197,808         487,219
Mark A. Buckstein ......    35,700(3)       2.63%        8.625       8.625      7/10/04     169,754         418,118
James P. Rogers ........    25,800(4)       1.90%        8.625       8.625      7/10/04     122,679         302,170
                            12,500(4)       0.92%        5.875      10.875     12/31/01      24,975          56,663


- -----------

(1) Options were granted under the ISP 1991 Incentive Plan for Key Employees and Directors, as amended (the "1991 Incentive Plan"). Each option becomes vested as to 20%, 40%, 60%, 80% and 100% of the shares subject thereto on each of the first through the fifth anniversaries of the date of grant, respectively, and, to the extent vested, is exercisable for 9 years from the date of grant, except for options granted to Mr. Rogers for 12,500 shares which will become fully vested 2-1/2 years after the date of grant, and, to the extent vested, are exercisable for 6 years from the date of grant.

     The Compensation and Pension Committee of the Board of Directors of ISP may, on a case by case basis, accelerate the vesting of unvested options in the event of a "Change in Control" (as defined).

(2) Mr. Heyman's ISP options were granted on February 27, 1995 and became or will become exercisable as to 30,000 shares on each of February 27, 1996, 1997, 1998, 1999 and 2000.



(3) Mr. Eckardt's and Mr. Buckstein's ISP options were granted on July 10, 1995. Mr. Eckardt's options will become exercisable as to 8,320 shares on each of July 10, 1996, 1997, 1998, 1999 and 2000. Mr. Buckstein's options terminated upon his retirement from the Company.



(4) Mr. Rogers' options for 25,800 shares were granted on July 10, 1995 and will become exercisable as to 5,160 shares on each of July 10, 1996, 1997, 1998, 1999 and 2000. Mr. Rogers' options for 12,500 ISP shares will become exercisable on June 30, 1998.


       VALUE OF ISP COMMON STOCK OPTIONS/GAF STOCK APPRECIATION RIGHTS AT DECEMBER 31, 1995

                                     Number of Securities Underlying        Value of Unexercised
                                     Unexercised ISP Options (O)/GAF    In-The-Money Option(O)/SARs(S)
                                           SARs(S) at 12/31/95                 at 12/31/95(1)
Name                                    Exercisable/Unexercisable         Exercisable/Unexercisable
- ----                                 -------------------------------    -------------------------------
Samuel J. Heyman ................                0/150,000(O)                     $0/$581,250
Carl R. Eckardt .................            39,048/97,792(O)                  37,323/242,892
Mark A. Buckstein ...............            12,000/53,700(O)                  49,500/154,575
                                                   0/9,248(S)                       0/359,662
James P. Rogers .................            27,000/71,300(O)                  25,875/190,300
                                                   0/9,319(S)                       0/312,122

- --------------

(1) Options for 150,000, 86,840, 65,700 and 68,300 shares were in-the-money for Messrs. Heyman, Eckardt, Buckstein and Rogers, respectively, as of December 31, 1995. All outstanding SARs were in-the-money as of December 31, 1995.

PENSION PLANS

     NON-QUALIFIED RETIREMENT PLAN. GAF has a non-qualified retirement plan for the benefit of key employees of GAF and its subsidiaries (the "Retirement Plan"). The benefit payable under the Retirement Plan, which vests in accordance with a 10-year schedule, consists of an annual payment commencing at age 65 equal to 25% of a covered employee's last full year's base salary. The benefit continues for the longer of 15 years or the joint lifetimes of the employee or his or her spouse. If a covered employee dies while employed by GAF or a subsidiary, a death benefit of 36% of the employee's base salary at the date of death is payable for a term of 15 years to the employee's beneficiary.

     No new participants have been admitted to the Retirement Plan since January 1989 and it is not anticipated that any new participants will be admitted hereafter. Of the executive officers named in the Summary Compensation Table, only Messrs. Heyman and Eckardt participate in the Retirement Plan.

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit, payable commencing at age 65 to participants in the Retirement Plan.

                        NON-QUALIFIED RETIREMENT PLAN
                          ANNUAL PAYMENTS AT AGE 65


                                                     Years of Service
                -----------------------------------------------------------------------------------------------
 Salary            5             10            15             20             25            30             35
- --------        -------       --------      --------       --------       --------      --------       --------
$250,000        $31,250       $ 62,500      $ 62,500       $ 62,500       $ 62,500      $ 62,500       $ 62,500
 300,000         37,500         75,000        75,000         75,000         75,000        75,000         75,000
 350,000         43,750         87,500        87,500         87,500         87,500        87,500         87,500
 400,000         50,000        100,000       100,000        100,000        100,000       100,000        100,000
 450,000         56,250        112,500       112,500        112,500        112,500       112,500        112,500
 500,000         62,500        125,000       125,000        125,000        125,000       125,000        125,000
 550,000         68,750        137,500       137,500        137,500        137,500       137,500        137,500
 600,000         75,000        150,000       150,000        150,000        150,000       150,000        150,000
 650,000         81,250        162,500       162,500        162,500        162,500       162,500        162,500
 700,000         87,500        175,000       175,000        175,000        175,000       175.000        175,000

     The years of service covered by the Retirement Plan are for each of Mr. Heyman and Mr. Eckardt nine years. Current salaries covered by the Retirement Plan are the amounts set forth under the "salary" column of the Summary Compensation Table for the above-named executive officers. The annual pension benefit is not subject to reduction for Social Security and other benefits and is computed on a straight-life annuity basis.

     ADDITIONAL PENSION ARRANGEMENTS. ISP has agreed to provide Mr. Eckardt, at age 67, a $200,000 annuity comprising two pieces: (i) the benefits payable under the Retirement Plan described above, and (ii) a supplemental retirement benefit representing the difference between $200,000 per year and the benefit payable under the Retirement Plan. The supplemental retirement benefit will vest at 20% per year over a five year period beginning March 19, 1994. In the event Mr. Eckardt should die without a surviving spouse, no supplemental retirement benefit will be payable. In the event Mr. Eckardt should die prior to the termination of his employment, and leave a surviving spouse, his spouse will be entitled to receive for her life an annual payment of the portion of the supplemental retirement benefit in which he was vested on the date of his death. If Mr. Eckardt's employment is terminated involuntarily other than for cause (as defined), or in the event Mr. Eckardt becomes totally and permanently disabled, he will be entitled to receive payment of the portion of the supplemental retirement benefit in which he is vested on the date of termination or of the onset of such disability. If Mr. Eckardt's employment is terminated for cause, GAF in its sole discretion may declare all or any portion (whether vested or unvested) of the supplemental retirement benefits forfeited.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

G-I HOLDINGS

     All of the outstanding common stock of G-I Holdings ("G-I Holdings Common Stock") is owned of record by GAF.


     The following table sets forth information with respect to the ownership of G-I Holdings Common Stock, as of May 15, 1996, by each other person known to G-I Holdings to own beneficially more than 5% of the G-I Holdings Common Stock outstanding on that date, by each director of G-I Holdings and by all executive officers and directors of G-I Holdings as a group, based on 100 shares of G-I Holdings Common Stock outstanding on that date:



                                                              Amount and
                                                               Nature of                            Percent of
                                   Name and Address of        Beneficial         Percent of        Total Voting
  Title of Class                    Beneficial Owner           Ownership            Class              Power
  --------------                   -------------------        -----------        ----------        ------------
Common Stock ........           Samuel J. Heyman                100(1)             100%(1)            100%(1)
                                1361 Alps Road
                                Wayne, New Jersey 07470

                                All directors and
                                executive officers of
                                G-I Holdings as a group
                                (4 persons)                     100(1)             100%(1)            100%(1)

- ----------

(1) By virtue of Mr. Heyman's ownership of capital stock of GAF having approximately 94% of the combined voting power thereof, Mr. Heyman may be deemed to be the beneficial owner of all shares of G-I Holdings Common Stock.

ISP


     As of May 15, 1996, shares of ISP common stock were beneficially owned by G-I Holdings' directors, directors and executive officers as a group and GCC as follows:



                                           Number of                     Number of Shares
                                            Shares                         Beneficially           Beneficial
Name                                         Owned          %                Owned (3)               % (3)
- ----                                         -----          -                ---------             -------

Samuel J. Heyman ...............           125,000          0.1%          80,655,000(1)              82.7%(1)
Carl R. Eckardt (2) ............             1,000          *                 57,416                  *
James P. Rogers ................            20,316(4)       *                 64,476(4)               *
GCC ............................        80,500,000         82.6           80,500,000                 82.6

All directors and executive officers
 of G-I Holdings (4 persons) ...           146,316(4)       0.2(3)(4)     80,776,892(2)(4)           82.8(2)(4)

- ------------

*    Less than one-tenth of one percent

(1) By virtue of Mr. Heyman's ownership of capital stock of GAF having approximately 94% of the combined voting power thereof, the number of shares shown as being beneficially owned by Mr. Heyman includes 80,500,000 shares owned by GCC, the parent of ISP and an indirect wholly-owned subsidiary of GAF. The business addresses of Mr. Heyman and GCC are 1361 Alps Road, Wayne, New Jersey 07470, and 818 Washington Street, Wilmington, Delaware 19801, respectively.

(2) The number of shares shown as being beneficially owned by all directors and officers of ISP as a group attributes ownership of GCC's 80,500,000 shares to Mr. Heyman. See footnote 1 above. Mr. Eckardt also owns 29,995 shares of GAF common stock of GAF which shares have, in the aggregate, approximately 1.6% of the combined voting power of GAF's capital stock. Such shares are held subject to GAF's right to acquire such shares from Mr. Eckardt upon his termination of employment with GAF and its subsidiaries.


(3) Includes with respect to Messrs. Heyman, Eckardt and Rogers and all directors and executive officers as a group 30,000, 56,416, 44,160 and 130,576 shares, respectively, subject to options granted under the ISP 1991 Incentive Plan which are currently exercisable or exercisable within 60 days.


(4) Includes with respect to Mr. Rogers 7,316 shares held in his account with the GAF Capital Accumulation Plan as of December 31, 1995 and 10,000 shares held jointly with his spouse.

                              CERTAIN RELATIONSHIPS

     G-I HOLDINGS TAX SHARING AGREEMENT. G-I Holdings and its domestic subsidiaries presently join in the filing of a consolidated federal income tax return with the GAF Group. As members of the GAF Group, G-I Holdings and its domestic subsidiaries are severally liable for all federal income tax liabilities of the GAF Group. G-I Holdings has entered into a Tax Sharing Agreement with GAF with respect to the payment of federal income taxes and certain related matters (the "G-I Holdings Tax Sharing Agreement"). During the term of the G-I Holdings Tax Sharing Agreement, which shall extend as long as G-I Holdings is included in a consolidated federal income tax return filed by GAF, G-I Holdings is obligated to pay to GAF an amount equal to those federal income taxes G-I Holdings would have incurred if G-I Holdings (on behalf of itself and its domestic subsidiaries) filed its own federal income tax return, but, in general, not in excess of the amount of federal income tax GAF actually pays or is required to pay. GAF has agreed to indemnify G-I Holdings and its subsidiaries for all tax liabilities of the GAF Group other than tax liabilities arising from the operations of G-I Holdings and its domestic subsidiaries. The G-I Holdings Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the G-I Holdings Tax Sharing Agreement, GAF makes all decisions with respect to all matters relating to taxes of the GAF Group.

     ISP TAX SHARING AGREEMENT. ISP and its domestic subsidiaries have entered into a Tax Sharing Agreement with GAF and G Industries with respect to the payment of federal income taxes and certain related matters (the "ISP Tax Sharing Agreement"). During the term of the ISP Tax Sharing Agreement, which shall extend as long as ISP or any of its domestic subsidiaries, as the case may be, is included in a consolidated federal income tax return filed by GAF, ISP is obligated to pay to G Industries an amount equal to those federal income taxes ISP would have incurred if, subject to certain exceptions, ISP (on behalf of itself and its domestic subsidiaries) filed its own federal income tax return. These exceptions include, among others, that ISP may utilize certain favorable tax attributes--i.e., losses, deductions and credits (except for a certain amount of foreign tax credits and, in general, net operating losses)--only at the time such attributes reduce the federal income tax liability of the GAF Group; and that ISP may carry back or carry forward its favorable tax attributes only after taking into account current tax attributes of the GAF Group. In general, subject to the foregoing limitations, unused tax attributes will carry forward for use in reducing amounts payable by ISP to G Industries in future years. Subject to certain exceptions, actual payment for such attributes will be made by G Industries to ISP only when GAF receives an actual refund of taxes from the Internal Revenue Service (the "Service") or, under certain circumstances, when GAF no longer owns more than 50% of ISP. Foreign tax credits not utilized by ISP in computing its tax sharing payments will be refunded by G Industries to ISP, if such credits expire unutilized, upon the termination of the statute of limitations for the year of expiration. Under certain circumstances, the provisions of the ISP Tax Sharing Agreement result in ISP having a greater current tax liability thereunder than it would have had if it (and its domestic subsidiaries) had filed its own separate federal income tax return. Under the ISP Tax Sharing Agreement, ISP and each of its domestic subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of GAF or its subsidiaries for years prior to the adoption of the ISP Tax Sharing Agreement, relating to the business or assets of ISP or any domestic subsidiary of ISP; in addition, the other subsidiaries of ISP are responsible for their respective taxes. Conversely, the GAF Group (other than ISP and its subsidiaries) has agreed to indemnify ISP and its subsidiaries for all tax liabilities of the GAF Group other than tax liabilities (i) arising from the operations of ISP and its domestic subsidiaries and (ii) for tax years pre-dating the ISP Tax Sharing Agreement, relating to the business or assets of ISP and its domestic subsidiaries. The ISP Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the ISP Tax Sharing Agreement, GAF makes all decisions with respect to all matters relating to taxes of the GAF Group. As indicated above, the provisions of the ISP Tax Sharing Agreement take into account both the federal income taxes ISP would have incurred if it filed its own separate federal income tax return and the fact that ISP is a member of the GAF Group for federal income tax purposes.

     G Industries has undertaken to pay to G-I Holdings all amounts received by it under the ISP Tax Sharing Agreement.

     BMCA TAX SHARING AGREEMENT. BMCA and its subsidiaries have entered into a Tax Sharing Agreement with GAF and G-I Holdings with respect to the payment of federal income taxes and certain related matters (the "Tax Sharing Agreement"). During the term of the Tax Sharing Agreement, which shall be effective for the period during which BMCA or any of its domestic subsidiaries is included in a consolidated federal income tax return filed by GAF, BMCA is obligated to pay G-I Holdings an amount equal to those federal income taxes BMCA would have incurred if

BMCA (on behalf of itself and its domestic subsidiaries) filed its own federal income tax return. Unused tax attributes will carry forward for use in reducing amounts payable by BMCA to G-I Holdings in future years, but cannot be carried back. Were BMCA to leave the GAF Group, it would be required to pay to G-I Holdings the value of any tax attributes it would succeed to under the consolidated return regulations to the extent such attributes reduced the amounts otherwise payable by BMCA under the Tax Sharing Agreement. Under certain circumstances, the provisions of the Tax Sharing Agreement could result in BMCA having a greater liability thereunder than it would have had if it (and its domestic subsidiaries) had filed its own separate federal income tax return. Under the Tax Sharing Agreement, BMCA and each of its domestic subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of GAF or its subsidiaries for years prior to the adoption of the Tax Sharing Agreement that relate to the business or assets of BMCA or any domestic subsidiary of the BMCA. Although, as a member of the GAF Group, BMCA is severally liable for all Federal income tax liabilities of every member of the GAF Group, including tax liabilities not related to the business of the Company, G-I Holdings and GAF have agreed to indemnify BMCA and its subsidiaries for all tax liabilities of the GAF Group other than tax liabilities (i) arising from the operations of BMCA and its domestic subsidiaries and (ii) for tax years pre-dating the Tax Sharing Agreement that relate to the business or assets of BMCA and its domestic subsidiaries. The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the Tax Sharing Agreement, GAF makes all decisions with respect to all matters relating to taxes of the GAF Group. The provisions of the Tax Sharing Agreement take into account both the federal income taxes BMCA would have incurred if it filed its own separate federal income tax return and the fact that BMCA is a member of the GAF Group for federal income tax purposes.

                             BACKGROUND TRANSACTIONS

     THE GAF ACQUISITION. Samuel J. Heyman, the Chairman and Chief Executive Officer of GAF, G-I Holdings, G Industries, GCC, GAF Broadcasting and ISP and Chairman of BMCA, organized GAF to effect a management-led buyout of the predecessor corporation to GAF (the "Predecessor Company") in March 1989. Public stockholders of the Predecessor Company received in such acquisition a combination of cash and debentures. The cash portion of such acquisition, plus refinancing of existing indebtedness (approximately $1.7 billion) was provided through senior bank financings, the public issuance of senior subordinated notes and by cash and cash equivalents of the Predecessor Company. Such senior bank financings, senior subordinated notes and debentures have been repaid in full through a combination of asset sale proceeds, refinancings and cash flow from operations.

     ISSUANCE OF OLD NOTES. On February 14, 1996, G-I Holdings issued the Old Notes in the Private Placement pursuant to which $251,630,000 in aggregate principal amount at maturity of Senior Discount Notes were exchanged for Old Notes in an aggregate principal amount of $200,003,000.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were issued by G-I Holdings on February 14, 1996 in the Private Placement. In connection therewith, G-I Holdings entered into the Indenture, which requires that G-I Holdings file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of such registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by the holder without registration under the Securities Act. Upon the completion of the Exchange Offer, G-I Holdings' obligations with respect to the registration of the Old Notes and the New Notes will terminate, except as provided below. A copy of the Indenture, including the Registration Agreement attached thereto, has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As a result of the filing and the effectiveness of the Registration Statement, certain prospective increases in the interest rate on the Old Notes provided for in the Registration Agreement will not occur. Following the completion of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights, except as provided below, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third-parties, G-I Holdings believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of G-I Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder represents to G-I Holdings that (i) such New Notes are acquired in the ordinary course of business of such holder, (ii) such holder is not engaging in and does not intend to engage in a distribution of such New Notes, and (iii) such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. See "Plan of Distribution."

     In the event that any holder of Old Notes would not receive freely tradeable New Notes in the Exchange Offer or is not eligible to participate in the Exchange Offer, such holder can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that G-I Holdings is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for a period of three years or such shorter period that will terminate when all of the Old Notes covered by such registration statement have been sold pursuant thereto. Other than as set forth in this paragraph, no holder will have the right to require G-I Holdings to register such holder's Notes under the Securities Act. See "Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights, except as set forth above, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if such holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, G-I Holdings will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 P.M., New York City time, on the Expiration Date. G-I Holdings will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued and will be deemed one issue of notes, together with the Old Notes.

     As of the date of this Prospectus, $200,003,000 aggregate principal amount of the Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer under the General Corporation Law of the State of Delaware or the Indenture. G-I Holdings intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     G-I Holdings shall be deemed to have accepted validly tendered Old Notes when, as, and if G-I Holdings has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from G-I Holdings. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, except as set forth below under "Transfer Taxes," transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. G-I Holdings will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 P.M., New York City time, on July 3, 1996, unless G-I Holdings, in its sole discretion, extends the Exchange Offer (in which case the term "Expiration Date" shall mean the later date and time to which the Exchange Offer is extended). G-I Holdings does not intend to extend the Exchange Offer although it reserves the right to do so by giving oral or written notice of such extension to the Exchange Agent and by giving each registered holder notice by means of a press release or other public announcement of any extension, in each case, prior to 9:00 A.M., New York City time, on the next business day after the scheduled Expiration Date. G-I Holdings also reserves the right, in its sole discretion, (i) to delay accepting any Old Notes or, if any of the conditions set forth below under "Conditions" shall not have been satisfied or waived, to terminate the Exchange Offer or (ii) to amend the terms of the Exchange Offer in any manner, by giving oral or written notice of such delay, or termination to the Exchange Agent, and by complying with Rule 14e-1(d) promulgated under the Exchange Act to the extent such Rule applies. G-I Holdings acknowledges and undertakes to comply with the provisions of Rule 14e-1(c) promulgated under the Exchange Act, which requires G-I Holdings to pay the consideration offered, or return the Old Notes surrendered for exchange, promptly after the termination or withdrawal of the Exchange Offer. Any such extension, termination or amendment will be followed as promptly as practicable by a notice to holders of Old Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a registered holder must complete, sign, and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the registered holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to the Expiration Date.

     The tender by a registered holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and G-I Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO G-I HOLDINGS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless (A) Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution and (B) the box entitled "Special Registration Instructions" on the Letter of Transmittal has not been completed. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (each an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power and signed by such registered holder as such registered holder's name appears on such Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by G-I Holdings, evidence satisfactory to G-I Holdings of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by G-I Holdings in its sole discretion, which determination will be final and binding. G-I Holdings reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes G-I Holdings' acceptance of which would, in the opinion of counsel for G-I Holdings, be unlawful. G-I Holdings also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. G-I Holdings' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as G-I Holdings shall determine. Although G-I Holdings intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither G-I Holdings, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, G-I Holdings reserves the right in its sole discretion to purchase or make offers for, or to offer New Notes for, any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to G-I Holdings that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of such holder, (ii) the holder is not engaging in and does not intend to engage in a distribution of such New Notes, (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of G-I Holdings.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old

Notes (or Old Notes in substitution therefor) will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to such tendering holder's account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to the 5:00 P.M., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by G-I Holdings (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 5:00 P.M., New York City time, on the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by G-I Holdings, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering" above at any time on or prior to 5:00 P.M., New York City time, on the Expiration Date.

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


CONDITIONS

     Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Agreement, G-I Holdings shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

          (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of G-I Holdings to proceed with the Exchange Offer; or

          (ii) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

     The foregoing conditions are for the sole benefit of G-I Holdings and may be asserted by G-I Holdings regardless of the circumstances giving rise to any such condition or may be waived by G-I Holdings in whole or in part at any time and from time to time in its sole discretion. The failure by G-I Holdings at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, G-I Holdings will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

ASSISTANCE

     All executed Letters of Transmittal should be directed to the Exchange Agent. Questions and requests for assistance may be directed to the Exchange Agent as provided below under "Exchange Agent."

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent addressed as follows:

                    By Registered or Certified Mail, By Hand
                            or By Overnight Courier:

                              The Bank of New York
                             101 Barclay Street--7E
                            New York, New York 10286
                          Attn: Reorganization Section
By Facsimile:                                                      By Telephone:
(212) 571-3080                                                    (212) 815-6333

     The Exchange Agent also acts as trustee under the Indenture.

FEES AND EXPENSES

     G-I Holdings will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of G-I Holdings.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by G-I Holdings and are estimated in the aggregate to be approximately $250,000 which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct G-I Holdings to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

     G-I Holdings will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by G-I Holdings over the term of the New Notes under generally accepted accounting principles.

                          DESCRIPTION OF THE NEW NOTES

     The Old Notes were issued under an Indenture dated as of February 14, 1996 (the "Indenture") between G-I Holdings and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The New Notes will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes and the Old Notes are the same except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of such Indenture. The definitions of certain capitalized terms used in the following summary are set forth under "Certain Definitions." The term "Notes" means the New Notes and the Old Notes treated as a single class.

GENERAL

     The Notes will mature on February 15, 2006, will be limited to $200,003,000 in aggregate principal amount at maturity and will be unsecured senior obligations of G-I Holdings ranking pari passu with all other unsecured and unsubordinated indebtedness of G-I Holdings, including the Senior Discount Notes.

     Interest on the New Notes will accrue at the rate of 10% per annum and will be payable semi-annually on each February 15 and August 15, commencing on August 15, 1996 (each, an "Interest Payment Date"), to the Registered Holders of the New Notes on the immediately preceding February 1 and August 1, whether or not a business day. Interest on the New Notes will accrue from the date of issuance or from the most recent Interest Payment Date to which interest has been paid. Interest will be computed on the basis of a 360-day year, comprised of twelve 30-day months. The New Notes will be payable both as to principal and interest at the office or agency of G-I Holdings, maintained for such purpose within the City of New York, Borough of Manhattan or, at the option of G-I Holdings, payment of interest may be made by check mailed to the holders of the New Notes at their respective addresses set forth in the register of holders of New Notes. Unless otherwise designated by G-I Holdings, G-I Holdings' office or agency maintained for such purpose in the City of New York, Borough of Manhattan will be the office of the Trustee. The New Notes will be issued in denominations of $1,000 and integral multiples thereof. In lieu of issuing a New Note in a denomination of less than $1,000 to a holder of Old Notes whose Old Notes are accepted for exchange, such holders will be paid in cash for such amount.

OPTIONAL REDEMPTION

     In the event that on or prior to February 15, 1999, (i) G-I Holdings consummates a sale of its Common Stock or(ii) Building Materials or its immediate parent consummates a sale of the Common Stock of Building Materials, G-I Holdings may, at its option, redeem, but only to the extent of such net cash proceeds actually received by G-I Holdings, up to 50% and 25%, respectively, of the principal amount of the Notes then outstanding at a redemption price equal to 110% of the principal amount thereof plus accrued interest thereon to the date of redemption, provided that, no such redemption may be made if and to the extent that, after giving effect thereto, less than a majority of the principal amount of Notes originally issued would be outstanding. Any such redemption shall be made within 75 days of the first consummation of any such sale.

     In addition, G-I Holdings may redeem the Notes in whole or in part, at any time on or after February 15, 2001, from time to time, in amounts of $1,000 or integral multiples of $1,000 at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning February 15 of the years indicated below:

                                                      Redemption
            Year                                        Price
            ----                                      -----------
            2001 ...................................    103.75%
            2002 ...................................    102.50%
            2003 ...................................    101.25%
            2004 (and thereafter) ..................    100.00%

     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by a method that complies with applicable legal and securities exchange requirements.

     G-I Holdings shall also have the right to redeem all, but not less than all, of the Notes upon a Change of Control. See "Change of Control Put and Call."

     The Notes will not be subject to redemption through the operation of a sinking fund.

CHANGE OF CONTROL PUT AND CALL

     In the event of any Change of Control, each holder shall have the right, at such holder's option, to require G-I Holdings to purchase all or any portion (in integral multiples of $1,000) of such holder's Notes on the date (the "Change of Control Payment Date") which is 25 Business Days after the date the Change of Control Notice (as defined below) is mailed or is required to be mailed (or such later date as is required by applicable law) at 101% of the principal amount thereof, plus accrued interest to the Change of Control Payment Date (the "Put Amount").

     Within ten business days after the occurrence of each Change of Control, G-I Holdings shall send to each Registered Holder a notice of the occurrence of such Change of Control (the "Change of Control Notice"). Each Change of Control Notice shall state (i) that a Change of Control has occurred and that such holder has the right to require G-I Holdings to repurchase all or any part of such holder's Notes at a purchase price in cash equal to their Put Amount; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the Change of Control Payment Date; and (iv) the instructions, determined by G-I Holdings consistent with the related Indenture, that a holder must follow in order to have its Notes repurchased.

     In addition, in the event of any Change of Control, G-I Holdings shall have the option to redeem all, but not less than all, of the Notes (other than those repurchased pursuant to provisions described in the preceding two paragraphs), at a redemption price equal to the sum of (x) 100% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date, and (y) the Applicable Premium with respect to each $1,000 principal amount of Notes so redeemed. Notice of any redemption to be made pursuant to this paragraph must be given no later than 10 days after the Change of Control Payment Date, and redemption must be made within 30 days of the date of such notice.

     G-I Holdings' ability to pay cash to holders of Notes upon a repurchase may be limited by its then existing financial resources. See "Risk Factors--Change of Control; Acceleration of Debt" and "Holding Company Structure and Related Considerations."

     G-I Holdings will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in connection with the repurchase of the Notes as described above.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

     "ACQUIRED DEBT", with respect to any Person, means (i) Debt of an entity, which entity is acquired by such Person or any of its Subsidiaries after the Issue Date; provided that such Debt is outstanding at the time of the acquisition of such entity, is not created in contemplation of such acquisition and is not, directly or indirectly, recourse (including by way of set-off) to such Person or its Subsidiaries or any of their respective assets other than to the entity and its Subsidiaries so acquired and the assets of the entity and its Subsidiaries so acquired, (ii) Debt of such Person that is not, directly or indirectly, recourse (including by way of set-off) to such Person and its Subsidiaries or any of their respective assets other than to specified assets acquired by such Person or its Subsidiaries after the Issue Date, which Debt is outstanding at the time of the acquisition of such assets and is not created in contemplation of such acquisition, or (iii) Refinancings of Debt described in clauses (i) or (ii), provided that the recourse with respect to such Refinancing Debt is limited to the same extent as the Debt so Refinanced.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing.

     "APPLICABLE PREMIUM" means, with respect to any Note, the greater of (x) 1.0% of the principal amount of such Note and (y) the excess, if any, of (a) the present value of the required remaining interest payments, principal and future optional redemption premium (if applicable) of such Note discounted on a semi-annual bond equivalent basis from either the maturity date of the Note or the optional redemption date to the applicable redemption date at a per annum interest rate equal to the Treasury Yield for such redemption date plus 100 basis points, over (b) the sum of the principal amount of such Note plus accrued and unpaid interest to the redemption date.

     "ASSET SALE" means, with respect to any Person, the sale, lease, assignment or other disposition (including, without limitation, dispositions pursuant to any consolidation, merger or sale and leaseback transaction) by such Person or any of its Subsidiaries in any single transaction or series of related transactions which consists of the disposition of (i) any Capital Stock of any Subsidiary or (ii) all or substantially all of the properties and assets of any division or line of business of such Person or any Subsidiary of such Person (other than of a Non-Recourse Subsidiary) to any other Person who is not G-I Holdings or a Subsidiary of G-I Holdings. For the purposes of this definition, the term "Asset Sale" shall not include (A) any sale, lease, assignment or other disposition of properties or assets that is governed by the provisions under "Merger, Etc.", (B) any sale, lease, assignment or other disposition by a Person that has outstanding senior debt securities all of which (I) are rated BBB- or higher by Standard & Poor's Corporation and have not been placed on credit watch by Standard & Poor's Corporation for a possible downgrade or (II) are rated Baa3 or higher by Moody's Investors Service, Inc. and have not been placed on credit watch by Moody's Investors Service, Inc. for a possible downgrade, (C) any sale of common stock of Building Materials the proceeds of which are used pursuant to provisions described under "Optional Redemption" or (D) the retirement, liquidation, redemption or extinguishment of G-I Holdings' and its Subsidiaries' indirect interest in Rhone-Poulenc Surfactants and Specialties L.P.

     "AVERAGE LIFE" means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of such Debt to the date, or dates, of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "BMC SUBSIDIARIES" means Building Materials and its Subsidiaries.

     "BOARD RESOLUTION" means, with respect to the Board of Directors of any Person, a copy of a resolution certified by the Secretary or Assistant Secretary of such Person to have been duly adopted by such Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

     "BUILDING MATERIALS" means Building Materials Corporation of America, a Delaware corporation, and its successors.

     "CAPITALIZED LEASE OBLIGATION" means any rental obligation that, in accordance with GAAP, is required to be classified and accounted for as a capitalized lease and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due in respect of such obligation.

     "CAPITAL STOCK" of any Person means any and all shares, interests (including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including common or preferred stock, whether now outstanding or issued after the Issue Date, but excluding any debt securities convertible into or exchangeable for such equity.

     "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States Government or Issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations Issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc., (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof Issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital surplus of not less than $250,000,000, (v) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above and (vi) investments in money market funds having assets in excess of $500,000,000 and which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "CHANGE OF CONTROL" means the occurrence of any of the following events:

          (i) prior to the earlier to occur of the first public offering of Voting Stock of Parent or G-I Holdings or any Subsidiary of Parent of which G-I Holdings is also a Subsidiary, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
     Act), directly or indirectly, of majority voting power of the Voting Stock of G-I Holdings, whether as a result of issuance of securities of G-I Holdings, any merger, consolidation, liquidation or dissolution of G-I Holdings, any direct or indirect transfer of securities by any Permitted Holder or by Parent or any of its Subsidiaries or otherwise (for purposes of this clause (i) and clauses (ii) and (iv) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the Voting Stock of the parent corporation);

          (ii) any "Person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of Parent or G-I Holdings; provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of Parent or G-I Holdings than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent or G-I Holdings;

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of G-I Holdings or of Parent or its predecessors (together with any new directors whose election by such Board or whose nomination for election by the shareholders of G-I Holdings or Parent, as the case may be, including predecessors, was approved by a vote of a majority of the directors of G-I Holdings or Parent, as the case may be, then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of G-I Holdings or Parent, as the case may be, then in office; or

          (iv) the Permitted Holders cease, for any reason, to be the beneficial owner (as defined in clause (i) above), directly or indirectly, of majority voting power of the Voting Stock of ISP, whether as a result of issuance of securities, any merger, consolidation, liquidation or dissolution, any direct or indirect transfer of securities by any Permitted Holder or by Parent or any of its Subsidiaries or otherwise.

     "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the related Indenture such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

     "COMMON STOCK" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of such Person's common stock whether now outstanding or issued after the Issue Date.

     "CONSOLIDATED EBITDA COVERAGE RATIO" with respect to any Person for any period means the ratio of (i) the aggregate amount of EBITDA of such Person for such period to (ii) Consolidated Interest Expense of such Person for such period; provided that (A) if such Person or any Subsidiary of such Person has Issued any Debt or Capital Stock since the beginning of such period that remains outstanding on the date such calculation is made or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt or Capital Stock, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect, on a pro forma basis, to the issuance of such Debt or Capital Stock as if such Debt or Capital Stock had been Issued on the first day of such period and the discharge of any other Debt or Capital Stock Refinanced or otherwise discharged with the proceeds of such new Debt or Capital Stock as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period such Person or any Subsidiary of such Person shall have made any asset sales out of the ordinary course of business, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such asset sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt or Capital Stock of such Person or any Subsidiary of such Person Refinanced or otherwise discharged with respect to such Person and its continuing Subsidiaries (including as a result of the assumption of such Debt or Capital Stock by the purchaser of such assets, provided that such Person or any of its Subsidiaries is no longer liable therefor) in connection with such Asset Sale for such period (or if the Capital Stock of any Subsidiary of such Person is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent such Person and its continuing Subsidiaries are no longer liable for such Debt after such sale) and (C) if since the beginning of the period such Person or any Subsidiary of such Person (by merger or otherwise) shall have made an Investment in any Subsidiary of such Person (or any Person which becomes a Subsidiary of such Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Person with respect to which the calculation is being made. If any Debt or Capital Stock bears a floating rate of interest and is being given pro forma effect, the interest on such Debt and the dividends on such Capital Stock shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "CONSOLIDATED INTEREST EXPENSE" means with respect to any Person, for any period, the sum of (a) the interest expense of such Person and its consolidated Subsidiaries (other than interest expense related to Non-Recourse Debt) for such period as determined in accordance with GAAP consistently applied, plus (b) the product of (x) the amount of all dividends paid or accrued on any series of preferred stock of such Person and its Subsidiaries (other than Non-Recourse Subsidiaries) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "CONSOLIDATED NET INCOME (LOSS)" means with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains in such period net of all extraordinary losses in such period; (ii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a "pooling of interests" basis;
(iii) net gains or losses in respect of dispositions of assets by such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business; (iv) the net income (loss) of any Subsidiary of such Person (other than, in calculating the consolidated net income

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(loss) of G-I Holdings, the consolidated net income (loss) of ISP or Building
Materials) to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; (v) the net income (or net loss) of any other Person that is not a Subsidiary of the first Person with respect to which Consolidated Net Income is being calculated (the "first Person") and in which any other Person (other than such first Person and or any of its Subsidiaries) has an equity interest or of a Non-Recourse Subsidiary of such first Person, except to the extent of the amount of dividends or other distributions actually paid or made to such first Person or any of its Subsidiaries by such other Person during such period (subject in the case of a dividend or distribution received by a Subsidiary of such first Person, to the limitations contained in clause (iv) above); (vi) any interest income resulting from loans or investments in Affiliates, other than cash interest income actually received and (vii) the cumulative effect of a change in accounting principles.

     "CONSOLIDATED NET WORTH" of any Person means, at any date, all amounts that would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date less (to the extent otherwise included therein) any amounts attributable to Redeemable Stock.

     "CREDIT AGREEMENTS" means the credit agreements, dated as of October 5, 1994, among ISP, certain of its Subsidiaries, the financial institutions named therein and Chase Manhattan Bank, N.A., as agent thereunder, as amended or supplemented.

     "DEBT" of any Person means, without duplication, (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than those payable to government agencies to defer the payment of workers' compensation liabilities, taxes, assessments or other obligations, and provided in the ordinary course of business of such Person); (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Preferred Stock (but excluding any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. For purposes of the "Limitation on Asset Sales", Debt of G-I Holdings and any BMC Subsidiary shall include the provision for existing or future asbestos-related bodily injury claims, as set forth in the then most recent consolidated financial statement of G-I Holdings.

     "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "EBITDA" with respect to any Person for any period means the Consolidated Net Income of such Person for such period, adjusted to the extent deducted in calculating such Consolidated Net Income by adding back (without duplication):
(i) income tax expense of such Person and its Subsidiaries accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary items or other items excluded from the definition of Consolidated Net Income),
(ii) Consolidated Interest Expense of such Person, (iii) depreciation expense,
(iv) amortization expense and (v) minority interest in any Non Wholly-Owned Recourse Subsidiary that is otherwise consolidated in the financial statements of such Person, but only so long as such Subsidiary is consolidated with such Person for such period for U.S. federal income tax purposes.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

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     "G-I HOLDINGS" means G-I Holdings Inc., a Delaware corporation, and its successors.

     "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally acceptable accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as of the date of the related Indenture.

     "GAF" means GAF Corporation, a Delaware corporation, and its successors.

     "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation, contingent or otherwise, of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of participation arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring the obligee of such Debt or other obligation in any other manner of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "INVESTMENT" means any direct or indirect advance, loan (other than advances or loans to customers in the ordinary course of business, which are recorded, in accordance with GAAP, at the time made as accounts receivable on the balance sheet of the Person making such advance or loan) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities Issued by, any other Person.

     "ISP" means International Specialty Products Inc., a Delaware corporation, and its successors.

     "ISP SUBSIDIARIES" means ISP and its Subsidiaries.

     "ISSUE" means issue, assume, Guarantee, incur or otherwise become liable for; provided that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person.

     "ISSUE DATE" means the date of original issuance of the Old Notes.

     "LIEN" means any lien, mortgage, charge, pledge, security interest, or other encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "LINDEN DIVIDEND" means the payment of a dividend or distribution in respect of G-I Holdings' Common Stock of the assets comprising the Linden Property or of the shares of Capital Stock of a Subsidiary of G-I Holdings all or substantially all of the assets of which consist of the Linden Property.

     "LINDEN PROPERTY" means that property consisting of approximately 140 acres (40 acres developed) located in Union County, New Jersey at the foot of South Wood Avenue, Linden and owned by ISP Environmental Services Inc. which is the site of a former chemicals manufacturing facility of ISP.

     "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by G-I Holdings or any of its Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition, including under any tax sharing arrangements, and (2) after taking into account any reduction in tax liability due to available tax credits or deductions applicable to the transaction), (c) a reasonable reserve for the after-tax cost of any indemnification obligations (fixed and/or contingent) attributable to seller's indemnities to the

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purchaser undertaken by G-I Holdings or any of its Subsidiaries in connection with such Asset Sale and (d) repayment of Debt that is required to be repaid in connection with such Asset Sale, under agreements governing such Debt or Asset Sale.

     "NON-RECOURSE DEBT" of any Person means Debt or the portion of Debt (i) as to which neither Parent nor any of its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provides credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or
(C) constitutes the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of such Person or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "NON-RECOURSE SUBSIDIARY" of any Person means a Subsidiary (A) which has been designated as such by such Person, (B) which has not acquired any assets directly or indirectly from Parent or any of its Subsidiaries other than at fair market value, including by the receipt of Capital Stock of such Non-Recourse Subsidiary, provided that if any such acquisition or series of related acquisitions involves assets having a value in excess of $2,000,000, such acquisition or series of related acquisitions shall be approved by a majority of the members of the Board of Directors of G-I Holdings in a Board Resolution which shall set forth that such acquisitions are being, or have been, made at fair market value, and (C) which has no Debt other than Non-Recourse Debt.

     "PARENT" means GAF so long as it owns, and any other Person which acquires or owns, directly or indirectly, 80% or more of the Voting Stock of G-I Holdings.

     "PERMITTED HOLDERS" means (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the Voting Stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any Person controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.

     "PERMITTED LIEN" means:

          (1) Liens for taxes, assessments and governmental charges to the extent not required to be paid under the applicable Indenture;

          (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (3) pledges or deposits in the ordinary course of business to secure lease obligations or non-delinquent obligations under workers' compensation, unemployment insurance or similar legislation;

          (4) Liens to secure the performance of public statutory obligations that are not delinquent, appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money);

          (5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of G-I Holdings and its Subsidiaries, taken as a whole;

          (6) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

          (7) judgment and attachment Liens not giving rise to a Default or Event of Default;

          (8) leases or subleases granted to others not interfering in any material respect with the business of G-I Holdings and its Subsidiaries, taken as a whole;

          (9) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of G-I Holdings or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (10) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of default by G-I Holdings or any Subsidiary of its obligations under any such lease which is material;

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          (11) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases or conditional sales of personal property that are otherwise permitted under the applicable Indenture and under which G-I Holdings or any Subsidiary is lessee;

          (12) broker's Liens securing the payment of commissions and management fees in the ordinary course of business;

          (13) Liens on cash and cash equivalents posted as margin pursuant to the requirements of any bona fide hedge agreement relating to interest rates, foreign exchange or commodities listed on public exchanges, but only to the extent such Liens are required from customers generally (regardless of creditworthiness) in accordance with customary market practice;

          (14) Liens on cash collateralizing reimbursement obligations in respect of letters of credit issued for the account of G-I Holdings or any of its Subsidiaries in the ordinary course of business (other than letters of credit issued as credit support for any Debt);

          (15) Liens arising in respect of domestic accounts receivable arising as a result of non-recourse sales thereof; and

          (16) Liens on stock or assets of any Non-Recourse Subsidiary securing Debt owing by such Non-Recourse Subsidiary.

     "PERSON" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation. Preferred Stock of any Person shall include Redeemable Stock of such Person.

     "RECOURSE SUBSIDIARIES", of any Person, means all Subsidiaries of such Person other than Non-Recourse Subsidiaries of such Person.

     "REDEEMABLE STOCK" means, with respect to any Person, Capital Stock of such Person that by its terms or otherwise (x) is required, directly or indirectly, to be redeemed on or prior to the ninetieth day after the Stated Maturity of the applicable Notes, (y) is redeemable or puttable, directly or indirectly, at the option of the holder thereof at any time on or prior to the ninetieth day after the Stated Maturity of the applicable Notes, or (z) is exchangeable or convertible into another security (other than a security that is not itself Redeemable Stock).

     "REFINANCE" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "RESTRICTED INVESTMENT" means, with respect to G-I Holdings or any of its Subsidiaries, an Investment by such Person in an Affiliate of G-I Holdings; provided that the following shall not be Restricted Investments: (i) Investments in G-I Holdings or any of its Subsidiaries; (ii) Investments in Unrestricted Affiliates and (iii) Investments in Affiliates that become, as a result of such Investment, Subsidiaries (other than Non-Recourse Subsidiaries).

     "RESTRICTED PAYMENT" means (i) the declaration or making of any dividend or of any other payment or distribution on or with respect to G-I Holdings' Capital Stock (other than dividends, payments or distributions payable solely in shares of G-I Holdings' Capital Stock other than Redeemable Stock) and (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of G-I Holdings' Capital Stock; provided that the Linden Dividend shall not be deemed to be a Restricted Payment.

     "RESTRICTED SECURITY" has the meaning set forth in Rule 144(a)(3) under the Securities Act.

     "SIGNIFICANT SUBSIDIARY" means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of G-I Holdings which at the time of determination either (A) had assets which, as of the date of G-I Holdings' most recent quarterly consolidated balance sheet, constituted at least 5% of G-I Holdings' total assets on a consolidated basis as of such

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date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of G-I Holdings' most recent quarterly consolidated statement of income which constituted at least 5% of G-I Holdings' total revenues on a consolidated basis for such period, or (ii) any Subsidiary of G-I Holdings (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of G-I Holdings, would at the time of determination either (A) have had assets which, as of the date of G-I Holdings' most recent quarterly consolidated balance sheet, would have constituted at least 10% of G-I Holdings' total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of G-I Holdings' most recent quarterly consolidated statement of income which would have constituted at least 10% of G-I Holdings' total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). "Defaulting Subsidiary" means any Subsidiary of G-I Holdings (other than a Non-Recourse Subsidiary) with respect to which an event described under clause
(6), (7), or (8) of "Events of Default" below has occurred and is continuing.

     "SPECIFIED SUBSIDIARIES" means Subsidiaries of G-I Holdings other than (i) ISP Subsidiaries and (ii) BMC Subsidiaries.

     "STATED MATURITY" when used with respect to any Note or any installment of interest thereon, means the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest is due and payable.

     "SUBSIDIARY" means, with respect to any Person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any director's qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "TAX SHARING AGREEMENTS" means, collectively, the tax sharing agreements between G-I Holdings and GAF, between G-I Holdings and G Industries and among ISP, its domestic subsidiaries, G Industries and GAF, as in effect on the date of the related Indenture.

     "TREASURY YIELD" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining Average Life of the Notes; provided that if the Average Life of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "UNRESTRICTED AFFILIATE" means a Person (other than a Subsidiary of G-I Holdings) controlled (as defined in the definition of "Affiliate") by G-I Holdings in which no Affiliate of G-I Holdings (other than (i) ISP or Building Materials, as long as it is a Recourse Subsidiary of G-I Holdings, (ii) a Wholly-Owned Recourse Subsidiary of ISP or Building Materials, as long as it is a Recourse Subsidiary of G-I Holdings, (iii) a Wholly-Owned Recourse Subsidiary of G-I Holdings, (iv) any director or officer of G-I Holdings or any of its Subsidiaries, provided that such Person is not also a director or officer of GAF or any of its Subsidiaries or Affiliates (other than G-I Holdings and its Subsidiaries, except for Non-Recourse Subsidiaries in which GAF has an interest other than through G-I Holdings) and (v) another Unrestricted Affiliate) has an Investment.

     "U.S. GOVERNMENT OBLIGATIONS" means money or direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "VOTING STOCK" means, with respect to any Person, Capital Stock of any class or kind normally entitled to vote in the election of the board of directors or other governing body of such Person.

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

     "WHOLLY-OWNED RECOURSE SUBSIDIARY" means a Subsidiary of a Person (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by such Person or another Wholly-Owned Recourse Subsidiary of such Person.

     "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the applicable corporation or another Wholly-Owned Subsidiary of the applicable corporation.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON DEBT AND PREFERRED STOCK OF G-I HOLDINGS AND SPECIFIED SUBSIDIARIES. (a) The Indenture provides that G-I Holdings shall not, and shall not permit any Specified Subsidiary to Issue, directly or indirectly, any Debt unless, at the time of such Issuance and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated EBITDA Coverage Ratio of G-I Holdings for the period of its most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued is at least 2.00 to 1.00.

     (b) Notwithstanding the foregoing, G-I Holdings and Specified Subsidiaries may Issue the following Debt:

          (1) the Old Notes and the New Notes;

          (2) (i) Debt of G-I Holdings or any Specified Subsidiary Issued to and held by G-I Holdings or a Wholly-Owned Recourse Subsidiary of G-I Holdings, or by ISP or Building Materials or a Wholly-Owned Recourse Subsidiary of ISP or Building Materials, provided that ISP or Building Materials, as the case may be, is and remains a Recourse Subsidiary of G-I Holdings, and (ii) Debt of a Recourse Subsidiary of G-I Holdings (other than ISP, Building Materials or a Subsidiary of ISP or Building Materials) Issued to and held by G-I Holdings or a Wholly-Owned Recourse Subsidiary of G-I Holdings, or by ISP or Building Materials or a Wholly-Owned Recourse Subsidiary of ISP or Building Materials, as long as ISP or Building Materials, as the case may be, is or remains a Recourse Subsidiary of G-I Holdings; and provided, further, that any subsequent transfer of such Debt shall be deemed, in each case, to constitute the Issuance of such Debt by G-I Holdings or such Specified Subsidiary;

          (3) Debt the proceeds of which are used to acquire assets of G-I Holdings and Specified Subsidiaries and such Debt is secured by purchase money Liens on such assets or improvements or additions thereto, or replacements thereof; provided, that, after giving effect to the Issuance of any such Debt that otherwise complies with this clause (3), the aggregate amount of all Debt then outstanding at any time under this clause
     (3), including all Refinancings thereof then outstanding, shall not at any time exceed $50,000,000;

          (4) Acquired Debt;

          (5) Debt outstanding on the Issue Date and Debt Issued to Refinance any Debt permitted by this clause (5) or this paragraph (b) of "Limitation on Debt and Preferred Stock of G-I Holdings and Specified Subsidiaries"; provided that, in the case of a Refinancing, (i) the amount of the Debt so Issued shall not exceed the principal amount or the accreted value (in the case of Debt Issued at a discount) of the Debt so Refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with such Refinancing, (ii) the Average Life and Stated Maturity of the Debt so Issued shall equal or exceed that of the Debt so Refinanced, (iii) the Debt so Issued shall not rank senior in right of payment to the Debt being Refinanced, (iv) if the Debt being Refinanced does not bear interest in cash prior to a specified date, the Refinancing Debt shall not bear interest in cash prior to such specified date; (v) if the Debt being Refinanced is Debt permitted by clause (3), such Refinancing Debt is not secured by any assets not securing the Debt so Refinanced or improvements or additions thereto, or replacements thereof, and (vi) the obligors with respect to the Refinancing Debt shall not include any persons who were not obligors (including predecessors thereof) with respect to the Debt being Refinanced.

          (6) Non-Recourse Debt of a Non-Recourse Subsidiary of G-I Holdings and Guarantees of Non-Recourse Debt of Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of the Non-Recourse Subsidiaries; and

          (7) Debt (other than Debt described in clauses (1)-(6) above) in an aggregate principal amount outstanding at any time not to exceed $50,000,000.

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         (c) The Indenture provides that G-I Holdings shall not Issue, and shall not permit any Specified Subsidiary to Issue, directly or indirectly, any Preferred Stock; provided that G-I Holdings or any Specified Subsidiary may Issue the following Preferred Stock:

          (1) Preferred Stock of G-I Holdings or any Specified Subsidiary Issued to and held by G-I Holdings or any Wholly-Owned Recourse Subsidiary of G-I Holdings; provided that any subsequent transfer of such Preferred Stock (other than to G-I Holdings or a Wholly-Owned Recourse Subsidiary of G-I Holdings) or such Wholly-Owned Recourse Subsidiary of G-I Holdings ceasing to be a Wholly-Owned Recourse Subsidiary of G-I Holdings shall be deemed, in each case, to constitute the Issuance of such Preferred Stock by G-I Holdings or such Specified Subsidiary; and

          (2) Preferred Stock (other than Preferred Stock described in clause
     (1) but including the Preferred Stock referred to in the proviso to clause
     (1) above) Issued by G-I Holdings or any Specified Subsidiary; provided that the liquidation value of any Preferred Stock issued pursuant to this clause (2) shall constitute Debt for purposes of this covenant.

     (d) The Indenture also provides that, to the extent G-I Holdings or any Specified Subsidiary Guarantees any Debt of G-I Holdings or of any Specified Subsidiary, such Guarantee and such Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If G-I Holdings or a Specified Subsidiary Guarantees any Debt of a Person that, subsequent to the Issuance of such Guarantee, becomes a Specified Subsidiary, such Guarantee and the Debt so Guaranteed shall be deemed to be the same Debt which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.

     PROHIBITION ON DEBT AND CAPITAL STOCK OF INTERMEDIATE PARENTS OF ISP AND BUILDING MATERIALS. The Indenture provides that, notwithstanding the foregoing clauses (a), (b) and (c), G-I Holdings will not permit any Subsidiary (other than, subject to "Limitation on Debt and Preferred Stock of ISP Subsidiaries" and "Limitation on Debt and Preferred Stock of BMC Subsidiaries," ISP Subsidiaries or BMC Subsidiaries) that, directly or indirectly, owns any Capital Stock or Debt of ISP or Building Materials, or their respective Subsidiaries, to issue any Debt or Capital Stock other than Debt or Capital Stock so long as it is held by G-I Holdings or a Wholly-Owned Recourse Subsidiary of G-I Holdings or by ISP or Building Materials or of any Wholly-Owned Recourse Subsidiaries of ISP or Building Materials (so long as ISP and Building Materials, as the case may be, are Recourse Subsidiaries of G-I Holdings).

     LIMITATION ON DEBT AND PREFERRED STOCK OF ISP SUBSIDIARIES. (a) The Indenture provides that G-I Holdings shall not permit any ISP Subsidiary (so long as such ISP Subsidiary is a Subsidiary of G-I Holdings) to Issue, directly or indirectly, any Debt unless, at the time of such Issuance and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated EBITDA Coverage Ratio of ISP for the period of its most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued is at least 2.00 to 1.00.

     (b) Notwithstanding the foregoing, ISP Subsidiaries may Issue the following
Debt:

          (1) Debt Issued pursuant to the Credit Agreements or any Refinancing thereof in an aggregate principal amount outstanding at any one time not to exceed $500,000,000;

          (2) (i) Debt of ISP Issued to and held by G-I Holdings or a Wholly-Owned Recourse Subsidiary of G-I Holdings or by ISP or Building Materials or a Wholly-Owned Recourse Subsidiary of ISP or Building Materials and (ii) Debt of a Recourse Subsidiary of ISP Issued to and held by ISP, G-I Holdings or Building Materials or a Wholly-Owned Recourse Subsidiary of G-I Holdings, ISP or Building Materials, provided that such Wholly-Owned Recourse Subsidiary of G-I Holdings, ISP or Building Materials remains such and, in the case of any Wholly-Owned Recourse Subsidiary of ISP or Building Materials, ISP or Building Materials, as the case may be, is and remains a Recourse Subsidiary of G-I Holdings, and provided, further, that any subsequent transfer of such Debt shall be deemed, in each case, to constitute the Issuance of such Debt by ISP or such Subsidiary;

          (3) Debt of which the proceeds are used to acquire assets of ISP Subsidiaries and such Debt is secured by purchase money Liens on such assets or improvements or additions thereto, or replacements thereof, and any Refinancings of such Debt; provided that, after giving effect to the Issuance of any such Debt that otherwise

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     complies with this clause (3), the aggregate amount of all Debt then outstanding at any time under this clause (3), including all Refinancings thereof then outstanding, shall not at any time exceed 10% of the Consolidated Net Worth of ISP after giving effect to such Issuance;

          (4) Acquired Debt;

          (5) Debt outstanding on the Issue Date and Debt Issued to Refinance any Debt permitted by this clause (5) or by clauses (1)-(4) of this paragraph (b) under "Limitation on Debt and Preferred Stock of ISP Subsidiaries"; provided that, in the case of a Refinancing, (i) the amount of the Debt so Issued shall not exceed the principal amount or then accreted value (in the case of Debt issued at a discount) of the Debt so Refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with such Refinancing, (ii) the Average Life and Stated Maturity of the Debt so issued shall equal or exceed that of the Debt so Refinanced, (iii) the Debt so Issued shall not rank senior in right of payment to the Debt being Refinanced, (iv) if the Debt being Refinanced does not bear interest in cash prior to a specified date, the Refinancing Debt shall not bear interest in cash prior to such specified date, (v) if the Debt being Refinanced is Debt permitted by clause (3), such Refinancing Debt is not secured by any assets not securing the Debt so Refinanced or improvements or additions thereto, or replacements thereof, and (vi) the obligors with respect to the Refinancing Debt shall not include any persons who were not obligors (including predecessors thereof) with respect to the Debt being Refinanced;

          (6) Non-Recourse Debt of a Non-Recourse Subsidiary of ISP and Guarantees of Non-Recourse Debt of Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of the Non-Recourse Subsidiaries; and

          (7) Debt (other than Debt described in clauses (1) through (6) above) in an aggregate principal amount outstanding at any time not to exceed $50,000,000.

     (c) The Indenture also provides that G-I Holdings shall not permit any ISP Subsidiary (so long as such ISP Subsidiary is a Subsidiary of G-I Holdings) to Issue any Preferred Stock; provided that any ISP Subsidiary may Issue the following Preferred Stock:

          (1) Preferred Stock of any ISP Subsidiary issued to and held by G-I Holdings or by ISP or a Wholly-Owned Recourse Subsidiary of ISP or G-I Holdings; provided that any subsequent transfer of such Preferred Stock (other than to G-I Holdings or ISP or to a Wholly-Owned Recourse Subsidiary of ISP or G-I Holdings) or such Wholly-Owned Recourse Subsidiary of ISP or G-I Holdings ceasing to be a Wholly-Owned Recourse Subsidiary of ISP or G-I Holdings shall be deemed, in each case, to constitute the Issuance of such Preferred Stock by such ISP Subsidiary; and

          (2) Preferred Stock (other than Preferred Stock described in clause
     (1) but including the Preferred Stock referred to in the proviso to clause
     (1) above) Issued by any ISP Subsidiary; provided that the liquidation value of any Preferred Stock issued pursuant to this clause (2) shall constitute Debt for purposes of this covenant.

     (d) The Indenture also provides that to the extent any ISP Subsidiary Guarantees any Debt of any other ISP Subsidiary, such Guarantee and such Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If an ISP Subsidiary Guarantees any Debt of a Person that, subsequent to the Issuance of such Guarantee, becomes an ISP Subsidiary, such Guarantee and the Debt so Guaranteed shall be deemed to be the same Debt which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.

     LIMITATION ON DEBT AND PREFERRED STOCK OF BMC SUBSIDIARIES. (a) The Indenture provides that G-I Holdings shall not permit any BMC Subsidiary (so long as such BMC Subsidiary is a Subsidiary of G-I Holdings) to Issue, directly or indirectly, any Debt unless, at the time of such Issuance and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated EBITDA Coverage Ratio of Building Materials for the period of its most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued is at least 2.00 to 1.00.

     (b) Notwithstanding the foregoing, BMC Subsidiaries may Issue the following
Debt:

          (1) (i) Debt of Building Materials Issued to and held by G-I Holdings or a Wholly-Owned Recourse Subsidiary of G-I Holdings or by Building Materials or ISP or a Wholly-Owned Recourse Subsidiary of

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     Building Materials or ISP and (ii) Debt of a Recourse Subsidiary of
     Building Materials Issued to and held by Building Materials, or G-I Holdings or ISP or a Wholly-Owned Recourse Subsidiary of G-I Holdings, Building Materials or ISP; provided that such Wholly-Owned Recourse Subsidiary of G-I Holdings, ISP or Building Materials remains such and, in the case of any Wholly-Owned Recourse Subsidiary of ISP or Building Materials, ISP or Building Materials, as the case may be, is and remains a Recourse Subsidiary of G-I Holdings; provided, further, that any subsequent transfer of such Debt shall be deemed, in each case, to constitute the Issuance of such Debt by Building Materials or such Subsidiary;

          (2) Debt of which the proceeds are used to acquire assets of BMC Subsidiaries and such Debt is secured by purchase money Liens on such assets or improvements or additions thereto, or replacements thereof, and any Refinancings of such Debt; provided that after giving effect to the Issuance of any such Debt (other than a Refinancing thereof) that otherwise complies with this clause (2), the aggregate amount of all Debt then outstanding at any time under this clause (2), including all Refinancings thereof then outstanding, shall not at any time exceed $25,000,000;

          (3) Acquired Debt;

          (4) Debt outstanding on the Issue Date and Debt Issued to Refinance any Debt permitted by this clause (4) or by clauses (1)-(3) of this paragraph (b) under "Limitation on Debt and Preferred Stock of BMC Subsidiaries"; provided that, in the case of a Refinancing, (i) the amount of the Debt so Issued shall not exceed the principal amount or then accreted value (in the case of Debt issued at a discount) of the Debt so Refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with such Refinancing, (ii) the Average Life and Stated Maturity of the Debt so issued shall equal or exceed that of the Debt so Refinanced, (iii) the Debt so Issued shall not rank senior in right of payment to the Debt being Refinanced, (iv) if the Debt being Refinanced does not bear interest in cash prior to a specified date, the Refinancing Debt shall not bear interest in cash prior to such specified date, (v) if the Debt being Refinanced is Debt permitted by clause (2), such Refinancing Debt is not secured by any assets not securing the Debt so Refinanced or improvements or additions thereto, or replacements thereof, and (vi) the obligors with respect to the Refinancing Debt shall not include any persons who were not obligors (including predecessors thereof) with respect to the Debt being Refinanced;

          (5) Non-Recourse Debt of a Non-Recourse Subsidiary of Building Materials and Guarantees of Non-Recourse Debt of Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of the Non-Recourse Subsidiaries; and

          (6) Debt (other than Debt described in clauses (1) through (5) above) in an aggregate principal amount outstanding at any time not to exceed $25,000,000.

     (c) The Indenture also provides that G-I Holdings shall not permit any BMC Subsidiary (so long as such BMC Subsidiary is a Subsidiary of G-I Holdings) to Issue any Preferred Stock; provided that any BMC Subsidiary may Issue the following Preferred Stock:

          (1) Preferred Stock of any BMC Subsidiary issued to and held by G-I Holdings or by Building Materials or a Wholly-Owned Recourse Subsidiary of Building Materials or G-I Holdings; provided that any subsequent transfer of such Preferred Stock (other than to G-I Holdings or Building Materials or to a Wholly-Owned Recourse Subsidiary of Building Materials or G-I Holdings) or such Wholly-Owned Recourse Subsidiary of Building Materials or G-I Holdings ceasing to be a Wholly-Owned Recourse Subsidiary of Building Materials or G-I Holdings shall be deemed, in each case, to constitute the Issuance of such Preferred Stock by such BMC Subsidiary; and

          (2) Preferred Stock (other than Preferred Stock described in clause
     (1) but including the Preferred Stock referred to in the proviso to clause
     (1) above) Issued by any BMC Subsidiary; provided that the liquidation value of any Preferred Stock issued pursuant to this clause (2) shall constitute Debt for purposes of this covenant.

     (d) The Indenture also provides that, to the extent any BMC Subsidiary Guarantees any Debt of any other BMC Subsidiary, such Guarantee and such Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If a BMC Subsidiary Guarantees any Debt of a Person that, subsequent to the Issuance of such Guarantee, becomes a BMC Subsidiary, such Guarantee and the Debt so Guaranteed shall be deemed to be the same Debt which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.


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     LIMITATION ON RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS. (a) The
Indenture provides that G-I Holdings shall not make, and shall not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment or Restricted Investment if, at the time of such Restricted Payment or Restricted Investment or immediately after giving effect thereto:

          (1) a Default or an Event of Default shall have occurred and be continuing;

          (2) G-I Holdings is not able to incur at least $1.00 of additional Debt under paragraph (a) of "Limitation on Debt and Preferred Stock of G-I Holdings and Specified Subsidiaries"; or

          (3) the aggregate amount of Restricted Payments made since the Issue Date and the aggregate amount of Restricted Investments made since the Issue Date and then outstanding (the amount expended for such purposes, if other than in cash, shall be the fair market value of such property as determined by the Board of Directors of G-I Holdings in good faith as of the date of payment or investment) shall exceed the sum of:

               (i) 50% of the cumulative Consolidated Net Income (or minus 100% of the cumulative Consolidated Net Loss) of G-I Holdings accrued during the period beginning on the first day of the fiscal quarter during which the Issue Date falls and ending on the last day of the fiscal quarter for which financial information has been made publicly available by G-I Holdings but ending no more than 135 days prior to the date of such Restricted Payment or Restricted Investment (treating such period as a single accounting period);

               (ii) 100% of the net cash proceeds, including the fair market value of property other than cash as determined by the Board of Directors of G-I Holdings in good faith, as evidenced by a Board Resolution, received by G-I Holdings from any Person (other than a Subsidiary of G-I Holdings) from the Issuance and sale subsequent to the Issue Date of Capital Stock of G-I Holdings (other than Redeemable Stock) or as a capital contribution;

               (iii) 100% of the net cash proceeds received by G-I Holdings from the exercise of options or warrants on Capital Stock of G-I Holdings (other than Redeemable Stock) since the Issue Date, other than from a Subsidiary of G-I Holdings;

               (iv) 100% of the net cash proceeds received by G-I Holdings from the conversion into Capital Stock (other than Redeemable Stock) of convertible Debt or convertible Preferred Stock issued and sold (other than to a Subsidiary of G-I Holdings) since the Issue Date; and

               (v) $30,000,000.

     The designation by G-I Holdings or any of its Subsidiaries of a Subsidiary as a Non-Recourse Subsidiary shall be deemed to be the making of a Restricted Investment by G-I Holdings in an amount equal to the outstanding Investments made by G-I Holdings and its Subsidiaries in such person being designated a Non-Recourse Subsidiary at the time of such designation.

     (b) Paragraph (a) shall not prevent the following, as long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom other than pursuant to paragraph (a) of this covenant):

          (1) the making of any Restricted Payment or Restricted Investment within 60 days after (x) the date of declaration thereof or (y) the making of a binding commitment in respect thereof; provided that at such date of declaration or commitment such Restricted Payment or Restricted Investment complied with the foregoing provisions;

          (2) any Restricted Payment or Restricted Investment made out of the net cash proceeds received by G-I Holdings from the substantially concurrent sale of its Common Stock (other than to a Subsidiary of G-I Holdings); provided that such net cash proceeds so utilized shall not be included in clause (3) of paragraph (a) in determining the amount of Restricted Payments or Restricted Investments G-I Holdings could make under paragraph (a) of this covenant.

     Restricted Payments or Restricted Investments made pursuant to clause (2) shall not be deducted in determining the amount of Restricted Payments or Restricted Investments made or then outstanding under clause (3) of paragraph
(a) of this covenant.

     LIMITATION ON LIENS. The Indenture provides that G-I Holdings shall not, and shall not permit any of its Specified Subsidiaries to, directly or indirectly, incur or suffer to exist any Liens upon their respective property or

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assets whether owned on the Issue Date or acquired after such date, or on any income or profits therefrom, other than the following:

          (1) Liens securing intercompany Debt described in clause (2) of paragraph (b) under "Limitation on Debt and Preferred Stock of G-I Holdings and Specified Subsidiaries";

          (2) Liens existing on the Issue Date;

          (3) Permitted Liens;

          (4) Purchase money Liens on assets of G-I Holdings and its Subsidiaries or improvements or additions thereto existing or created within 180 days after the time of acquisition of or improvement or addition to such assets, or replacements thereof; provided that (i) such acquisition, improvement or addition is otherwise permitted by the Indentures, (ii) the principal amount of Debt (including Debt in respect of Capitalized Lease Obligations) secured by each such Lien in each asset shall not exceed the cost (including all such Debt secured thereby, whether or not assumed) of the item subject thereto, and such Liens shall attach solely to the particular item of property so acquired, improved or added, and any additions or accessions thereto, or replacements thereof, and (iii) the aggregate amount of Debt secured by Liens permitted by this clause (4) shall not at any one time exceed $50,000,000;

          (5) Liens to secure Refinancing of any Debt secured by Liens described in clauses (1)-(4) above and (6) below; provided that (i) Refinancing does not increase the principal amount of Debt being so Refinanced and (ii) the Lien of the Refinancing Debt does not extend to any asset not securing the Debt being Refinanced or improvements or additions thereto, or replacements thereof;

          (6) Liens securing Acquired Debt; provided that (i) any such Lien secured the Acquired Debt at the time of the incurrence of such Acquired Debt by G-I Holdings or by one of its Subsidiaries and such Lien and Acquired Debt were not incurred by G-I Holdings or any of its Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Debt by G-I Holdings or by one of its Subsidiaries and (ii) any such Lien does not extend to or cover any property or assets of G-I Holdings or of any of its Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Debt became Acquired Debt of G-I Holdings or of one of its Subsidiaries; and

          (7) Liens on assets of G-I Holdings and its Specified Subsidiaries, provided that such Liens only secure Debt of G-I Holdings and its Specified Subsidiaries in an aggregate amount not to exceed at any one time outstanding $50,000,000.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Indenture provides that G-I Holdings shall not enter, and shall not permit any of its Subsidiaries to enter, directly or indirectly, into any transaction or series of related transactions with any Affiliate of G-I Holdings (other than (x) the making of a Restricted Payment or Restricted Investment otherwise permitted by "Limitation on Restricted Payments and Restricted Investments" or those transactions specifically permitted by paragraph (b) under "Limitation on Restricted Payments and Restricted Investments", (y) transactions between or among Non-Recourse Subsidiaries of G-I Holdings or (z) transactions between or among G-I Holdings and its Subsidiaries (other than Non-Recourse Subsidiaries)) including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless the terms of such transaction or series of transactions are set forth in writing and at least as favorable as those available in a comparable transaction in arms-length dealings from an unrelated Person; provided that (i) if any such transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business) involves aggregate payments or other consideration in excess of $2,000,000, such transaction or series of related transactions shall be approved (and the value of any non-cash consideration shall be determined) by a majority of those members of the Board of Directors of G-I Holdings or such Subsidiary, as the case may be, having no personal stake in such business, transaction or transactions; and (ii) in the event that such transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business) involves aggregate payments or other consideration in excess of $20,000,000 (with the value of any non-cash consideration being determined by a majority of those members of the Board of Directors of G-I Holdings or such Subsidiary, as the case may be, having no personal stake in such business, transaction or transactions), G-I Holdings or such Subsidiary, as the case may be, shall have also received a written opinion from a nationally recognized investment banking firm that such transaction or series of related transactions are fair to the shareholders,

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in their capacity as such, of G-I Holdings or such Subsidiary from a financial point of view and such opinion has been delivered to the Trustee.

     (b) Paragraph (a) shall not prevent the following:

          (1) any transaction between a Subsidiary and its own employee stock ownership or benefit plan;

          (2) any transaction with an officer or director of any Subsidiary of G-I Holdings entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director);

          (3) any business or transaction with an Unrestricted Affiliate;

          (4) transactions permitted by "Limitation on Investments in Non-Recourse Subsidiaries by ISP Subsidiaries and BMC Subsidiaries;" or

          (5) payments made pursuant to the Tax Sharing Agreements.

     (c) G-I Holdings will not, and will not permit any of its Subsidiaries to amend, modify or waive any provision of the Tax Sharing Agreements in any manner which is significantly adverse to G-I Holdings or the holders of the Notes.

     LIMITATION ON INVESTMENTS IN NON-RECOURSE SUBSIDIARIES BY ISP SUBSIDIARIES AND BMC SUBSIDIARIES. (a) G-I Holdings shall not permit ISP Subsidiaries to make Investments in Non-Recourse Subsidiaries of ISP, if, after giving effect thereto, the cumulative aggregate amount (the amount so expended, if other than in cash, to be determined by the Board of Directors of ISP, as evidenced by a Board Resolution) of such Investments, as of the date of the Investment, made by ISP Subsidiaries would exceed 20% of the Consolidated Net Worth of ISP.

     (b) G-I Holdings shall not permit BMC Subsidiaries to make investments in Non-Recourse Subsidiaries if, after giving effect thereto, the cumulative aggregate amount (the amount so expended, if other than cash, to be determined by the Board of Directors of Building Materials, as evidenced by a Board Resolution) of such Investments, as of the date of investment, would exceed $50,000,000.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that G-I Holdings shall not, and shall not permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, directly or indirectly, create or otherwise cause to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to G-I Holdings or any of such Subsidiaries, (b) make loans or advances to G-I Holdings or any of such Subsidiaries, (c) transfer any of its properties or assets to G-I Holdings or (d) incur or suffer to exist Liens in favor of the holders of Notes, except for such encumbrances or restrictions existing under or by reason of the following:

          (1) applicable law;

          (2) the applicable Indenture;

          (3) customary provisions restricting subletting or assignment of any lease or license or other commercial agreement;

          (4) any instrument governing Acquired Debt of any Person, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than such Person and its Subsidiaries, or the property or assets of such Person and its Subsidiaries, so acquired;

          (5) the Liens specifically permitted by the provisions under "Limitation on Liens"; provided that such Liens and the terms governing such Liens do not, directly or indirectly, restrict G-I Holdings or its Subsidiaries from granting other Liens, except as to the assets subject to such Liens;

          (6) the Credit Agreements or other Debt existing on the Issue Date and any Refinancing of the Credit Agreements or any such other Debt; provided that the terms and conditions of any such Refinancing agreements relating to the terms described under clauses (a)-(d) above are no less favorable to G-I Holdings than those contained in the agreements governing the Debt being Refinanced; and

          (7) covenants contained in agreements governing Debt of BMC Subsidiaries; provided that such covenants shall not prohibit any BMC Subsidiary from, directly or indirectly, paying dividends or making loans

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


     or advances to G-I Holdings in an aggregate amount up to the positive difference, if any, between (i) the sum of (A) $25,000,000 and (B) 50% of the cumulative Consolidated Net Income (or minus 100% of the Consolidated Net Loss) of Building Materials for the period beginning on the first date of the fiscal quarter during which such Debt of BMC Subsidiaries was issued, and (ii) the aggregate amount of Restricted Payments and Restricted Investments made by BMC Subsidiaries since such date.

     LIMITATION ON ASSET SALES. The Indenture provides that G-I Holdings shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to consummate an Asset Sale unless:

          1. G-I Holdings or such Subsidiary, as the case may be, receives consideration (including non-cash consideration, whose fair market value shall be determined in good faith by the Board of Directors of G-I Holdings or such Subsidiary, as evidenced by a Board Resolution) at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution);

          2. at least 85% of the consideration received by G-I Holdings or such Subsidiary, as the case may be, shall be cash or Cash Equivalents; provided that this clause (2) shall not prohibit any Asset Sale for which G-I Holdings or such Subsidiary, as the case may be, receives 100% of the consideration, directly or through the acquisition of Capital Stock of a Person, in operating assets;

          3. in the case of an Asset Sale by G-I Holdings or any Specified Subsidiary, G-I Holdings shall commit to apply the Net Cash Proceeds of such Asset Sale within 300 days of the consummation of such Asset Sale, and shall apply such Net Cash Proceeds within 360 days of receipt thereof (i) to invest in the businesses that G-I Holdings and its Subsidiaries (other than businesses engaged in through Non-Recourse Subsidiaries) are engaged in at the time of such Asset Sale or any like or related business, (ii) to pay the Debt referred to in the last sentence of the definition thereof or make provision for the payment thereof, through an escrow or other fund,
     (iii) to offer to purchase the Senior Discount Notes in a tender offer to the extent required by the indenture governing the Senior Discount Notes and/or (iv) to offer to purchase the Notes in a tender offer (a "Net Proceeds Offer") at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, provided that G-I Holdings may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied pursuant to this clause (3)(iv) equal or exceed $20,000,000; and

          4. in the case of an Asset Sale by any ISP Subsidiary or any BMC Subsidiary, such ISP Subsidiary or BMC Subsidiary, as the case may be, shall apply the Net Cash Proceeds of such Asset Sale within one year of receipt thereof, (i) to invest in the businesses that G-I Holdings and its Subsidiaries (other than businesses engaged in through Non-Recourse Subsidiaries) are engaged in at the time of such Asset Sale or any like or related business, (ii) to pay the Debt referred to in the last sentence of the definition thereof or make provision for the payment thereof, through an escrow or other fund, or (iii) to pay or satisfy Debt or Preferred Stock of any ISP Subsidiary or any BMC Subsidiary, as the case may be, (iv) to offer to purchase the Senior Discount Notes in a tender offer to the extent required by the indenture governing the Senior Discount Notes and/or (v) to a Net Proceeds Offer at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon; provided that G-I Holdings may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied pursuant to this clause (4)(v) equal or exceed $20,000,000; provided that (i) G-I Holdings and its Subsidiaries may retain up to $5,000,000 of Net Cash Proceeds from Asset Sales in any twelve-month period (without complying with clauses (3) or (4)), and (ii) any Asset Sale that would result in a Change of Control shall not be governed by this covenant but shall be governed by the provisions described under "Change of Control Put and Call."

     G-I Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

     INVESTMENT COMPANY ACT. The Indenture provides that G-I Holdings will not take any action that would require it or any of its Subsidiaries to register as an investment company under the Investment Company Act of 1940.

     REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION. The Indenture provides that, so long as the Notes are outstanding and whether or not G-I Holdings is subject to Section 13 or 15(d) of the Securities Exchange Act, G-I Holdings shall timely file with the Commission the annual reports and the information, documents and other reports required to be filed, or which would be required to be filed, with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act and file such documents and reports with the Trustee within fifteen days after filing with the Commission. Such reports, information and other documents shall be provided to the holders pursuant to the terms of the Indenture. G-I Holdings shall also comply with the provisions of TIA Section 314(a).

 MERGER, ETC.

     The Indenture provides that G-I Holdings shall not consolidate with or merge with or into or sell, assign, transfer or lease all or substantially all of its properties and assets (either in one transaction or series of related transactions) to any Person, unless:

          (1) G-I Holdings shall be the continuing Person, or the resulting, surviving or transferee Person (if other than G-I Holdings) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of G-I Holdings under the Notes and the Indentures, and the applicable Indenture shall remain in full force and effect;

          (2) immediately before and immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3) immediately before and after giving effect to such transaction, the resulting, surviving or transferee Person could incur at least $1.00 of additional Debt under paragraph (a) of "Limitation on Debt and Preferred Stock of G-I Holdings and Specified Subsidiaries"; and

          (4) immediately after giving effect to such transaction, the resulting, surviving or transferee Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of G-I Holdings immediately prior to such transaction.

     In connection with any consolidation, merger, sale, assignment, transfer or lease contemplated by this covenant, G-I Holdings shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer or lease and the supplemental indenture in respect thereto comply with this covenant and the TIA and that all conditions precedent herein provided for relating to such transaction have been complied with.

     Upon any consolidation or merger or any sale, assignment, transfer or lease of all or substantially all of the assets of G-I Holdings in accordance with the preceding two paragraphs, the successor corporation formed by such consolidation or into which G-I Holdings is merged or to which such sale, assignment, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, G-I Holdings under the Indenture, with the same effect as if such successor corporation had been named as G-I Holdings herein, and, except in the case of a lease, G-I Holdings will be discharged from all obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

          (1) G-I Holdings defaults in the payment of interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

          (2) (i) G-I Holdings defaults in the payment of the principal of any Note when the same becomes due and payable at maturity or otherwise or (ii) G-I Holdings fails to redeem or repurchase Notes when required pursuant to such Indenture or the Notes;

          (3) G-I Holdings fails to comply with provisions of "Merger, Etc.";

          (4) G-I Holdings fails to comply for 30 days after notice with any of its obligations described under "Change of Control Put and Call" and "Certain Covenants";

          (5) G-I Holdings fails to comply for 60 days after notice with its other agreements contained in the Indenture or the Notes (other than those referred to in clauses (1)-(4) above);

          (6) Debt of G-I Holdings or any Significant Subsidiary is not paid within any applicable grace period or is accelerated by the holders thereof because of a default and the total principal amount of the portion of such Debt that is unpaid or accelerated exceeds $15,000,000 or its foreign currency equivalent and such default continues for 5 days after notice;

          (7) certain events of bankruptcy, insolvency or reorganization of G-I Holdings or any of its Significant Subsidiaries occurs pursuant to or within the meaning of any Bankruptcy Law;

          (8) any judgment or order for the payment of money in excess of $15,000,000 in the aggregate is rendered against G-I Holdings or any Significant Subsidiary of G-I Holdings and (i) there is a period of 60 days following the entry of such judgment or order during which such judgment or order is not discharged, waived or the execution thereof stayed and such default continues for 10 days after the notice specified below or (ii) foreclosure proceedings therefor have begun and have not been stayed within five days of the commencement of such foreclosure proceeding.

     A Default under clauses (4), (5), (6) or (8) is not an Event of Default until the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes issued under the Indenture notify G-I Holdings in writing of the Default, and G-I Holdings does not cure the Default within the time specified in such clause after receipt of such notice. Such notice shall be given by the Trustee if so requested in writing by the holders of at least 25% in aggregate principal amount of the outstanding Notes. When a Default under clause (4), (5), (6) or (8) is cured or remedied within the specified period, it ceases to exist.

     If an Event of Default (other than an Event of Default with respect to G-I Holdings specified in clause (7) above) occurs and is continuing, the Trustee, by written notice to G-I Holdings, or the holders of at least 25% in aggregate principal amount of the outstanding Notes, by written notice to G-I Holdings and the Trustee, may declare the principal amount plus accrued interest thereon of all Notes then outstanding to be due and payable (the "Default Amount"). Upon a declaration of acceleration, such amount shall be due and payable immediately.

     If an Event of Default with respect to G-I Holdings specified in clause (7) above occurs, the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

     Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the Notes then outstanding, may rescind an acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes issued thereunder unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (if any) when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount at maturity of the outstanding Notes issued under the Indenture have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of Notes or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of Notes. In addition, G-I Holdings is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. G-I Holdings also is required to deliver to the Trustee, within 10 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status, and what action G-I Holdings is taking or proposes to take in respect thereof.

DISCHARGE

     G-I Holdings at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. G-I Holdings at any time may terminate its obligations under the covenants described under "Certain Covenants" and "Change of Control Put and Call," above and the operation of clauses (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "Defaults" above and the limitations contained in clause (3) or (4) described under "Merger, Etc." above ("covenant defeasance").

     G-I Holdings may exercise its legal defeasance option under the Indenture notwithstanding its prior exercise of its covenant defeasance option. If G-I Holdings exercises its legal defeasance option, payment of the Notes issued under the Indenture may not be accelerated because of an Event of Default with respect thereto. If G-I Holdings exercises its covenant defeasance option, payment of the Notes issued under the related Indenture may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "Defaults" above, or because of the failure of G-I Holdings to comply with clause (3) or (4) described under "Merger, Etc." above.

     In order to exercise either defeasance option, G-I Holdings must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest (if any) on the Notes issued pursuant to the related Indenture to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the applicable Notes will mature or be redeemed within 30 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes issued under the Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred, and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by G-I Holdings and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes issued pursuant thereto; provided that no such modification, amendment or instruction may, without the consent of the holder of each outstanding Note affected thereby: (i) change the stated maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of the holders of which is required for any such supplemental indenture or the consent of such holders is required for any waiver of compliance with certain provisions of the related Indenture or certain Defaults thereunder and their consequences provided for in the Indenture; (iii) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each holder of Notes affected thereby; or (iv) except as otherwise permitted by the covenants described under "Description of the Notes--Merger, Etc.," consent to the assignment or transfer by G-I Holdings of any of its rights and obligations under the Indenture.

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

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


     Neither G-I Holdings nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes unless such consideration is offered to be paid or agreed to be paid to all holder of Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

GOVERNING LAW

     The Indenture and the Notes are governed by and will be construed in accordance with, the laws of the State of New York.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences to tendering holders of Old Notes of (i) the exchange of Old Notes for New Notes and (ii) the ownership and disposition of New Notes.

     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (including temporary regulations), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of such holder's individual investment circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, dealers in securities, banks, life insurance companies, tax-exempt organizations and foreign taxpayers and persons who hold (or will hold) the Old Notes or New Notes as part of a "straddle," "hedge" or "conversion transaction"), nor does it discuss any aspect of state, local or foreign taxation. The following discussion assumes that the Old Notes and New Notes are (and will be) held by the holders thereof as "capital assets" within the meaning of section 1221 of the Code.

     THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATIONAL PURPOSES ONLY. ACCORDINGLY, EACH HOLDER OF OLD NOTES SHOULD CONSULT WITH SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE EXCHANGE OFFER, AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF TENDERING OLD NOTES

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute an exchange for federal income tax purposes. Accordingly, the Exchange Offer should have no federal income tax consequences to holders of Old Notes and original issue discount ("OID"), if any, on the New Notes should continue to accrue in the same manner as it accrued on the Old Notes, as summarized below. Except for the immediately succeeding paragraph, the balance of this discussion assumes that the exchange of Old Notes for New Notes will not constitute an exchange for federal income tax purposes.

     If, contrary to the above conclusion, the exchange of Old Notes for New Notes constitutes an exchange for federal income tax purposes, both the Old Notes and the New Notes should constitute "securities" for federal income tax purposes (which determination generally is made by reference to the initial term of the debt instrument, with debt instruments with initial terms of ten years or more generally being treated as securities) and, thus, a holder of Old Notes should recognize no gain or loss on the consummation of the Exchange Offer. However, in such case, the accrual of OID, if any, on the New Notes could differ from the accrual of OID, if any, on the Old Notes.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING NEW NOTES

     INTEREST AND ORIGINAL ISSUE DISCOUNT

     A holder of New Notes will be required to include in gross income for federal income tax purposes the stated interest on such New Notes in accordance with the holder's method of tax accounting. In addition, if the Old Notes were issued with OID, the New Notes (which, assuming the Exchange Offer does not constitute an exchange for federal income tax purposes, would be treated as a continuation of the Old Notes) also would be deemed to have been issued with OID and, thus, a holder of New Notes would be required to include in gross income the amount of OID accrued on the New Notes, determined by using the constant yield method and the New Notes' yield to maturity (which would be the same as that of the Old Notes). Thus, a holder of New Notes must include any accrued OID thereon in gross income in advance of the receipt of cash in respect of such income.

     The Old Notes will be treated as having been issued with OID if their stated principal amount exceeded their "issue price" (subject to a de minimis exception). If the Old Notes were deemed to have been "traded on a securities market" or issued in a "potentially abusive situation," the "issue price" of an Old Note (and, thus, a New Note) would equal the initial fair market value of such Old Note. Otherwise, the "issue price" of an Old Note (and, thus, a New
Note) would equal its "stated redemption price at maturity" (i.e., its face amount). Based on the foregoing, the Company has taken the position that the issue price of an Old Note (and, thus, a New Note) is its face amount and, thus, the Old Notes were not issued with OID and the New Notes will not have OID. However, there can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary position, in which case a holder may be required to include OID in income.

     CERTAIN ADDITIONAL CONSEQUENCES TO HOLDERS OF NEW NOTES ISSUED WITH ORIGINAL ISSUE DISCOUNT

     ACQUISITION PREMIUM. The amount of OID required to be included in gross income by a holder that acquired New Notes by "purchase" i.e., in a transaction in which the holder's basis in the New Notes is not determined, in whole as in part, by reference to the basis of the person from whom the holder acquired the New Notes (or from whom the holder acquired the instruments that ultimately were exchanged by the holder for New Notes (i.e., the Senior Discount Notes or Old Notes)), is reduced if such holder's adjusted tax basis in such New Notes, immediately after such purchase exceeds their "adjusted issue price" (i.e., the issue price of such New Notes, increased by any OID previously includable in the income of any holder, without taking into account any reduction for "acquisition premium," and decreased by any payment made on such New Notes prior to the purchase date other than a stated interest payment). If a holder's adjusted tax basis in such New Notes immediately after the acquisition of such New Notes were to exceed their stated principal amount, then such holder would not be required to include any OID in income (and any excess premium over their stated principal amount would be governed by the "bond premium" provisions of the Code, as discussed below).

     TAX BASIS. Generally, a holder's tax basis in any New Notes received will be increased by the amount of OID, if any, that is included in the holder's income pursuant to the foregoing rules through the day preceding the date of disposition and will be decreased by the amount of any cash payments received, other than payments of stated interest.

SALE OR REDEMPTION

     The sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of New Notes generally will be a taxable event for federal income tax purposes. A holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of a New Note (other than in respect of accrued interest thereon) and (ii) the holder's adjusted tax basis in such debt instrument (other than in respect of accrued interest thereon). Subject to the possible application of the market discount rules discussed below, such gain or loss will be capital gain or loss and would be long-term capital gain or loss if the New Notes were held by the holder for the applicable holding period at the time of such sale or other disposition.

MARKET DISCOUNT

     Except as discussed below, gain recognized on the disposition of New Notes having accrued market discount (including any accrued market discount that would be carried over thereto from the Senior Discount Notes, if the Old Notes exchanged therefor were acquired in the Private Placement and the Private Placement constituted a recapitalization) will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, provided the amount of market discount thereon exceeds a de minimis amount. In general, upon the disposition of a "market discount" bond, any gain recognized by a holder is treated as ordinary income to the extent of accrued market discount thereon. Market discount is defined generally as the excess of (i) the "stated redemption price at maturity" of a debt obligation less any unamortized OID over (ii) the tax basis of the debt obligation in the hands of the holder immediately after its acquisition.

     If a holder of New Notes having accrued market discount disposes of such New Notes in any transaction other than a sale, exchange or redemption (e.g., a gift), such holder will be deemed to have realized an amount equal to the

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

fair market value of such New Notes and will be required to recognize as ordinary income any accrued market discount thereon. See "Sale or Redemption" above for consequences of a sale, exchange or redemption. Partial principal payments (if any) on such New Notes also would be includable as ordinary income to the extent of any accrued market discount on such New Notes. A holder of New Notes having accrued market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry such New Notes until they are disposed of in a taxable transaction.

     A holder of New Notes having accrued market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Service. If a holder of New Notes elects to include market discount in income, the above-discussed rules with respect to ordinary income recognition resulting from sale and certain other disposition transactions and to deferral of interest deductions would not apply.

BOND PREMIUM

     If the initial tax basis of a holder in any New Notes exceeds the "amount payable on maturity" (such excess being the "bond premium"), the holder may elect to amortize the bond premium over the period from the acquisition date of such New Notes to their maturity date (or an earlier call date, if using such earlier date would result in a smaller amortization deduction) and, except as Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of such New Notes by such amount.

     A holder who elects to amortize bond premium must reduce his adjusted basis in such New Notes by the amount of such allowable amortization. An election to amortize bond premium would apply to amortizable bond premium on all taxable bonds held at or acquired after the beginning of the holder's taxable year as to which the election is made, and may be revoked subsequently only with the consent of the Service.

BACKUP WITHHOLDING

     Under the Code, a holder of Old Notes or New Notes may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments of interest or the gross proceeds from the sale, exchange or redemption of such notes. This withholding generally applies only if the holder (i) fails to furnish his social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Holders of Old Notes and New Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption.

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


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. G-I Holdings has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     G-I Holdings will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, G-I Holdings will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. G-I Holdings has agreed to pay all expenses incident to the Exchange Offer (including the reasonable fees and expenses of Cahill Gordon and Reindel, counsel to Bear, Stearns & Co. Inc., the Dealer Manager of the Private Placement) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for G-I Holdings by Weil, Gotshal & Manges LLP (a limited liability partnership including professional corporations), New York, New York. Weil, Gotshal & Manges LLP has from time to time represented, and continues to represent, Bear, Stearns & Co. Inc., the Dealer Manager of the Private Placement, in connection with various legal matters. Weil, Gotshal & Manges LLP has from time to time represented, and may continue to represent, GAF and certain of its affiliates (including G-I Holdings, BMCA and ISP) in connection with certain legal matters.

                                     EXPERTS

     The consolidated financial statements and schedules of G-I Holdings as of December 31, 1994 and 1995 and the consolidated statements of income, shareholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                          INDEX TO FINANCIAL STATEMENTS

                                                                       .              Page
                                                                                      ----
Report of Independent Public Accountants ..........................................   F-2

Consolidated Statements of Income for the three years ended December 31, 1995
  and the quarters ended April 2, 1995 and March 31, 1996 (unaudited) .............   F-3

Consolidated Balance Sheets as of December 31, 1994 and 1995 and as of March
  31, 1996 (unaudited) ............................................................   F-4

Consolidated Statements of Cash Flows for the three
  years ended December 31, 1995 and the quarters ended April 2, 1995 and
  March 31, 1996 (unaudited) ......................................................   F-5

Consolidated Statements of Shareholder's Equity (Deficit) for the three years ended December 31, 1995 and the quarters ended April 2, 1995 and
  March 31, 1996 (unaudited) ......................................................   F-7

Notes to Consolidated Financial Statements ........................................   F-8

Supplementary Data (unaudited):

 Quarterly Financial Data (unaudited) .............................................   F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To G-I Holdings Inc.:

     We have audited the accompanying consolidated balance sheets of G-I Holdings Inc. (a Delaware corporation and a wholly-owned subsidiary of GAF Corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, appearing on pages F-3 to F-25 of this Prospectus, present fairly, in all material respects, the financial position of G-I Holdings Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                              /s/ ARTHUR ANDERSEN LLP
                                              ----------------------------------
                                                  Arthur Andersen LLP


Roseland, New Jersey
March 6, 1996
(Except with respect to the
matter discussed in Note 16
as to which the date is
March 14, 1996)



                                                      G-I HOLDINGS INC.

                                             CONSOLIDATED STATEMENTS OF INCOME

                                                                                                    Quarter Ended
                                                                                               ------------------------
                                                        Year Ended December 31,                 April 2,     March 31,
                                               ------------------------------------------        1995           1996
                                                 1993            1994             1995        (Unaudited)   (Unaudited)
                                               ----------      ----------      ----------       --------     --------
                                                                               (Thousands)
Net sales .................................... $1,063,869      $1,150,653      $1,330,423       $306,433     $340,695
                                               ----------      ----------      ----------       --------     --------
Costs and expenses:
 Cost of products sold .......................    688,179         749,882         876,188        205,445      225,876
 Selling, general and administrative .........    241,264         243,347         269,977         61,030       69,918
 Provision for restructuring .................     13,827              --              --             --           --
 Goodwill amortization .......................     14,098          14,066          13,995          3,477        3,598
                                               ----------      ----------      ----------       --------     --------
  Total costs and expenses ...................    957,368       1,007,295       1,160,160        269,952      299,392
                                               ----------      ----------      ----------       --------     --------
Operating income .............................    106,501         143,358         170,263         36,481       41,303
Interest expense .............................   (113,136)       (122,644)       (145,551)       (35,085)     (37,799)
Equity in earnings of joint venture ..........      2,051           2,034           5,413            450        1,414
Other income, net ............................     41,101          42,650          34,473          7,511       12,680
                                               ----------      ----------      ----------       --------     --------
Income from continuing operations
 before income taxes and
 extraordinary items .........................     36,517          65,398          64,598          9,357       17,598
Income taxes:
 Current year provision ......................    (12,626)        (27,310)        (20,729)        (3,636)      (6,683)
 Adjustment of deferred tax liability for
  change in tax rate .........................     (2,215)             --              --             --           --
Minority interest in income of subsidiary ....     (5,737)         (8,640)        (12,306)        (2,894)      (3,496)
                                               ----------      ----------      ----------       --------     --------
Income from continuing operations before
  extraordinary items ........................     15,939          29,448          31,563          2,827        7,419
Discontinued operation:
 Income (loss) from discontinued operation,
  net of income taxes ........................     (1,533)           (201)          1,265            (29)        (300)
                                               ----------      ----------      ----------       --------     --------
Income before extraordinary items ............     14,406          29,247          32,828          2,798        7,119
Extraordinary items, net of income tax
 benefits of $733 and $5,016, respectively ...         --          (1,237)             --             --       (8,186)
                                               ----------      ----------      ----------       --------     --------
Net income (loss) ............................ $   14,406      $   28,010      $   32,828       $  2,798    $  (1,067)
                                               ==========      ==========      ==========       ========    =========


         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                     G-I HOLDINGS INC.

                                                CONSOLIDATED BALANCE SHEETS


                                                          ASSETS

                                                                                             December 31,
                                                                                     ----------------------------     March 31, 1996
                                                                                        1994              1995          (Unaudited)
                                                                                     ----------        ----------     --------------
                                                                                                       (Thousands)


Current Assets:
 Cash ........................................................................       $   87,942        $   67,987        $   48,575
 Investments in trading securities ...........................................           59,202            23,331            20,589
 Investments in available-for-sale securities ................................           14,972           164,804           137,239
 Investments in held-to-maturity securities ..................................             --              15,017            16,693
 Restricted cash .............................................................           24,484              --                --
 Accounts receivable, trade, less reserve of $4,334, $6,283 and $6,371 .......           58,030            74,548            90,275
 Accounts receivable, other ..................................................           36,145            36,750            74,889
 Insurance receivable ........................................................           65,983            15,226            20,711
 Inventories .................................................................          157,274           175,486           189,955
 Deferred income tax benefits ................................................           43,220            42,627            42,627
 Other current assets ........................................................            8,633            11,063            11,012
                                                                                     ----------        ----------        ----------
   Total Current Assets ......................................................          555,885           626,839           652,565
Investment in limited partnership ............................................          450,000           450,000           450,000
Property, plant and equipment, net ...........................................          658,240           708,883           708,960
Excess of cost over net assets of businesses acquired, net of
 accumulated amortization of $82,376, $96,371 and $99,969 ....................          469,832           477,923           472,929
Insurance receivable .........................................................          158,571           185,216           177,624
Receivable from parent company ...............................................            8,709             8,662             8,646
Net assets of discontinued operation .........................................           14,783            13,582            13,504
Other assets .................................................................           96,081            89,769            83,586
                                                                                     ----------        ----------        ----------
Total Assets .................................................................       $2,412,101        $2,560,874        $2,567,814
                                                                                     ==========        ==========        ==========

                                         LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities:
 Short-term debt .............................................................       $     --          $   36,199        $   22,450
 Current maturities of long-term debt ........................................            3,735             9,387             3,432
 Loan payable to parent company ..............................................            1,800              --                --
 Accounts payable ............................................................           87,465            95,053            95,453
 Accrued liabilities .........................................................           92,203           106,080           111,769
 Reserve for asbestos claims .................................................          137,714            84,441            76,262
 Dividends payable to parent company .........................................            1,000               191               145
 Income taxes ................................................................            3,928             5,487             6,696
                                                                                     ----------        ----------        ----------
   Total Current Liabilities .................................................          327,845           336,838           316,207
                                                                                     ----------        ----------        ----------
Long-term debt less current maturities .......................................        1,422,207         1,550,347         1,589,593
                                                                                     ----------        ----------        ----------
Deferred taxes ...............................................................           81,929            89,931            91,281
                                                                                     ----------        ----------        ----------
Reserve for asbestos claims ..................................................          320,586           297,439           283,313
                                                                                     ----------        ----------        ----------
Other liabilities ............................................................          162,521           174,429           170,738
                                                                                     ----------        ----------        ----------
Minority interest in subsidiary ..............................................          112,804           113,597           117,603
                                                                                     ----------        ----------        ----------
Commitments and Contingencies
Shareholder's Equity (Deficit):
 Common stock, $.01 par value per share; 1,000 shares authorized:
  100 shares issued and outstanding ..........................................             --                --                --
 Additional paid-in capital ..................................................           49,969            50,129            50,338
 Excess of purchase price over the adjusted historical cost of the
  predecessor company shares owned by GAF's stockholders .....................          (72,605)          (72,605)          (72,605)
 Retained earnings ...........................................................              735             6,213             4,146
 Cumulative translation adjustment and other .................................            6,110            14,556            17,200
                                                                                     ----------        ----------        ----------
  Shareholder's Equity (Deficit) .............................................          (15,791)           (1,707)             (921)
                                                                                     ----------        ----------        ----------
Total Liabilities and Shareholder's Equity (Deficit) .........................       $2,412,101        $2,560,874        $2,567,814
                                                                                     ==========        ==========        ==========


     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                                   G-I HOLDINGS INC.

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           Quarter Ended
                                                                                                      -----------------------
                                                                      Year Ended December 31,           April 2,    March 31,
                                                                -----------------------------------      1995         1996
                                                                   1993         1994         1995     (Unaudited)  (Unaudited)
                                                                ---------    ---------    ---------     --------     --------
                                                                                         (Thousands)
Cash and cash equivalents, beginning of period ...............  $ 107,927    $ 107,433    $ 147,144     $147,144     $ 91,318
                                                                ---------    ---------    ---------     --------     --------
Cash provided by (used in) operating activities:
 Net income (loss) ...........................................     14,406       28,010       32,828        2,798       (1,067)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
   Non-cash extraordinary charge .............................       --          1,237         --           --          8,143
   (Income) loss from discontinued operation .................      1,533          201       (1,265)          29          300
   Depreciation ..............................................     43,202       49,549       56,212       13,357       14,883
   Goodwill amortization .....................................     14,098       14,066       13,995        3,477        3,598
   Deferred income taxes .....................................      7,582       18,698       10,626          518       (1,740)
   Non-cash interest charges .................................     45,773       65,912       81,797       19,891       18,801
   Provision for restructuring ...............................     13,827         --           --           --           --
 Payments of asbestos claims, net ............................    (49,234)     (74,895)     (60,395)     (16,441)     (22,212)
 (Increase) decrease in working capital items ................     (4,692)     (27,351)     (14,341)     (59,143)     (43,409)
 (Increase) decrease in other assets .........................      5,543          178        1,560       (5,574)       3,929
 Increase (decrease) in other liabilities ....................    (13,513)      (9,739)         928       (4,203)      (2,401)
 Change in cumulative translation adjustment .................     (5,070)       6,694        5,561        7,979       (2,307)
 Change in minority interest in subsidiary ...................      4,517       10,252       13,663        4,786        3,046
 Other, net ..................................................      4,885        2,056        4,735         (921)       1,364
                                                                ---------    ---------    ---------     --------     --------
 Net cash provided by (used in) continuing
  operations .................................................     82,857       84,868      145,904      (33,447)     (19,072)
 Net cash provided by (used in) discontinued
  operation ..................................................      1,266           (3)       2,466          110         (222)
                                                                ---------    ---------    ---------     --------     --------
 Net cash provided by (used in) operating activities .........     84,123       84,865      148,370      (33,337)     (19,294)
                                                                ---------    ---------    ---------     --------     --------
Cash provided by (used in) investing activities:
 Capital expenditures and acquisitions .......................    (81,821)     (85,377)     (93,045)     (12,048)     (14,756)
 Purchases of available-for-sale securities ..................       --           --       (484,323)     (97,515)     (49,261)
 Purchases of held-to-maturity securities ....................       --           --        (23,437)      (3,285)     (17,116)
 Designation of trading securities (to)/from
  available-for-sale securities ..............................       --        (16,701)      19,139       (2,697)        --
 Proceeds from sales of available-for-sale securities ........       --           --        319,990       42,031       85,445
 Proceeds from held-to-maturity securities ...................       --           --          8,420         --         15,439
                                                                ---------    ---------    ---------     --------     --------
 Net cash provided by (used in) investing activities .........    (81,821)    (102,078)    (253,256)     (73,514)      19,751
                                                                ---------    ---------    ---------     --------     --------
Cash provided by (used in) financing activities:
 Proceeds (repayments) from sales of accounts
  receivable .................................................     62,769       11,165       11,687        2,949      (12,055)
 Proceeds from termination of interest rate swap
  agreements .................................................     25,069         --           --           --           --
 Increase (decrease) in short-term debt ......................     10,637      (12,848)      36,199       23,695      (14,081)
 Proceeds from issuance of long-term debt ....................    407,285      196,460       40,744         --           --
 Other increase (repayments) of long-term debt, net ..........   (484,792)     (97,252)     (16,817)       6,712        5,001
 Increase (decrease) in loan from parent company .............       --          1,800       (1,800)      (1,800)        --
 (Increase) decrease in restricted cash ......................       --        (24,484)      24,484       16,503         --
 Financing fees and expenses .................................    (13,474)      (7,210)        (392)        (100)        (276)
 Subsidiary's repurchases of common stock ....................       --           (327)     (16,614)      (2,445)        (464)
 Dividends to minority shareholders of subsidiary ............       (969)        (969)        --           --           --
 Dividends paid to parent company ............................     (5,176)      (8,130)     (28,159)     (24,010)      (1,046)
 Other, net ..................................................     (4,145)      (1,281)        (272)         (84)         310
                                                                ---------    ---------    ---------     --------     --------
 Net cash provided by (used in) financing activities .........     (2,796)      56,924       49,060       21,420      (22,611)
                                                                ---------    ---------    ---------     --------     --------
Net change in cash and cash equivalents ......................       (494)      39,711      (55,826)     (85,431)     (22,154)
                                                                ---------    ---------    ---------     --------     --------
Cash and cash equivalents, end of period .....................  $ 107,433    $ 147,144    $  91,318     $ 61,713     $ 69,164
                                                                =========    =========    =========     ========     ========


                                                                      F-5


                                                         G-I HOLDINGS INC.

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
                                                                                                           Quarter Ended
                                                                                                      -----------------------
                                                                      Year Ended December 31,           April 2,    March 31,
                                                                -----------------------------------      1995         1996
                                                                   1993         1994         1995     (Unaudited)  (Unaudited)
                                                                ---------    ---------    ---------     --------     --------
                                                                                         (Thousands)

Supplemental Cash Flow Information

Effect on cash from (increase) decrease in working
 capital items(1):
  Accounts receivable .......................................   $  1,015     $(27,762)    $ (9,217)     $(44,250)    $(41,668)
  Inventories ...............................................      6,096      (11,610)      (2,939)      (14,048)     (14,239)
  Other current assets ......................................      1,438        1,983        2,713        (7,978)          93
  Accounts payable ..........................................      2,836       20,221      (12,360)          566          374
  Accrued liabilities .......................................     (3,296)     (11,884)       7,469         5,777        5,945
  Income taxes ..............................................    (12,781)       1,701           (7)          790        6,086
                                                                --------     --------     --------      --------     --------
   Net effect on cash from (increase) decrease in
    working capital items ...................................   $ (4,692)    $(27,351)    $(14,341)     $(59,143)    $(43,409)
                                                                ========     ========     ========      ========     ========
Cash paid during the period for:
 Interest (net of amount capitalized)(2) ....................   $ 57,571     $ 56,399     $ 63,182      $ 17,560     $ 18,632
 Income taxes paid (refunded) ...............................     18,272        5,943         (842)        2,823       1,953


- ----------

(1) Working capital items exclude cash, restricted cash, short-term investments, short-term debt and payables to parent company. Working capital acquired in connection with acquisitions is reflected within "Capital expenditures and acquisitions." The effects of reclassifications between noncurrent and current assets and liabilities are excluded from the amounts shown above. In addition, the (increase) decrease in accounts receivable shown above does not reflect the cash proceeds from the sales of certain of the Company's accounts receivable (see Note 7); such proceeds are reflected in cash from financing activities.

(2) Includes interest paid on non-recourse Partnership debt of $33, $27.2 and $32.1 million for 1993, 1994 and 1995, respectively, and $8 million for each of the first quarters of 1995 and 1996 (see Note 4).

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                G-I HOLDINGS INC.

            CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)


                                                                         Capital
                                                                        Stock And     Cumulative     Retained
                                                                       Additional     Translation    Earnings
                                                                         Paid-in      Adjustment   (Accumulated
                                                                         Capital       And Other     Deficit)
                                                                      ------------   ------------   -----------
                                                                                     (Thousands)
December 31, 1992 ...................................................   $50,000        $ 7,426       $(27,375)
 Net income .........................................................       --             --          14,406
 Translation adjustment .............................................       --          (5,070)           --
 Dividends to parent company ........................................       --             --          (5,176)
 Change in unrealized gain on investments
  held by insurance subsidiary ......................................       --          (1,863)           --
 Adjustment of unfunded pension liability ...........................       --          (2,357)           --
                                                                        -------        -------       --------
December 31, 1993 ...................................................   $50,000        $(1,864)      $(18,145)
 Net income .........................................................       --             --          28,010
 Translation adjustment .............................................       --           6,694            --
 Dividends to parent company ........................................       --             --          (9,130)
 Unrealized loss on available-for-sale
  securities, net of $517 income tax benefit ........................       --            (886)           --
 Change in unrealized gain on investments
  held by insurance subsidiary ......................................       --            (594)           --
 Adjustment of unfunded pension liability ...........................       --           2,760            --
 Effect of subsidiary's purchases of treasury stock .................       (31)           --             --
                                                                        -------        -------       --------
December 31, 1994 ...................................................   $49,969        $ 6,110       $    735
 Net income .........................................................       --             --          32,828
 Translation adjustment .............................................       --           5,561            --
 Dividends to parent company ........................................       --             --         (27,350)
 Change in unrealized gains on available-for-sale
  securities, net of $1,503 income tax effect .......................       --           2,636            --
 Adjustment of unfunded pension liability ...........................       --             249            --
 Effect of exercises of subsidiary's stock options ..................       160            --             --
                                                                        -------        -------       --------

December 31, 1995 ...................................................   $50,129        $14,556       $  6,213
 Net loss (unaudited) ...............................................       --             --          (1,067)
 Translation adjustment (unaudited) .................................       --          (2,307)           --
 Dividends to parent company (unaudited) ............................       --             --          (1,000)
 Change in unrealized gains on available-for-sale
  securities, net of $2,927 income tax effect (unaudited) ...........       --           4,951            --
 Effect of exercises of subsidiary's stock options (unaudited) ......       123            --             --
 Effect of subsidiary's issuance of stock and options
  as incentives (unaudited) .........................................        86            --             --
                                                                        -------        -------       --------
March 31, 1996 (unaudited) ..........................................   $50,338        $17,200       $  4,146
                                                                        =======        =======       ========



       The accompanying Notes to Consolidated Financial Statements are an
                       integral part of these statements.

                                G-I HOLDINGS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     G-I Holdings Inc. (the "Registrant" or "G-I Holdings") is a wholly owned subsidiary of GAF Corporation ("GAF"). As used herein, the term "Company" refers to the Registrant and its subsidiaries. Financial information with regard to the three months ended April 2, 1995 and March 31, 1996 is unaudited and, in the opinion of management, contains all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. All adjustments are of a normal recurring nature. The results of operations for these periods are not necessarily indicative of the results to be expected for the full year.


     The Company, through its subsidiaries, International Specialty Products Inc. ("ISP"), Building Materials Corporation of America ("BMCA") and U.S. Intec, Inc. ("USI"), is engaged principally in the manufacture and sale of specialty chemicals and building materials. See Notes 13 and 14 for a description of and financial information concerning the Company's industry segments and foreign and domestic operations.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

     All subsidiaries are consolidated and intercompany transactions have been eliminated.

   Financial Statement Estimates

     The preparation of financial statements requires management to make certain estimates. Actual results could differ from those estimates. In the opinion of management, the financial statements herein contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. All adjustments are of a normal recurring nature. The Company has a policy to review the recoverability of long-lived assets and identify and measure any potential impairments. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources, subject to the matters discussed in Note 15 (Commitments and Contingencies).

   Short-term Investments


     The Company carries its short-term investments at market value. For securities classified as "trading" (including short positions), unrealized gains and losses are reflected in income. For securities classified as "available-for-sale", unrealized gains (losses), net of income tax effect, are included in a separate component of shareholder's equity (deficit), "Cumulative translation adjustment and other," and amounted to ($.9), $1.8 and $6.7 million as of December 31, 1994 and 1995 and March 31, 1996, respectively. Investments classified as held-to-maturity securities are carried at amortized cost in the Consolidated Balance Sheet.

     "Other income, net" includes $6.5, $17.6, $3.2 and $7.2 million of net realized and unrealized gains and losses on securities in 1994 and 1995 and the first three months of 1995 and 1996, respectively, and $12.5 million of net realized gains in 1993. The determination of cost in computing realized gains and losses is based on the specific identification method.


     During the fourth quarter of 1995, the Company redesignated certain equity securities held long (which are offsets against short positions in certain other securities), with a fair market value of $24.4 million, as "trading" and recorded unrealized gains on such securities, through the date of redesignation, in the amount of $2.6 million as "Other income."


     As of December 31, 1994 and 1995 and March 31, 1996, the market value of the Company's equity securities held long was $74.2, $189.2 and $158.4 million, respectively, and the Company had $13.1, $27.9 and $22.2 million, respectively, of short positions in common stocks. As of December 31, 1994 and 1995 and March 31, 1996, the market value of the Company's held-to-maturity securities was $0, $15 and $16.7 million, respectively. The market values referred to above were based on quotations as reported by various stock exchanges and major broker-dealers. With respect to its investments in securities, the Company is exposed to the risk of market loss.


     The Company considers its short-term investments in equity and debt securities classified as "trading" to be cash equivalents.

                                G-I HOLDINGS INC.

     BMCA, an indirect subsidiary of the Registrant, deposited $100 million of proceeds from the issuance in June 1994 of 11 3/4% Senior Deferred Coupon Notes due 2004 (the "BMCA Notes") (see Note 10) into a segregated account maintained by the trustee under the related indenture (the "Account"). Funds in the Account could be invested only in certain permitted investments and could be used, subject to certain exceptions, only to fund BMCA's assumed asbestos liabilities. As of December 31, 1994, $24.5 million remained in the Account and was invested in Eurodollar deposits purchased with a maturity of less than three months. The Account was reduced to a zero balance in 1995.

   Inventories

     Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for a substantial portion of the Company's domestic inventories. All other inventories are determined principally based on the FIFO (first-in, first-out) method.

   Property, Plant and Equipment

     Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment.

   New Accounting Standards

     In 1995, the Financial Accounting Standards Board issued SFAS No. 121, relating to accounting for impairment of long-lived assets, which is required to be adopted in 1996. The Company does not anticipate that the implementation of SFAS No. 121 will have a material effect on the Company's results of operations or financial position.

   Foreign Exchange Contracts

     The Company enters into forward foreign exchange instruments with off-balance-sheet risk in order to hedge a portion of both its borrowings denominated in foreign currency and its firm or anticipated purchase commitments related to the operations of foreign affiliates. Gains and losses on instruments used to hedge firm purchase commitments are deferred, and amortization is included in the measurement of the foreign currency transactions hedged. Gains and losses on instruments used to hedge anticipated purchases are recognized within "Other income, net."

     Forward contract agreements require the Company and the counterparty to exchange fixed amounts of U.S. dollars for fixed amounts of foreign currency on specified dates. The market value of such contracts varies with changes in the market exchange rates. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the forward contract agreements. However, the Company does not anticipate nonperformance by the counterparties. The Company does not generally require collateral or other security to support these financial instruments.


     As of December 31, 1994 and 1995 and March 31, 1996, the equivalent dollar fair value of outstanding forward foreign exchange contracts was $110, $183.1 and $180.7 million, respectively, and the amount of deferred gains and losses on such instruments was immaterial at each of such dates. All forward contracts are in major currencies with highly liquid markets and mature within one year. The Company uses quoted market prices obtained from major financial institutions to determine the market value of its outstanding forward exchange contracts. The U.S. dollar equivalent fair value of foreign exchange contracts outstanding as of March 31, 1996 as a hedge of non-local currency loans was $26.8 million, representing 100% of the Company's foreign currency exposure with respect to such loans.


     The Company continually monitors its risk from the effect of foreign currency fluctuations on its operations and on the derivative products used to hedge its risk. The Company utilizes real-time, on-line foreign exchange data and news as well as evaluation of economic information provided by financial institutions. Mark-to-market valuations are made on a regular basis. Hedging strategies are approved by senior management before being implemented.

   Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries, other than those located in highly inflationary countries, are translated at year-end exchange rates. The effects of these translation adjustments are reported in a separate

                                 G-I HOLDINGS INC.

component of shareholder's equity (deficit), "Cumulative translation adjustment and other," and amounted to $8.5, $14.1 and $11.8 million as of December 31, 1994 and 1995 and March 31, 1996, respectively. Income and expenses are translated at average exchange rates prevailing during the year. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, and translation adjustments of subsidiaries in countries with highly inflationary economies, are included in "Other income, net."


   Excess of Purchase Price Over the Adjusted Historical Cost of Predecessor Company Shares

     Shareholder's equity (deficit) reflects a reduction of $72.6 million which arose from a management-led buyout in March 1989 of the predecessor company to GAF (the "Acquisition"), because certain members of the management group owned shares of the predecessor company's common stock before the Acquisition and own shares of GAF after the Acquisition. Accordingly, a step-up in asset values to fair value as required by the purchase method of accounting (which was applied to the Acquisition) does not apply to their shares.

   Excess of Cost Over Net Assets of Businesses Acquired ("Goodwill")

     Goodwill, which arose principally from the Acquisition, is amortized on the straight-line method over a period of approximately 40 years. The Company believes that the goodwill is recoverable. The primary financial indicator to assess recoverability of goodwill is operating income before amortization of goodwill. The assessment is based on an undiscounted analysis.

   Debt Issuance Costs

     Debt issuance costs are amortized to expense over the life of the related debt.

   Interest Rate Swaps

     Gain (losses) on interest rate swaps are deferred and amortized as a reduction (increase) of interest expense over the remaining life of the debt issue with respect to which the swaps were entered.

   Research and Development


     Research and development costs are charged to operations as incurred and amounted to $23.7, $22.9, $25, $5.7 and $6.9 million for 1993, 1994 and 1995 and the first three months of 1995 and 1996, respectively.


   Investment in Joint Venture


     ISP has a 50% ownership in GAF-Huls Chemie GmbH ("GAF-Huls"), a joint venture which operates a chemical manufacturing plant in Germany, which is accounted for by the equity method. ISP's equity in the net assets of GAF-Huls was $33.5, $41.2 and $36.3 million as of December 31, 1994 and 1995 and March 31, 1996, respectively, and is included in "Other assets." Dividends received by ISP from GAF-Huls totaled $5.4, $4.4, $.3, $0 and $5.1 million for 1993, 1994 and 1995 and the first three months of 1995 and 1996, respectively.


   Warranty Claims


     BMCA provides certain limited warranties covering most of its residential roofing products for periods ranging from 20 to 40 years. BMCA and USI also offer limited warranties and guaranties of varying durations on their commercial roofing products; income from warranty contracts related to commercial roofing products is recognized over the life of the agreements. Included in "Accrued liabilities" and "Other liabilities" in the aggregate as of December 31, 1994 and 1995 and March 31, 1996 are $41.6, $49.5 and $49.1 million, respectively, for estimated product warranty claims. The Company believes that the reserves established for estimated probable future warranty claims are adequate.


   Asbestos Liability

     In 1992, the Company recorded a provision of $669.9 million (before related deferred income tax benefits of $122.5 million and estimated recoveries of $347.4 million from products liability insurance policies and other liabilities previously recorded) representing the Company's then estimate of its total liabilility on an undiscounted basis in connection with all pending asbestos-related bodily injury claims, and all future asbestos-related bodily

                                 G-I HOLDINGS INC.

injury claims anticipated to be resolved over the 10-year period of the Settlement described in "Business--Legal Proceedings," which is incorporated herein by reference. Beginning in the fourth quarter of 1993, because of developments which enabled the Company to conclude that the timing and amounts of future cash outflows related to certain components of the asbestos-related liability were reliably determinable, the Company began to reflect certain components of the asbestos-related liability on a discounted basis. The aggregate undiscounted liability as of March 31, 1996, before estimated recoveries from products liability insurance policies, was $401.9 million and, after reflecting a discount of $42.3 million with respect to certain components of the asbestos-related liability, was $359.6 million (before estimated present value of recoveries from products liability insurance policies of $185.6 million and related deferred tax benefits of $66.8 million). See "Business--Legal Proceedings" for further discussion with respect to such liabilities.

     The discount rate (6.25%) used to discount the affected components of the asbestos-related liability was equivalent to the interest rate in October 1993 for securities with a 10-year maturity backed by U.S. Government agencies. As of March 31, 1996, the expected net payments (receipts) for the remainder of 1996 and the years 1997, 1998, 1999 and 2000 are $50.2, $34, $(9.8), $26.8 and $31.7
million, respectively, and the aggregate expected payments to be made after 2000 are $72.1 million.


   Environmental Liability


     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters. The Company estimates that its liability in respect of such environmental matters, and certain other environmental compliance expenses, as of March 31, 1996 is $30 million, before reduction for insurance recoveries reflected on its balance sheet of $12.5 million. The Company's liability is reflected on an undiscounted basis. See "Business--Legal Proceedings--Environmental Litigation" for further discussion with respect to environmental liabilities and estimated insurance recoveries.


NOTE 2. ACQUISITIONS


     In October 1995, the Company acquired all the outstanding shares of USI for a purchase price of approximately $27.5 million and assumed $35 million of USI's indebtedness. USI manufactures commercial roofing products. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair values of the identifiable net assets acquired, and the excess was recorded as goodwill. USI's results of operations, including sales of $21.8 million for the year 1995, are included in the Consolidated Statement of Income from the date of acquisition; the effect was not material to consolidated operations in 1995.


     In February 1993, ISP acquired the MTM fine chemicals business, and in March 1994, BMCA acquired the assets and certain liabilities of International Permalite Inc. ("IPI"), a manufacturer of perlite roofing insulation products. Such acquisitions were accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair values of the identifiable net assets acquired, and the excess was recorded as goodwill. The results of such acquisitions, including IPI sales of $19.3 million for the year 1994, are included from the dates of acquisition; the effects were not material to consolidated operations.

NOTE 3. PROVISION FOR RESTRUCTURING

     In the fourth quarter of 1993, ISP recorded a pre-tax provision of $13.8 million, primarily related to its cost reduction program announced in October 1993.



NOTE 4. INVESTMENT IN LIMITED PARTNERSHIP

     In February 1990, GAF Chemicals Corporation ("GCC"), a subsidiary of the Company, and one of its subsidiaries organized Rhone-Poulenc Surfactants and Specialties, L.P. (the "Partnership") with an affiliate of Rhone-Poulenc Inc. ("RP") to which they contributed their respective surfactants businesses. After the formation of the Partnership, GCC and its subsidiary borrowed $450 million pursuant to a non-recourse loan which is secured by their interest in the Partnership. Effective April 26, 1994, the borrowing bears a fixed interest rate of 7.13% (see Note 10).

                                 G-I HOLDINGS INC.

     The Company's net investment in the Partnership has a net book value of $0, represented by an asset with a carrying value of $450 million offset by the related non-recourse Partnership debt of $450 million. Although non-recourse to the Company, repayment of the debt is secured by a pledge of the Company's interest in the Partnership. Income from the Partnership is included in "Other income, net." Interest expense related to the non-recourse Partnership debt is included in "Interest expense." Interest expense related to such debt for 1993, 1994 and 1995 and the first three months of 1995 and 1996 was $41, $27.2, $32.1, $8.0 and $8.0 million, respectively. Income from the Partnership was $42.9, $28.2, $32.4, $8.1 and $8.1 million for 1993, 1994 and 1995 and the first three months of 1995 and 1996, respectively (excluding, in the case of 1994, the effect of the settlement referred to below).


     On April 26, 1994, GCC settled its outstanding disputes with RP relating to GCC's interest in the Partnership. Under the settlement, GCC agreed to terminate its pending litigation against RP and its interest in the Partnership and received a partnership distribution of a portion of its interest in the Partnership of approximately $25.5 million in April 1994. The settlement resulted in pre-tax income of $23 million, which amount is included in "Other income, net." The settlement also provided that GCC would receive fixed monthly distributions until 1999 as well as a fixed final distribution in 1999.

NOTE 5. INCOME TAXES

     Income tax (provision) benefit consists of the following:



                                                                                           Quarter Ended
                                                  Year Ended December 31,           ------------------------------
                                           -------------------------------------    April 2, 1995   March 31, 1996
                                             1993           1994          1995       (Unaudited)     (Unaudited)
                                           --------       --------      --------    -------------   --------------
                                                                      (Thousands)


Federal:
   Current ..........................      $ (1,957)      $ (1,066)     $ (1,899)       $  (391)       $(5,534)
   Deferred .........................        (6,299)       (18,696)      (10,304)          (951)         1,640
                                           --------       --------      --------        -------        -------
Total Federal .......................        (8,256)       (19,762)      (12,203)        (1,342)        (3,894)
                                           --------       --------      --------        -------        -------
Foreign--current ....................        (2,984)        (6,019)       (6,432)        (2,289)        (2,366)
                                           --------       --------      --------        -------        -------
State and local:
   Current ..........................        (1,508)        (1,384)       (2,369)          (418)          (518)
   Deferred .........................           122           (145)          275            413             95
                                           --------       --------      --------        -------        -------
   Total state and local ............        (1,386)        (1,529)       (2,094)            (5)          (423)
                                           --------       --------      --------        -------        -------
Income tax provision ................      $(12,626)      $(27,310)     $(20,729)       $(3,636)       $(6,683)
                                           ========       ========      ========        =======        =======




     The differences between the income tax provision computed by applying the statutory Federal income tax rate to pre-tax income, and the income tax provision reflected in the Consolidated Statements of Income, are as follows:



                                                                                           Quarter Ended
                                                  Year Ended December 31,           ------------------------------
                                           -------------------------------------    April 2, 1995   March 31, 1996
                                             1993           1994          1995       (Unaudited)     (Unaudited)
                                           --------       --------      --------    -------------   --------------
                                                                      (Thousands)

Statutory provision .................      $(12,781)      $(22,889)     $(22,609)       $(3,275)       $(6,159)
Impact of:
   Foreign operations ...............         3,566          1,788         3,538            109            225
   Foreign tax credit ("FTC")
    carryover .......................           --             546         4,416            --             --
   State and local taxes, net of
    Federal benefit .................          (900)          (994)       (1,362)            (3)          (274)
   Nondeductible goodwill
    amortization ....................        (4,934)        (4,923)       (4,712)        (1,217)        (1,198)
   Percentage depletion .............         1,857          1,684         1,824            489            301
   Other, net. ......................           566         (2,522)       (1,824)           261            422
                                           --------       --------      --------        -------        -------
Income tax provision ................      $(12,626)      $(27,310)     $(20,729)       $(3,636)       $(6,683)
                                           ========       ========      ========        =======        =======


                                 G-I HOLDINGS INC.

     The components of the net deferred tax liability are as follows:


                                                                             December 31,
                                                                       ------------------------  March 31, 1996
                                                                         1994           1995       (Unaudited)
                                                                       ---------      ---------     ---------
                                                                                      (Thousands)

Deferred tax liabilities related to:
   Property, plant and equipment .................................     $ 133,391      $ 109,658     $ 107,846
   Investment in limited partnership .............................       131,425        131,425       131,425
                                                                        --------       --------     ---------
Total deferred tax liabilities ...................................       264,816        241,083       239,271
                                                                        --------       --------     ---------
Deferred tax assets related to:
   Net operating loss ("NOL") carryforwards ......................        (4,990)           --            --
   FTC carryforwards .............................................       (55,214)       (40,495)      (40,495)
   Deferred income ...............................................        (6,694)       (19,912)      (21,829)
   Expenses not yet deducted for tax purposes:
    Reserve for asbestos claims, net of estimated
     insurance recoveries ........................................       (92,219)       (71,990)      (66,794)
    All other ....................................................       (66,990)       (61,382)      (61,499)
                                                                        --------       --------     ---------
   Total deferred tax assets .....................................      (226,107)      (193,779)     (190,617)
                                                                        --------       --------     ---------
Net deferred tax liability .......................................        38,709         47,304        48,654
Deferred tax assets reclassified as current ......................        43,220         42,627        42,627
                                                                        --------       --------     ---------
Noncurrent portion of deferred tax liability .....................      $ 81,929       $ 89,931     $  91,281
                                                                        ========       ========     =========


     At December 31, 1995, the amounts of carryforwards available for Federal income tax purposes were:

     FTCs expiring in the year:
                                                       Thousands)
                                                       ----------
            1996 ....................................    $15,057
            1997 ....................................     11,918
            1998 ....................................      7,354
            1999 ....................................      6,166
                                                         -------
            Deferred tax asset related to FTCs ......    $40,495
                                                         =======

     Management has determined, based on the Company's history of prior earnings (adjusted for significant nonrecurring items such as the 1992 provision for asbestos claims) and its expectations for the future that future taxable income will more likely than not be sufficient to utilize fully the FTCs prior to their ultimate expiration.

     G-I Holdings has entered into a Tax Sharing Agreement with GAF with respect to the payment of Federal income taxes and certain related matters (the "G-I Holdings Tax Sharing Agreement"). During the term of the G-I Holdings Tax Sharing Agreement, which shall extend as long as G-I Holdings is included in a consolidated Federal income tax return filed by GAF, G-I Holdings is obligated to pay to GAF an amount equal to those Federal income taxes G-I Holdings would have incurred if G-I Holdings (on behalf of itself and its domestic subsidiaries) filed its own Federal income tax return, but, in general, not in excess of the amount of Federal income tax GAF actually pays or is required to pay. GAF has agreed to indemnify G-I Holdings and its domestic subsidiaries for all tax liabilities of the GAF consolidated group other than tax liabilities arising from the operations of G-I Holdings and its domestic subsidiaries. The G-I Holdings Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the G-I Holdings Tax Sharing Agreement, GAF makes all decisions with respect to all matters relating to taxes of the GAF consolidated group.

     In connection with the Partnership, the Company has recorded a deferred tax liability in the amount of $131.4 million. Payment of this liability (subject to reduction to reflect utilization of the tax attributes of GAF and its subsidiaries) is not expected earlier than 1999 under present circumstances. In certain circumstances, including if the Company were to dispose of property received by it in connection with its retirement from the Partnership, the

                                 G-I HOLDINGS INC.

Company could be required to satisfy this liability earlier than 1999. The Company's management believes it will have access to sufficient funds to satisfy this liability if so required.

NOTE 6. OTHER INCOME, NET

     Other income, net, consists of the following:



                                                                                              Quarter Ended
                                                    Year Ended December 31,           ------------------------------
                                             ------------------------------------     April 2, 1995  March 31, 1996
                                              1993            1994         1995        (Unaudited)    (Unaudited)
                                             -------        -------       -------     -------------  --------------
                                                                        (Thousands)
Income from the Partnership
 (see Note 4) ............................   $42,920        $51,190       $32,380        $ 8,084        $ 8,074
Net realized and unrealized gains
 and losses on short-term
 investments .............................    12,467          6,456        17,604          3,208          7,210
Interest and dividend income .............     4,688          3,521         5,487          1,492          1,047
Foreign exchange gains (losses) ..........    (2,368)        (1,769)          (96)        (1,946)         1,281
Financing costs related to the sales
 of accounts receivable ..................    (2,629)        (4,701)       (6,282)        (1,273)        (1,598)
Workmens' compensation claims and
 disability benefits related to
 discontinued businesses .................    (2,355)        (1,201)         (293)          (104)           138
Expenses of acquisition not
 consummated .............................    (1,103)          (317)       (2,024)           (50)          (386)
Expenses related to the Partnership ......    (3,530)           --            --             --             --
Provision for environmental remediation
 of discontinued sites ...................       --          (2,000)       (1,500)           --             --
Write-off of non-operating
 fixed assets ............................       --             --         (1,623)           --             --
All other, net ...........................    (6,989)        (8,529)       (9,180)        (1,900)        (3,086)
                                             -------        -------       -------        -------        -------
Other income, net ........................   $41,101        $42,650       $34,473        $ 7,511        $12,680
                                             =======        =======       =======        =======        =======



NOTE 7. SALES OF ACCOUNTS RECEIVABLE

     In March 1993, BMCA sold its trade accounts receivable ("receivables") to a trust, without recourse, pursuant to an agreement which provides for a maximum of $75 million in cash to be made available to BMCA based on eligible receivables outstanding from time to time. The agreement expires in February 1998. In June 1993, ISP sold its domestic trade accounts receivable, without recourse, for a maximum of $25 million in cash to be made available to ISP based on eligible domestic receivables outstanding from time to time. As of June 30, 1995, the agreement under which ISP sells its domestic trade accounts receivable was extended for one year on substantially the same terms and conditions, and the maximum purchase amount was increased to $27 million.

     The excess of accounts receivable sold over the net proceeds received is included in "Accounts receivable, other". The effective cost to the Company varies with LIBOR or commercial paper rates and is included in "Other income, net".

                                 G-I HOLDINGS INC.

NOTE 8. INVENTORIES


     At December 31, 1994 and 1995 and March 31, 1996, $56.3, $62.4 and $56.9
million, respectively, of domestic inventories were valued using the LIFO method. Inventories consist of the following:



                                                                               December 31,
                                                                        -----------------------    March 31, 1996
                                                                          1994           1995       (Unaudited)
                                                                        --------       --------      --------
                                                                                      (Thousands)

Finished goods ....................................................     $ 93,702       $106,157      $118,253
Work in process ...................................................       30,310         28,134        30,707
Raw materials and supplies ........................................       35,710         44,336        44,339
                                                                        --------       --------      --------
Total .............................................................      159,722        178,627       193,299
Less LIFO reserve .................................................       (2,448)        (3,141)       (3,344)
                                                                        --------       --------      --------
Inventories .......................................................     $157,274       $175,486      $189,955
                                                                        ========       ========      ========


NOTE 9. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:


                                                                               December 31,
                                                                        -----------------------    March 31, 1996
                                                                          1994           1995       (Unaudited)
                                                                        --------       --------      --------
                                                                                      (Thousands)
Land and land improvements ..........................................  $  90,629      $  96,352     $  96,806
Buildings and fixtures ..............................................    108,999        123,132       129,922
Machinery and equipment (including equipment under capitalized
   leases of $15,765, $22,536 and $22,235--see Note 10) .............    572,813        622,948       644,537
Construction in progress ............................................     62,665         69,326        53,674
                                                                       ---------      ---------     ---------
Total ...............................................................    835,106        911,758       924,939
Less accumulated depreciation and amortization ......................   (176,866)      (202,875)     (215,979)
                                                                       ---------      ---------     ---------
Property, plant and equipment, net ..................................  $ 658,240      $ 708,883     $ 708,960
                                                                       =========      =========     =========



NOTE 10. LONG-TERM DEBT

     Long-term debt consists of the following:


                                                                             December 31,
                                                                      -----------------------    March 31, 1996
                                                                        1994           1995       (Unaudited)
                                                                      ----------     ----------    ----------
                                                                                    (Thousands)
Senior Discount Notes due 1998 .....................................  $  457,583     $  509,833      $331,932
10% Senior Notes due February 15, 2006 .............................         --             --        200,003
9% ISP Senior Notes due 1999 .......................................     200,000        200,000       200,000
11 3/4% BMCA Senior Deferred Coupon Notes due 2004 .................     185,445        207,814       213,919
Borrowings under revolving credit facilities .......................      45,000         65,212        76,633
Industrial revenue bonds with various interest
   rates and maturity dates to 2012 ................................      21,455         19,625        19,625
Obligations on mortgaged properties ................................      44,700         45,764        45,818
Obligations under capital leases (Note 15) .........................      21,759         61,486        55,095
Non-recourse debt (Note 4) .........................................     450,000        450,000       450,000
                                                                      ----------     ----------    ----------
Total ..............................................................   1,425,942      1,559,734     1,593,025
Less current maturities ............................................      (3,735)        (9,387)       (3,432)
                                                                      ----------     ----------    ----------
Long-term debt less current maturities .............................  $1,422,207     $1,550,347    $1,589,593
                                                                      ==========     ==========    ==========



     In October 1993, G-I Holdings issued Senior Discount Notes due 1998 (the "Senior Discount Notes") for gross proceeds of $400 million. The Senior Discount Notes have a zero-coupon, accruing interest until paid in full at

                                 G-I HOLDINGS INC.

maturity, and were sold at a discounted issue price representing a yield to maturity of 11.125%. The net proceeds were $386.5 million. In February 1996, G-I Holdings completed the exchange of $189.3 million in accreted value of its outstanding Senior Discount Notes, representing approximately 35% of the total issue, for $200 million of its new Senior Notes due February 15, 2006 (the "Senior Notes"), which bear interest payable in cash at the rate of 10% per annum. In connection therewith, the Company recorded an extraordinary loss of $8.2 million, net of related income tax benefit of $5 million. In the event of a Change of Control (as defined), holders of the Senior Discount Notes have the right to require G-I Holdings to purchase the Senior Discount Notes at a price of 101% of Accreted Value, and G-I Holdings has the right to redeem the Senior Discount Notes at Accreted Value plus the Applicable Premium (as defined). In addition, in such event, the holders of the Senior Notes have the right to require G-I Holdings to purchase the Senior Notes at a price of 101% of the principal amount plus accrued and unpaid interest, and G-I Holdings has the right to redeem the Senior Notes at the principal amount thereof plus the Applicable Premium (as defined) and accrued and unpaid interest. Under the indentures related to the Senior Discount Notes and the Senior Notes, the incurrence of additional debt and the issuance of preferred stock by G-I Holdings, ISP or BMCA would be restricted unless, subject to certain exceptions, their respective ratios of consolidated income before income taxes, interest, depreciation and amortization expense to their consolidated interest expense (as defined) for the most recently completed four fiscal quarters is at least 2 to
1. For the four quarters ended March 31, 1996, ISP and BMCA were in compliance with such test, and such ratio was 2.14 to 1 for G-I Holdings.

     In June 1994, BMCA issued $310 million in principal amount of the BMCA Notes for net proceeds of approximately $169.3 million. The BMCA Notes will accrete to face value on July 1, 1999 and cash interest will accrue from and after that date. Holders of the BMCA Notes have the right to require BMCA to purchase the BMCA Notes at a price of 101% of Accreted Value, and BMCA has the right to redeem the BMCA Notes at Accreted Value plus the Applicable Premium (as defined), together with any accrued and unpaid interest, in the event of a Change of Control (as defined). The BMCA Notes were issued under an indenture which places limits on the ability of BMCA and its subsidiaries to incur additional debt, issue preferred stock, incur liens, pay certain dividends or make certain other restricted payments and restricted investments, engage in transactions with affiliates, and agree to certain additional limitations on dividends and other payment restrictions affecting subsidiaries. For the four quarters ended March 31, 1996, BMCA was in compliance with such covenants. As of March 31, 1996, BMCA could have paid dividends of up to $37.3 million.

     In connection with the BMCA Notes, BMCA entered into interest rate swap agreements ("swaps") with banks in an aggregate ending notional principal amount of $142 million, with a final maturity of July 1, 1999. As a result of the swaps, the effective interest cost to BMCA for the portion of the BMCA Notes covered by the swaps varies at a fixed spread over LIBOR. Based on the fair value of the swaps at December 31, 1994 and 1995 and March 31, 1996, BMCA would have incurred gains (losses) of ($3.6), $9.3 and $6.5 million, respectively, representing the estimated amount that would be (payable)/receivable by BMCA if the swaps were terminated at such dates. No cash interest will be paid on the swaps until maturity.

     In connection with the issuance by ISP of $200 million of 9% Senior Notes (the "9% Notes") due 1999, ISP entered into swaps with banks in an aggregate notional principal amount of $200 million. In 1993, ISP terminated the swaps, resulting in gains of $25.1 million, and entered into new swaps. The gains were deferred and are being amortized as a reduction of interest expense over the remaining life of the 9% Notes. As a result of the new swaps, the effective interest cost to ISP of the 9% Notes varies at a fixed spread over LIBOR. Based on the fair value of the swaps at December 31, 1994 and 1995 and March 31, 1996, ISP would have incurred losses of $22.1, $2.8 and $6.5 million, respectively, representing the estimated amount that would be payable by ISP if the swaps were terminated at such dates. The estimated fair value of the 9% Notes as of December 31, 1994 and 1995 and March 31, 1996, was $192.6, $214.6 and $209
million, respectively.



     The Company may be considered to be at risk, to the extent of the costs of replacing such swaps at current market rates, in the event of nonperformance by counterparties. However, since the counterparties are major financial institutions, the credit ratings of which are continually monitored by the Company, the risk of such nonperformance is considered by the Company to be remote.

                                 G-I HOLDINGS INC.

     In October 1994, ISP refinanced its $400 million revolving credit/letter of credit facility and entered into a new four-year $250 million revolving credit/letter of credit facility and a $150 million renewable one-year revolving credit facility which has been renewed for one year (the "ISP Credit Agreements"). Borrowings under the ISP Credit Agreements bear interest at a floating rate (5.70% on March 31, 1996). In connection with the refinancing of the ISP bank facility, the Company recorded an extraordinary charge of $1.2 million (after an income tax benefit of $.7 million), representing the write-off of deferred financing fees related to the previous ISP bank credit agreement.

     As of March 31, 1996, letters of credit aggregating $9.6 million were outstanding under the ISP Credit Agreements. The ISP Credit Agreements permit ISP to make loans to affiliates, and to make available letters of credit for the benefit of affiliates, in an aggregate amount of up to $60 million, of which $2.3 million had been utilized as of March 31, 1996.

     Borrowings by ISP, including those under the ISP Credit Agreements, are subject to the application of certain financial covenants contained in such agreements and in the indenture relating to the Notes. As of March 31, 1996, ISP was in compliance with such covenants, and the application of such covenants would not have restricted the amounts available for borrowing under the ISP Credit Agreements. The ISP Credit Agreements and the indenture relating to the 9% Notes also limit the amount of cash dividends, purchases of treasury stock and other restricted payments (as defined) by ISP. As of March 31, 1996, under the most restrictive of such limitations, ISP could have paid dividends in the aggregate amount of $59.5 million, of which $49 million would have been available to G-I Holdings.

     The ISP Credit Agreements and the indenture relating to the 9% Notes contain additional affirmative and negative covenants, including restrictions on liens, investments, transactions with affiliates, sale-leaseback transactions, and mergers and transfers of all or substantially all of the assets of ISP or its subsidiaries. The ISP Credit Agreements also provide for a default if there is a change in control (as defined) of ISP.

     Neither the ISP Credit Agreements nor the 9% Notes are secured by any assets of ISP or its subsidiaries. The indenture governing the 9% Notes provides, subject to certain exceptions, that if ISP issues any debt secured by a lien on the stock of certain of its subsidiaries or upon any principal property, then such notes must be equally and ratably secured.

     In June 1995, BMCA's bank credit facilities were revised to provide for increased revolving lines of credit of up to $30 million and letters of credit facilities of up to $39 million, provided that total borrowings and outstanding letters of credit may not exceed $40 million. As of March 31, 1996, $30.4 million of letters of credit were outstanding and no amounts had been borrowed thereunder. Under the agreements, BMCA is subject to a minimum consolidated net worth test. As of March 31, 1996, BMCA was in compliance with such test.

     USI has a revolving credit facility, providing for borrowings of up to $29.6 million, which expires in January 1999 and is secured by, and subject to limitations based upon values of, accounts receivable, inventories and certain manufacturing equipment. As of March 31, 1996, loans in the amount of $29.6 million were outstanding under the facility. The interest rate on that portion of the loans which is collateralized by accounts receivable and inventories is at the prime rate; that portion which is collateralized by manufacturing equipment is at a fixed rate of 7%.

     In December 1995, BMCA consummated a $40 million sale-leaseback of certain equipment located at its Chester, South Carolina roofing facility, in a transaction accounted for as a capital lease, and the gain has been deferred. The lessor was granted a security interest in certain equipment at the Chester facility. The lease term extends to December 2005. In December 1994, BMCA consummated a $20.4 million sale-leaseback of certain equipment located at its Baltimore, Maryland roofing facility, in a transaction accounted for as a capital lease, and the gain has been deferred. The lessor was granted a security interest in the land, buildings, and certain other equipment at the Baltimore facility. The proceeds were used in part to repay $12 million outstanding under a loan obtained in 1990 which was secured by the same equipment. The lease term extends to December 2004. In December 1993, BMCA obtained a loan of $7.3 million, which is secured by manufacturing equipment located at its Dallas plant. The loan is being repaid over a seven-year term and has a fixed interest rate. BMCA has three industrial revenue bond issues outstanding, which bear interest at short-term floating rates. Interest rates on the foregoing obligations ranged between 3.65% and 8.87% as of March 31, 1996.

                                 G-I HOLDINGS INC.

     The Company believes that the fair value of its non-public variable rate indebtedness approximates the book value of such indebtedness because the interest rates on such indebtedness are at floating short-term rates. The ISP Credit Agreements also provide for adjustments to the interest rate if there is a change in the credit rating of ISP. With respect to the Company's publicly traded debt securities, the Company has obtained estimates of fair values from an independent source believed to be reliable. The estimated fair value of the Senior Discount Notes as of December 31, 1994 and 1995 and March 31, 1996 was $422.2, $529.5 and $345.7 million, respectively. The estimated fair value of the Senior Notes as of March 31, 1996 was $201 million. The estimated fair value of the BMCA Notes as of December 31, 1994 and 1995 and March 31, 1996 was $156.6, $210.8 and $230.2 million, respectively.

     The aggregate maturities of long-term debt as of March 31, 1996 for the next five years are as follows:

 Twelve Months
Ended March 31,                                                      (Thousands)
- ---------------                                                      -----------
    1997 ...........................................................  $    3,432
    1998 ...........................................................       4,139
    1999 ...........................................................   1,062,972
    2000 ...........................................................      42,617
    2001 ...........................................................       6,209

     In the above table, for the twelve months ended March 31, 1999, maturities include the Senior Discount Notes at the accreted value of $331.9 million as of March 31, 1996, the $47 million of borrowings outstanding as of March 31, 1996 under the four-year ISP Credit Agreement, based on the expiration of such ISP Credit Agreement in October 1998, the $200 million of 9% Notes, the $450 million of non-recourse Partnership debt (see Note 4), and the $29.6 million of borrowings outstanding under the USI revolving credit facility, based on the expiration of such facility in January 1999. Maturities for the twelve months ended March 31, 2000 include $38.1 million of obligations on mortgaged properties.

     At March 31, 1996, the Company's foreign subsidiaries had total available short-term lines of credit aggregating $39.3 million, of which $16.9 million were unused. The weighted average interest rate on the Company's short-term borrowings as of December 31, 1994 and 1995 and March 31, 1996 was 6.1%, 5.3% and 4.9%, respectively.

NOTE 11. BENEFIT PLANS

     Eligible, full-time employees of the Company are covered by various benefit plans, as described below.

     Defined Contribution Plan

     The Company provides a defined contribution plan for eligible employees. The Company contributes up to 7% of participants' compensation (of which, for ISP employees, up to 4% of participants' compensation is contributed in the form of ISP's common stock at a $.50 per share discount) and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by a Company-provided postretirement medical benefit plan. The aggregate contributions by the Company were $7.6, $8.8, $9.1, $2.5 and $2.6 million for 1993, 1994 and 1995 and the first three months of 1995 and 1996, respectively.

     Defined Benefit Plans

     The Company provides a noncontributory defined benefit retirement plan for certain hourly employees (the "Hourly Retirement Plan"). Benefits under this plan are based on stated amounts for each year of service. The Company's funding policy is consistent with the minimum funding requirements of ERISA.

     The Company's net periodic pension cost for the Hourly Retirement Plan included the following components:

                                                                               Year Ended December 31,
                                                                         ------------------------------------
                                                                          1993           1994          1995
                                                                         -------        -------       -------
                                                                                      (Thousands)
Service cost ..........................................................  $   803        $   865       $   750
Interest cost .........................................................    1,619          1,804         1,948
Actual income on plan assets ..........................................   (1,365)        (1,304)       (1,408)
Net deferral and amortization of unrecognized prior service
   cost and actuarial losses. .........................................      771            518           372
                                                                         -------        -------       -------
Net periodic pension cost .............................................  $ 1,828        $ 1,883       $ 1,662
                                                                         =======        =======       =======

                                 G-I HOLDINGS INC.

     Net periodic pension cost for the Hourly Retirement Plan was $.4 and $.5 million, respectively, for the first three months of 1995 and 1996.

     The following table sets forth the funded status of the Hourly Retirement
Plan:

                                                                                     December 31,
                                                                                ----------------------
                                                                                  1994          1995
                                                                                --------      --------
                                                                                     (Thousands)
Accumulated benefit obligation:
   Vested ....................................................................  $ 19,540      $ 24,542
   Nonvested .................................................................     3,200         3,539
                                                                                --------      --------
Total accumulated benefit obligation .........................................  $ 22,740      $ 28,081
                                                                                ========      ========
Projected benefit obligation .................................................  $ 22,740      $ 28,081
Fair value of plan assets, primarily listed stocks and U.S. Government
   securities ................................................................   (15,328)      (22,406)
                                                                                --------      --------
Projected benefit obligation in excess of plan assets ........................     7,412         5,675
Unrecognized prior service cost ..............................................    (2,540)       (2,324)
Unrecognized net loss ........................................................    (1,768)       (1,431)
                                                                                --------      --------
Unfunded accrued pension cost ................................................  $  3,104      $  1,920
                                                                                ========      ========

     At December 31, 1995, the difference between the "Projected benefit obligation in excess of plan assets" and the "Unfunded accrued pension cost", in the amount of $3,755,000, was recorded by the Company as a liability, offset by an intangible asset in the amount of $2,324,000, a reduction of shareholder's equity in the amount of $1,290,000 and a reduction of minority interest in subsidiary in the amount of $141,000. The foregoing amounts will be amortized to expense over a period of approximately 15 years, as the Company continues to fund the benefits under the Hourly Retirement Plan.

     In determining the projected benefit obligation, the weighted average assumed discount rate was 9% and 7.5% for 1994 and 1995, respectively. The expected long-term rate of return on assets, used in determining net periodic pension cost, was 9% for 1994 and 1995.

     The Company also provides a nonqualified defined benefit retirement plan for certain key employees. Expense accrued for this plan was $.9, $1.3, $1.5, $.3 and $.3 million for 1993, 1994 and 1995 and the first three months of 1995 and 1996, respectively.

     Income Appreciation Unit Plan

     BMCA provides an Income Appreciation Unit Plan, an employee incentive program based on the operating performance of BMCA. Expense accrued for the plan was $1.1 million for each of 1993 and 1994 and $.2 million for 1995, and was immaterial for each of the first three months of 1995 and 1996.

     Postretirement Medical and Life Insurance

     The Company provides certain medical and life insurance benefits for all retirees who were formerly hourly employees and for certain retirees who were formerly salaried employees. Certain hourly employees may become eligible for benefits if they reach retirement age while working for the Company. The Company accrues the estimated cost of such retiree benefits during covered employees' active service periods.

     During 1992, the postretirement medical and life insurance plans for salaried employees were terminated, with certain exceptions for salaried employees then over age 55 with 10 years of service. Retirees as of December 31, 1992 who were formerly salaried employees maintain life insurance coverage and receive a Company subsidy of up to $800 per year towards medical coverage, with certain exceptions. Subsequently, the Company negotiated the termination of postretirement medical and life insurance plans for certain hourly employees, with exceptions for hourly employees then over age 50 with 15 or more years of service.

                                 G-I HOLDINGS INC.

     The following table shows the components of the accrued postretirement health care cost obligation as of December 31, 1994 and 1995:

                                                                           December 31,
                                                                       ---------------------
                                                                        1994          1995
                                                                       -------       -------
                                                                           (Thousands)
Accumulated postretirement benefit obligation:
   Retirees, dependents and beneficiaries eligible for benefits .....  $27,055       $28,488
   Active employees fully eligible for benefits .....................    3,078         3,235
   Active employees not fully eligible for benefits .................    1,033         1,275
                                                                       -------       -------
Total accumulated postretirement benefit obligation .................   31,166        32,998
Fair value of plan assets ...........................................      --            --
Unrecognized prior service cost and unrecognized net gain ...........    8,275         5,228
                                                                       -------       -------
Accrued postretirement benefit obligation ...........................  $39,441       $38,226
                                                                       =======       =======

     The net periodic postretirement benefit cost included the following components:

                                                                                Year Ended December 31,
                                                                          -----------------------------------
                                                                           1993           1994          1995
                                                                          ------         ------        ------
                                                                                  (Thousands)
Service cost ...........................................................  $  156         $  125         $  82
Interest cost ..........................................................   2,732          2,254         2,372
Amortization of unrecognized prior service cost and net gain from
   earlier periods .....................................................      (2)          (315)         (735)
                                                                          ------         ------        ------
Net periodic postretirement benefit cost. ..............................  $2,886         $2,064        $1,719
                                                                          ======         ======        ======

     Net periodic postretirement benefit cost was $.5 and $.4 million, respectively, for the first three months of 1995 and 1996.

     For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. Retirees as of December 31, 1992 who were formerly salaried employees (with certain exceptions) were assumed to receive a Company subsidy of $800 per year. With respect to retirees who were formerly hourly employees, most such retirees are subject to a $5,000 per person lifetime maximum benefit. Subject to such lifetime maximum, a 14% and 8% annual rate of increase in the Company's per capita cost of providing postretirement medical benefits was assumed for 1996 for such retirees under and over age 65, respectively. To the extent that the lifetime maximum benefits have not been reached, the foregoing rates were assumed to decrease gradually to 7% and 6%, respectively, by the year 2003 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 9% and 7.5% for 1994 and 1995, respectively.

     The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $1,442,000 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year 1995 by $274,000.

NOTE 12. STOCK OPTION PLAN AND STOCK APPRECIATION RIGHTS

     ISP's 1991 Incentive Plan for Key Employees and Directors , as amended (the "Plan"), authorizes the grant of options to purchase a maximum of 5,000,000 shares of ISP's common stock. In December 1995, ISP's Board of Directors approved an amendment to the Plan, subject to approval by ISP's stockholders, to permit the Compensation Committee of the Board of Directors to determine the exercise price and vesting schedule of options granted under the Plan. In December 1995, ISP granted options to certain employees to purchase 215,500 shares of ISP's common stock at an exercise price of $5.875 per share. The difference of $5 per share between the exercise price and the fair market value of such shares on the date of grant will be recognized as compensation expense over the vesting period of 2-1/2 years. All other ISP employee options under the Plan have an exercise price equal to the fair market value of such

                                 G-I HOLDINGS INC.

shares on the date of grant and become exercisable at a rate of 20% per year on each of the first five anniversaries of the date of grant. Special vesting rules apply to options granted to non-employee directors.

     In 1993, ISP extended an offer to holders of outstanding stock options with exercise prices ranging from $7.25 to $14.00 to exchange their existing options for a lesser number of new options with an exercise price of $6.75.

     The following is a summary of transactions pertaining to the Plan:

                                           1993          1994            1995
                                       ----------      ---------      ---------
                                                 (Number of Shares)

Outstanding January 1 ...............   1,883,649      1,228,964      2,199,716
Granted .............................     825,509      1,321,020      1,355,510
Exercised ...........................        --             --          (28,805)
Exchanged ...........................  (1,177,518)          --             --
Terminated ..........................    (302,676)      (350,268)      (248,982)
                                       ----------      ---------      ---------
Outstanding December 31 .............   1,228,964      2,199,716      3,277,439
                                       ==========      =========      =========
At December 31:
   Exercisable ......................     151,118        332,763        710,750
   Available for grant. .............   1,771,036        800,284      1,722,561
Option Price Range Per Share:

   Outstanding ......................      $ 6.75-        $6.125-        $5.875-
                                           $14.00         $14.00         $14.00
   Exercised ........................        --             --           $ 6.75-
                                             --             --           $ 7.25

     Certain executive officers of the Company were granted stock appreciation rights in 1993 and 1994 relating to GAF's common stock. Compensation expense in connection with such stock appreciation rights is reflected in operating expense and was immaterial for 1993, 1994 and 1995.

                                 G-I HOLDINGS INC.

NOTE 13. BUSINESS SEGMENT INFORMATION

                                                            Year Ended December 31,
                                                    -------------------------------------
                                                      1993           1994           1995
                                                    --------       --------      --------
                                                                  (Millions)
Net sales:
   ISP(1) .......................................   $  548.3       $  600.0      $  689.0
   Less: Intersegment sales .....................      (43.6)         (42.5)        (45.8)
                                                    --------       --------      --------
   Net ISP sales ................................      504.7          557.5         643.2
   Building Materials ...........................      559.2          593.2         687.2
                                                    --------       --------      --------
   Net sales ....................................   $1,063.9       $1,150.7      $1,330.4
                                                    ========       ========      ========
Operating income:
   ISP ..........................................   $   65.1       $   99.2      $  127.1
   Building Materials ...........................       41.5           44.7          45.9
   Other ........................................        (.1)           (.5)         (2.7)
                                                    --------       --------      --------
   Operating income .............................   $  106.5       $  143.4      $  170.3
                                                    ========       ========      ========
Identifiable assets:
   ISP(2) .......................................   $1,243.3       $1,251.3      $1,312.9
   Building Materials ...........................      333.6          452.3         555.5
   Investment in limited partnership ............      450.0          450.0         450.0
   Net assets of discontinued operation .........       15.0           14.8          13.6
   Other(3) .....................................        8.1          243.7         228.9
                                                    --------       --------      --------
   Identifiable assets ..........................   $2,050.0       $2,412.1      $2,560.9
                                                    ========       ========      ========
Capital expenditures and acquisitions:
   ISP ..........................................   $   62.8       $   31.1      $   38.9
   Building Materials ...........................       19.0           54.3          26.6
   Acquisition of USI ...........................      --             --             27.5
                                                    --------       --------      --------
   Total capital expenditures and acquisitions ..   $   81.8       $   85.4      $   93.0
                                                    ========       ========      ========
Depreciation:
   ISP ..........................................   $   28.7       $   32.7      $   36.0
   Building Materials ...........................       14.5           16.8          20.2
                                                    --------       --------      --------
   Total depreciation ...........................   $   43.2       $   49.5      $   56.2
                                                    ========       ========      ========

- ----------

(1)   ISP's sales exclude sales of GAF-Huls.

(2)   ISP's identifiable assets include ISP's 50% ownership of GAF-Huls.

(3) Reflects reclassification of deferred income tax assets of BMCA, which are reclassified as an offset to liabilities on the G-I Holdings Consolidated Balance Sheet. Also includes intercompany receivables of ISP and BMCA which are eliminated in consolidation. December 31, 1994 and 1995 include $212.9 and $187.7 million, respectively, of insurance receivables of GAF Building Materials Corporation.

                                 G-I HOLDINGS INC.

     ISP manufactures more than 325 specialty chemicals having numerous applications in consumer and industrial products encompassing such worldwide markets as pharmaceuticals, hair and skin care, plastics, agricultural, coatings and adhesives. ISP's mineral products business manufactures ceramic-coated colored roofing granules which are sold primarily to the North American roofing industry for use in the manufacture of asphalt roofing shingles. Over 50% of ISP's sales of mineral products are to BMCA. ISP also manufactures filter products and advanced materials. BMCA and USI manufacture a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets in the United States.

NOTE 14. GEOGRAPHIC INFORMATION

     Results set forth below for foreign operations represent sales and operating income of foreign-based subsidiaries.

                                                                 Year Ended December 31,
                                                            -------------------------------------
                                                             1993           1994           1995
                                                            --------       --------      --------
                                                                        (Millions)
Net sales:
   Domestic operations(1) ................................  $  802.4       $  857.1      $  986.6
   Europe(2) .............................................     167.7          187.7         218.2
   Asia-Pacific ..........................................      69.3           76.6          92.1
   Other foreign operations ..............................      24.5           29.3          33.5
                                                            --------       --------      --------
   Net sales .............................................  $1,063.9       $1,150.7      $1,330.4
                                                            ========       ========      ========
Operating income:
   Domestic operations ...................................   $  68.3        $  85.5      $  101.1
   Europe ................................................      35.7           37.5          49.7
   Asia-Pacific ..........................................      13.2           16.2          17.0
   Other foreign operations ..............................       3.1            4.2           2.5
   Provision for restructuring(3) ........................     (13.8)         --            --
                                                            --------       --------      --------
   Operating income ......................................     106.5          143.4         170.3
Equity in earnings of joint venture ......................       2.1            2.0           5.4
Interest expense and other, net ..........................     (72.1)         (80.0)       (111.1)
                                                            --------       --------      --------
Income from continuing operations before income taxes
   and extraordinary item ................................   $  36.5        $  65.4       $  64.6
                                                            ========       ========      ========
Identifiable assets:
   Domestic operations ...................................  $1,897.9       $2,245.4      $2,381.9
   Europe(4) .............................................     118.5          128.9         133.1
   Asia-Pacific ..........................................      24.9           28.5          32.2
   Other foreign operations ..............................       8.7            9.3          13.7
                                                            --------       --------      --------
   Identifiable assets ...................................  $2,050.0       $2,412.1      $2,560.9
                                                            ========       ========      ========


(1) Net sales--domestic operations excludes sales by the Company's domestic subsidiaries to foreign-based subsidiaries of $113.6, $135.1 and $140.9 million for 1993, 1994 and 1995, respectively.

(2) Net sales--Europe excludes sales by the Company's European subsidiaries to domestic and other foreign-based subsidiaries of $7.2, $12.8 and $19.9 million for 1993, 1994 and 1995, respectively.

(3)   On a geographic basis, the consolidated provision for restructuring (see
      Note 3) relates to domestic operations ($7.6 million), Europe ($5.7 million), Asia-Pacific ($.4 million), and other foreign operations ($.1 million).

(4)   Identifiable assets--Europe includes ISP's 50% ownership of GAF-Huls.

                                 G-I HOLDINGS INC.

     More than 60% of the Company's international sales in 1995 were in countries in Western Europe and Japan which are subject to currency exchange rate fluctuation risks. See Note 1 for a discussion of the Company's policy to manage these risks. Other countries in which the Company has sales are subject to additional risks, including high rates of inflation, exchange controls, government expropriation and general instability.

NOTE 15. COMMITMENTS AND CONTINGENCIES

     GAF, G-I Holdings and G Industries Corp. are presently dependent upon the earnings and cash flow of their subsidiaries in order to satisfy their obligations. As of March 31, 1996, such obligations included $331.9 million of the Senior Discount Notes, $200 million of the Senior Notes, $359.6 million estimated present value of asbestos liability discussed in Note 1 (before estimated present value of recoveries from products liability insurance policies of approximately $185.6 million), and approximately $158.6 million of various tax and other liabilities, including tax liabilities relating to the Partnership discussed in Note 5. Of such obligations, $79.2 million (net of related insurance recoveries of $17.5 million) is estimated to be payable during 1996. GAF, G-I Holdings and G Industries Corp. expect to obtain funds to satisfy such obligations from, among other things, refinancings of debt, dividends and loans from subsidiaries, as to which there are restrictions under the ISP Credit Agreements and the indentures relating to the Senior Discount Notes, Senior Notes, ISP's 9% Notes and the BMCA Notes (see Note 10), and from payments pursuant to Tax Sharing Agreements between GAF and its subsidiaries.

     The discussion as to legal matters involving the Company contained in "Business--Legal Proceedings" is incorporated herein by reference.

     Leases for certain property, plant and equipment at BMCA's Baltimore, Maryland and Chester, South Carolina roofing facilities and at two of ISP's mineral products plants are accounted for as capital leases. The Company also has operating leases for transportation, production and data processing equipment and for various buildings. Rental expense on operating leases was $13.7, $15 and $15.1 million for 1993, 1994 and 1995, respectively. Future minimum lease payments for properties which were held under long-term noncancelable leases as of December 31, 1995 were as follows:

                                                         Capital       Operating
                                                         Leases         Leases
                                                        --------       ---------
                                                               (Thousands)

1996 .................................................  $ 12,381       $ 6,340
1997 .................................................     7,397         4,927
1998 .................................................     7,356         2,799
1999 .................................................     7,062         1,012
2000 .................................................     7,448           375
Later years ..........................................    47,265           324
                                                        --------       -------
Total minimum payments ...............................    88,909       $15,777
                                                                       =======
Less interest included above .........................   (27,423)
                                                        --------
Present value of net minimum lease payments ..........  $ 61,486
                                                        ========

     ISP intends to acquire or develop a European manufacturing facility to meet the needs of ISP's European business. While the originally anticipated commencement date of the European project has been deferred because ISP has been able to implement cost efficient capacity expansions at its existing manufacturing facilities, based upon its current analysis of additional opportunities for expansion of existing capacity, end-use demand, and other relevant factors, ISP intends to proceed with the project by the end of 1997. Costs capitalized to date related to this project are included in "Construction in progress." ISP anticipates utilizing internally generated funds, existing credit facilities and/or independent financing to fund the cost of the project.

     ISP has received conditional site designation from the New Jersey Hazardous Waste Facilities Siting Commission for the construction of a hazardous waste treatment, storage and disposal facility at its Linden, New Jersey property, which designation has been appealed to the Courts by the City of Linden. ISP estimates that the cost

                                 G-I HOLDINGS INC.

of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. ISP anticipates utilizing internally generated cash and/or seeking project or other independent financing therefor. Accordingly, ISP would not expect such facility to impact materially its liquidity or capital resources.

     BMCA intends to expand its glass mat manufacturing capacity by installing an additional glass mat machine at an existing facility, the construction for which is expected to commence in 1996 and be completed in 1997. The estimated cost of the project is $30 million, which BMCA anticipates funding utilizing internally generated cash, existing credit facilities and/or independent financing.

NOTE 16. DISCONTINUED OPERATION

     On March 14, 1996, the Company agreed to sell WAXQ, a commercial radio station operated by GAF Broadcasting Company, Inc. ("GAF Broadcasting"), a wholly-owned subsidiary of the Company, to Entertainment Communications, Inc. (which has in turn agreed to transfer the station to Viacom, Inc.) for a purchase price of $90 million. The transaction is subject to a number of conditions, including obtaining the consent of the Federal Communications Commission. Accordingly, GAF Broadcasting is reported as a discontinued operation at March 31, 1996, and the consolidated financial statements have been reclassified to report separately the net assets and operating results of GAF Broadcasting. The Company's financial statements for the years ended December 31, 1993, 1994 and 1995 and the quarter ended April 2, 1995 have been restated to reflect continuing operations.

     Net assets of GAF Broadcasting at March 31, 1996 consist primarily of fixed assets and intangibles. The gain on disposal will be recorded when the sale is completed.

     Summary operating results for GAF Broadcasting are as follows:

                                                                                         Quarter Ended
                                               Year Ended December 31,            ------------------------------
                                         ------------------------------------     April 2, 1995   March 31, 1996
                                          1993           1994          1995        (Unaudited)      (Unaudited)
                                         -------        -------       -------     -------------   --------------
                                                                    (Thousands)
Sales .................................  $ 5,082        $ 5,520       $ 8,075        $ 1,475         $ 1,214
Income (loss) before taxes ............   (2,343)          (345)        1,862            (47)           (484)
Income tax (provision) benefit ........      810            144          (597)            18             184
Net income (loss) .....................   (1,533)          (201)        1,265            (29)           (300)



                                G-I HOLDINGS INC.

                         SUPPLEMENTARY DATA (UNAUDITED)

                      QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                          1994 By Quarter                     1995 By Quarter
                                                 --------------------------------    --------------------------------
                                                  First   Second  Third    Fourth     First   Second   Third  Fourth
                                                 ------   ------  ------   ------    ------   ------   ------  ------
                                                                             (Millions)

Net sales .....................................  $256.2   $312.7  $306.9   $274.9    $306.4   $348.2   $347.5  $328.3
Cost of products sold .........................   166.5    199.1   201.0    183.3     205.4    225.4    226.3   219.1
                                                 ------   ------  ------   ------    ------   ------   ------  ------
Gross profit ..................................  $ 89.7   $113.6  $105.9   $ 91.6    $101.0   $122.8   $121.2  $109.2
                                                 ======   ======  ======   ======    ======   ======   ======  ======
Operating income ..............................  $ 30.7   $ 46.4  $ 37.6   $ 28.7    $ 36.5   $ 51.0   $ 48.1  $ 34.7
                                                 ======   ======  ======   ======    ======   ======   ======  ======
Income (loss) from continuing operations
 before income taxes and
 extraordinary item ...........................  $  6.8   $ 42.2  $ 18.7   $ (2.3)   $  9.3   $ 23.2   $ 23.4  $  8.7
Income tax (provision) benefit ................    (2.7)   (16.0)   (7.1)    (1.5)     (3.6)    (9.0)    (8.9)     .8
Minority interest in income of subsidiary .....    (2.0)    (2.9)   (2.6)    (1.2)     (2.9)    (3.4)    (3.2)   (2.9)
                                                 ------   ------  ------   ------    ------   ------   ------  ------
Income (loss) from continuing operations
 before extraordinary item ....................     2.1     23.3     9.0     (5.0)      2.8     10.8     11.3     6.6
Income (loss) from discontinued operation,
 net of income taxes ..........................     (.4)     (.1)     .2       .1        --       .5       .5      .3
                                                 ------   ------  ------   ------    ------   ------   ------  ------
Income (loss) before extraordinary item .......     1.7     23.2     9.2     (4.9)      2.8     11.3     11.8     6.9
Extraordinary item, net of related income tax
 benefit ......................................      --       --    (1.2)      --        --       --       --      --
                                                 ------   ------  ------   ------    ------   ------   ------  ------
  Net income (loss) ...........................  $  1.7   $ 23.2  $  8.0   $ (4.9)   $  2.8   $ 11.3   $ 11.8  $  6.9
                                                 ======   ======  ======   ======    ======   ======   ======  ======

================================================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY G-I HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------



                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary ..................................................................    2
Risk Factors .............................................................   11
Capitalization ...........................................................   16
Selected Financial Data ..................................................   17
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations ..............................................................   19
Business .................................................................   26
Management ...............................................................   44
Executive Compensation ...................................................   46
Security Ownership of Certain Beneficial
 Owners and Management ...................................................   49
Certain Relationships ....................................................   51
Background Transactions ..................................................   52
The Exchange Offer .......................................................   52
Description of the New Notes .............................................   58
Certain Federal Income Tax Considerations ................................   79
Plan of Distribution .....................................................   82
Legal Matters ............................................................   82
Experts ..................................................................   82
Index to Financial Statements ............................................  F-1


================================================================================


================================================================================


                                  $200,003,000




                                G-I HOLDINGS INC.



                              SERIES B SENIOR NOTES
                                    DUE 2006




                                  ------------

                                   PROSPECTUS

                                  ------------













                                  June 5, 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     G-I Holdings Inc. is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. Article Ninth of G-I Holdings' Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of Section 102 of the DGCL.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article VIII of the Company's By-Laws states that the corporation shall indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against judgments, fines and amounts paid in settlement actually incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

        3.1 -- Certificate of Incorporation of G-I Holdings (incorporated by reference to Exhibit 3.1 to G-I Holdings' Form 10-K for the year ended December 31, 1989 (the "1989 10-K")).

        3.2  -- By-laws of G-I Holdings (incorporated by reference to Exhibit
                3.2 to the 1989 10-K).

       *4.1 -- Indenture, dated as of February 14, 1996, between G-I Holdings and The Bank of New York, as trustee.

       *4.2  -- Form of Notes (included in Exhibit 4.1).

       *5    -- Opinion of Weil, Gotshal & Manges LLP re: legality.

       *8    -- Opinion of Weil, Gotshal & Manges LLP re: tax matters.

       10.1 -- Indenture, dated as of October 5, 1993, between G-I Holdings and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-4 of G-I Holdings (Registration No. 33-72220) (the "Discount Notes Registration Statement")).

       10.2 -- Management Agreement, dated as of March 3, 1992 ("Management Agreement"), among GAF, G-I Holdings, G Industries, ISP, GAF Building Materials Corporation and GAF Broadcasting (incorporated by reference to Exhibit 10.9 to the Discount Notes Registration Statement).

       10.3  -- Amendment No. 1, dated as of January 1, 1994, to the
                Management Agreement (incorporated by reference to Exhibit 10.10 to G-I Holdings' Form 10-K for the year ended December 31,
                1993).

       10.4 -- Amendment No. 2, dated as of May 31, 1994, to the Management Agreement (incorporated by reference to Exhibit 10.1 to G-I Holdings' Form 10-Q for the quarter ended July 3, 1994).

       10.5 -- Amendment No. 3, dated as of December 31, 1994, to the Management Agreement (incorporated by reference to Exhibit 10.4 to ISP's Form 10-K for the year ended December 31, 1994).

      *10.6  -- Amendment No. 4, dated as of December 31, 1995, to the
                Management Agreement.

       10.7 -- Amended and Restated Tax Sharing Agreement, dated as of March 3, 1992, among GAF Corporation, G Industries Corp., ISP and certain subsidiaries of ISP, and Amendment Agreement No. 1 to the Tax Sharing Agreement dated as of July 23, 1992 (incorporated by reference to Exhibit 10.3 to ISP's Form 10-Q for the quarter ended October 2, 1994).

       10.8 -- Tax Sharing Agreements between GAF and G-I Holdings, and between G-I Holdings and G-I Industries (incorporated by reference to Exhibit 10.11 to the Discount Notes Registration Statement).

       10.9  -- Tax Sharing Agreement, dated as of January 31, 1994, among
                GAF, G-I Holdings and BMCA (incorporated by reference to Exhibit
                10.6 to BMCA's Registration Statement on Form S-4 (Registration No. 33-81808) (the "BMCA Registration Statement")).

       10.10 -- Non-Qualified Retirement Plan Letter Agreement (incorporated by reference to Exhibit 10.11 to ISP's Registration Statement on Form S-1, Registration No. 33-40337).

       10.11 -- ISP Amended and Restated 1991 Incentive Plan for Key Employees (incorporated by reference to Exhibit 99 to ISP's Registration Statement on Form S-8, No. 33-92518).

       10.12 -- Agreement, dated July 30, 1993, between ISP and Carl R. Eckardt (incorporated by reference to Exhibit 10.16 to the Discount Notes Registration Statement).

       10.13 -- Agreement, dated July 30, 1993, between GAF and John M. Sergey (incorporated by reference to Exhibit 10.17 to the Discount Notes Registration Statement).

       10.14 -- Stock Appreciation Right Agreement, dated December 31, 1993, between GAF and Mark A. Buckstein (incorporated by reference to Exhibit 10.18 to the Discount Notes Registration Statement).

       10.15 -- Stock Appreciation Right Agreement, dated April 30, 1994, between GAF and Mark A. Buckstein (incorporated by reference to Exhibit 10.1 to G-I Holdings' Form 10-Q for the quarter ended April 3, 1994.)

       10.16 -- Stock Appreciation Right Agreement, dated January 20, 1994 between GAF and James P. Rogers (incorporated by reference to Exhibit 10.20 to G-I Holdings' Form 10-K for the year ended December 31, 1993.)

       10.17 -- Indenture, dated as of June 30, 1994, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement).

       10.18 -- Indenture, dated as of March 1, 1992, relating to ISP's 9% Senior Notes due March 1, 1999 (incorporated by reference to
                Exhibit 4 to ISP's Registration Statement on Form S-I, Registration No. 33-44862).

      *12    -- Computation of Ratio of Earnings to Fixed Charges.

       21    -- Subsidiaries of G-I Holdings (incorporated by reference to
                Exhibit 21 of G-I Holdings' Annual Report on Form 10-K for the year ended December 31, 1995).

     **23.1  -- Consent of Arthur Andersen LLP.

      *23.2  -- Consent of Weil, Gotshal & Manges LLP (included in Exhibits
                5 and 8).

      *24    -- Power of Attorney (included on signature pages to
                Registration Statement).

      *25    -- Form T-1 Statement of Eligibility under the Trust Indenture
                Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture (bound separately).

      *27    -- Financial Data Schedule, which is submitted electronically to the Securities and Exchange Commission for information only.

       28    -- Stipulation of Settlement between the Class of Claimants and
                Defendants represented by the Center for Claims Resolution dated January 15, 1993 (incorporated by reference to Exhibit 28.1 to G-I Holdings' Form 8-K reporting an event on January 15, 1993).

      *99.1  -- Form of Letter of Transmittal.

      *99.2  -- Form of Notice of Guaranteed Delivery.

      *99.3 -- Form of Exchange Agent Agreement, dated _____________, 1996, between The Bank of New York and G-I Holdings.

- -------------
 * Previously filed.
** Filed herewith.

   (b) Schedules
       Consolidated Financial Statement Schedules:
         Report of Independent Public Accountants ......................    S-1
         Schedule I--Condensed Financial Information of Registrant .....    S-2
         Schedule II--Valuation and Qualifying Accounts ................    S-5

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Wayne, State of New Jersey, on the 5th day of June 1996.


                                     G-I HOLDINGS INC.

                                     By: /s/ JAMES P. ROGERS
                                         --------------------------------------
                                         NAME:  JAMES P. ROGERS
                                         TITLE: SENIOR VICE PRESIDENT AND CHIEF
                                                FINANCIAL OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                             TITLE                        DATE
              ---------                             -----                        ----

                 *                      Chairman, Chief Executive            June 5, 1996
- ------------------------------------      Officer and Director
          SAMUEL J. HEYMAN                (Principal Executive Officer)


         /s/ JAMES P. ROGERS            Senior Vice President and            June 5, 1996
- ------------------------------------      Chief Financial Officer
             JAMES P. ROGERS              (Principal Financial Officer)


                   *                    Vice President and Controller        June 5, 1996
- ------------------------------------      (Principal Accounting Officer)
            JONATHAN H. STERN


- ---------------
* By James P. Rogers, Attorney-in-Fact.


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To G-I Holdings Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of G-I Holdings Inc. and subsidiaries included in this registration statement and have issued our report thereon dated March 6, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in item 21(b) are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                     ARTHUR ANDERSEN LLP


Roseland, New Jersey
March 6, 1996



                                                                                                          SCHEDULE I

                                                           G-I HOLDINGS INC.

                                           CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                                G-I HOLDINGS INC. PARENT COMPANY
                                               UNCONSOLIDATED STATEMENTS OF INCOME



                                                                                                 Quarter Ended
                                                                                            ------------------------
                                                        Year Ended December 31,              April 2,     March 31,
                                                 --------------------------------------        1995         1996
                                                   1993          1994           1995        (Unaudited)  (Unaudited)
                                                 --------       --------      --------       --------      --------
                                                                             (Thousands)

Equity in income of subsidiaries ..............  $ 15,718       $ 33,006      $ 40,430       $  6,497      $  8,663
Interest expense ..............................   (45,269)       (54,139)      (66,152)       (15,789)      (17,586)
Interest income on loans and note
 receivable from related parties ..............    43,410         47,864        52,135         13,416        13,237
Other income (expense), net ...................      (191)        (1,609)        2,220           (579)        1,856
                                                 --------       --------      --------       --------      --------
Income before income taxes and
 extraordinary item ...........................    13,668         25,122        28,633          3,545         6,170
                                                 --------       --------      --------       --------      --------
Income tax (provision) benefit:
  Current .....................................      (115)        16,218           (20)            (4)           (4)
  Deferred ....................................       853        (13,330)        4,215           (743)          953
                                                 --------       --------      --------       --------      --------
  Total income tax (provision) benefit ........       738          2,888         4,195           (747)          949
                                                 --------       --------      --------       --------      --------
Income before extraordinary item ..............    14,406         28,010        32,828          2,798         7,119
Extraordinary item, net of income tax
 benefit of $5,016 ............................      --             --            --             --          (8,186)
                                                 --------       --------      --------       --------      --------
Net income (loss) .............................  $ 14,406       $ 28,010      $ 32,828       $  2,798     $  (1,067)
                                                 ========       ========      ========       ========     =========


                                      S-2




                                                                                                 SCHEDULE I

                                G-I HOLDINGS INC.

           CONDENSED FINANCIAL INFORMATION OF REGISTRANT--(CONTINUED)

                        G-I HOLDINGS INC. PARENT COMPANY
                          UNCONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                            December 31,            March 31,
                                                                      -----------------------          1996
                                                                         1994          1995        (Unaudited)
                                                                       --------      --------       --------
                                                                                     (Thousands)
Current Assets:
 Cash ...............................................................  $ 15,941      $  7,583       $  4,277
 Investments in trading securities ..................................    16,464            52          2,025
 Investments in available-for-sale securities .......................       389        16,686         16,524
 Investments in held-to-maturity securities .........................      --          10,398         11,888
 Loans receivable from related parties, net .........................    10,756          --             --
 Other current assets ...............................................     1,289         1,301          1,289
                                                                       --------      --------       --------
Total Current Assets ................................................    44,839        36,020         36,003
Note receivable from G Industries Corp. .............................   406,711       448,507        458,956
Investment in subsidiaries ..........................................    17,867       100,971        118,443
Deferred financing costs and other assets ...........................    16,533        20,411         19,278
                                                                       --------      --------       --------
Total Assets ........................................................  $485,950      $605,909       $632,680
                                                                       ========      ========       ========

               LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities:
 Loan payable to parent company .....................................  $  1,800      $   --           $ --
 Loans payable to related parties, net ..............................       --         42,424         54,221
 Accounts payable and accrued liabilities ...........................     5,513         6,894          8,700
 Dividends payable to parent company ................................     1,000           191            145
 Payable to related parties, net ....................................    13,605        26,474         16,936
                                                                       --------      --------       --------
Total Current Liabilities ...........................................    21,918        75,983         80,002
                                                                       --------      --------       --------
Long-term debt ......................................................   457,583       509,833        531,935
                                                                       --------      --------       --------
Deferred taxes payable to related party .............................    16,501        17,632         17,915
                                                                       --------      --------       --------
Other liabilities ...................................................     5,739         4,168          3,749
                                                                       --------      --------       --------
Shareholder's Equity (Deficit):
 Common stock, $.01 par value per share; 1,000 shares authorized:
  100 shares issued and outstanding .................................      --            --             --
 Additional paid-in capital .........................................    49,969        50,129         50,338
 Excess of purchase price over the adjusted historical cost of the
  predecessor company shares owned by GAF's stockholders ............   (72,605)      (72,605)       (72,605)
 Retained earnings ..................................................       735         6,213          4,146
 Cumulative translation adjustment and other ........................     6,110        14,556         17,200
                                                                       --------      --------       --------
Shareholder's Equity (Deficit) ......................................   (15,791)       (1,707)          (921)
                                                                       --------      --------       --------
Total Liabilities and Shareholder's Equity (Deficit) ................  $485,950      $605,909       $632,680
                                                                       ========      ========       ========




                                                                                                             SCHEDULE I

                                               G-I HOLDINGS INC.

                           CONDENSED FINANCIAL INFORMATION OF REGISTRANT--(Continued)

                                       G-I HOLDINGS INC. PARENT COMPANY
                                    UNCONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 Quarter Ended
                                                                                           ------------------------
                                                        Year Ended December 31,             April 2,     March 31,
                                                     -----------------------------------      1995         1996
                                                        1993        1994         1995      (Unaudited)  (Unaudited)
                                                     ---------    ---------    ---------    ---------    ---------
                                                                               (Thousands)
Cash and cash equivalents, beginning of period       $    --      $       1    $  32,405    $  32,405    $   7,635
                                                     ---------    ---------    ---------    ---------    ---------
Cash provided by (used in) operating activities:
 Net income (loss) ................................     14,406       28,010       32,828        2,798       (1,067)
 Non-cash extraordinary charge ....................       --           --           --           --          8,143
 Non-cash interest expense ........................     45,071       49,499       54,823       13,170       11,947
 Non-cash interest income .........................    (42,000)     (41,397)     (41,796)     (10,449)     (10,449)
 Deferred income taxes ............................       (853)      13,330       (4,215)         743         (953)
 (Increase) decrease in working capital items .....        (75)       2,399        1,369         (239)       1,818
 Increase (decrease) in payable to related
  parties .........................................     10,533        2,831       12,869        1,828       (4,522)
 Change in investment in and advances
  to affiliates ...................................     31,512      (55,268)     (47,204)      (6,496)     (14,669)
 Other, net .......................................       (557)       5,640       (2,712)        (174)        (861)
                                                     ---------    ---------    ---------    ---------    ---------
   Net cash provided by (used in)
    operating activities ..........................     58,037        5,044        5,962        1,181      (10,613)
                                                     ---------    ---------    ---------    ---------    ---------
Cash used in investing activities:
 Acquisition of subsidiary ........................       --           --        (27,538)        --           --
 Purchases of available-for-sale securities .......       --           --        (70,348)     (29,279)        --
 Purchases of held-to-maturity securities .........       --           --        (17,845)      (3,285)     (13,810)
 Designation of trading securities (to)/from
  available-for-sale securities ...................       --           (434)          51         --           --
 Proceeds from sales of available-for-
  sale securities .................................       --           --         54,375        1,085          239
 Proceeds from held-to-maturity securities ........       --           --          7,447         --         12,320
                                                     ---------    ---------    ---------    ---------    ---------
   Net cash used in investing activities ..........       --           (434)     (53,858)     (31,479)      (1,251)
                                                     ---------    ---------    ---------    ---------    ---------
Cash provided by (used in) financing activities:
 Increase in short-term debt                              --           --           --          3,148         --
 Proceeds from issuance of long-term debt .........    400,000         --           --           --           --
 Repayments of long-term debt .....................   (357,147)        --           --           --           --
 Increase (decrease) in loan from
  parent company ..................................       --          1,800       (1,800)      (1,800)        --
 Change in loans to/from related parties, net .....    (81,563)      70,807       53,180       20,558       11,797
 Financing fees and expenses ......................    (12,287)        (514)         (95)        --           (220)
 Dividends paid to parent company .................     (5,176)      (8,130)     (28,159)     (24,010)      (1,046)
 Capital contributions to affiliate ...............       --        (35,575)        --           --           --
 Other ............................................     (1,863)        (594)        --           --           --
                                                     ---------    ---------    ---------    ---------    ---------
   Net cash provided by (used in)
    financing activities ..........................    (58,036)      27,794       23,126       (2,104)      10,531
                                                     ---------    ---------    ---------    ---------    ---------
Net change in cash and cash equivalents ...........          1       32,404      (24,770)     (32,402)      (1,333)
                                                     ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents, end of period ..........  $       1    $  32,405    $   7,635    $       3    $   6,302
                                                     =========    =========    =========    =========    =========

                                                                 S-4


                                                                                                          SCHEDULE II

                                G-I HOLDINGS INC.

                        VALUATION AND QUALIFYING ACCOUNTS

                          YEAR ENDED DECEMBER 31, 1993
                                   (THOUSANDS)


                                                          Balance        Charged to                          Balance
                                                        January 1,        Sales or                         December 31,
Description                                                1993           Expenses         Deductions          1993
- -----------                                              --------        ----------        ----------      -----------
Valuation and Qualifying Accounts Deducted from
 Assets to Which They Apply:

  Allowance for doubtful accounts .....................   $ 3,779          $ 1,273           $ 1,435(a)       $ 3,617
  Allowance for discounts .............................    16,488           59,140            58,587           17,041
  Reserve for inventory market valuation ..............     6,713            5,317             2,465            9,565

                                             YEAR ENDED DECEMBER 31, 1994
                                                      (THOUSANDS)

                                                          Balance        Charged to                           Balance
                                                         January 1,        Sales or                         December 31,
Description                                                1994           Expenses         Deductions           1994
- -----------                                              --------        ----------        ----------       -----------
Valuation and Qualifying Accounts Deducted from
 Assets to Which They Apply:

  Allowance for doubtful accounts .....................   $ 3,617          $ 1,079            $  362(a)       $ 4,334
  Allowance for discounts .............................    17,041           56,988            58,594           15,435
  Reserve for inventory market valuation ..............     9,565            7,274             6,605           10,234

                                             YEAR ENDED DECEMBER 31, 1995
                                                      (THOUSANDS)

                                                          Balance   Charged to                                Balance
                                                         January 1,   Sales or                              December 31,
Description                                                1995      Expenses      Deductions     Other        1995
- -----------                                              --------   ----------     ----------     -----     ----------
Valuation and Qualifying Accounts Deducted from
 Assets to Which They Apply:

  Allowance for doubtful accounts .....................   $ 4,334     $ 1,245      $ 1,047(a)    $1,751(b)    $ 6,283
  Allowance for discounts .............................    15,435      65,057       61,695          --         18,797
  Reserve for inventory market valuation ..............    10,234       8,861        4,543          --         14,552


- ----------
Notes:

  (a)  Represents write-offs of uncollectible accounts net of recoveries.

  (b)  Represents balances acquired in acquisitions.

                             EXHIBIT INDEX
Exhibits                                     Description                   Page
- --------                                     -----------                   ----

   3.1 -- Certificate of Incorporation of G-I Holdings (incorporated by reference to Exhibit 3.1 to G-I Holdings' Form 10-K for the year ended December 31, 1989 (the "1989 10-K")).

   3.2  -- By-laws of G-I Holdings (incorporated by reference to
           Exhibit 3.2 to the 1989 10-K).

  *4.1  -- Indenture, dated as of February 14, 1996, between G-I
           Holdings and The Bank of New York, as trustee.

  *4.2  -- Form of Notes (included in Exhibit 4.1).

  *5    -- Opinion of Weil, Gotshal & Manges LLP re: legality.

  *8    -- Opinion of Weil, Gotshal & Manges LLP re: tax matters.

  10.1  -- Indenture, dated as of October 5, 1993, between G-I
           Holdings and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-4 of G-I Holdings (Registration No. 33-72220) (the "Discount Notes Registration Statement")).

  10.2  -- Management Agreement, dated as of March 3, 1992
           ("Management Agreement"), among GAF, G-I Holdings, G Industries, ISP, GAF Building Materials Corporation and GAF Broadcasting (incorporated by reference to Exhibit 10.9 to the Discount Notes Registration Statement).

  10.3  -- Amendment No. 1, dated as of January 1, 1994, to the
           Management Agreement (incorporated by reference to Exhibit 10.10 to G-I Holdings' Form 10-K for the year ended December 31,
           1993).

  10.4  -- Amendment No. 2, dated as of May 31, 1994, to the
           Management Agreement (incorporated by reference to Exhibit 10.1 to G-I Holdings' Form 10-Q for the quarter ended July 3, 1994).

  10.5  -- Amendment No. 3, dated as of December 31, 1994, to the
           Management Agreement (incorporated by reference to Exhibit 10.4 to ISP's Form 10-K for the year ended December 31, 1994).

 *10.6  -- Amendment No. 4, dated as of December 31, 1995, to the
           Management Agreement.

  10.7  -- Amended and Restated Tax Sharing Agreement, dated as of
           March 3, 1992, among GAF Corporation, G Industries Corp., ISP and certain subsidiaries of ISP, and Amendment Agreement No. 1 to the Tax Sharing Agreement dated as of July 23, 1992
           (incorporated by reference to Exhibit 10.3 to ISP's Form 10-Q for the quarter ended October 2, 1994).

  10.8 -- Tax Sharing Agreements between GAF and G-I Holdings, and between G-I Holdings and G-I Industries (incorporated by reference to Exhibit 10.11 to the Discount Notes Registration Statement).

  10.9  -- Tax Sharing Agreement, dated as of January 31, 1994, among
           GAF, G-I Holdings and BMCA (incorporated by reference to Exhibit
           10.6 to BMCA's Registration Statement on Form S-4 (Registration No. 33-81808) (the "BMCA Registration Statement")).

  10.10 -- Non-Qualified Retirement Plan Letter Agreement
           (incorporated by reference to Exhibit 10.11 to ISP's
           Registration Statement on Form S-1, Registration No. 33-40337).

  10.11 -- ISP Amended and Restated 1991 Incentive Plan for Key
           Employees (incorporated by reference to Exhibit 99 to ISP's Registration Statement on Form S-8, No. 33-92518).

  10.12 -- Agreement, dated July 30, 1993, between ISP and Carl R. Eckardt (incorporated by reference to Exhibit 10.16 to the Discount Notes Registration Statement).

  10.13 -- Agreement, dated July 30, 1993, between GAF and John M. Sergey (incorporated by reference to Exhibit 10.17 to the Discount Notes Registration Statement).

  10.14 -- Stock Appreciation Right Agreement, dated December 31,
           1993, between GAF and Mark A. Buckstein (incorporated by reference to Exhibit 10.18 to the Discount Notes Registration Statement).

  10.15 -- Stock Appreciation Right Agreement, dated April 30, 1994, between GAF and Mark A. Buckstein (incorporated by reference to Exhibit 10.1 to G-I Holdings' Form 10-Q for the quarter ended April 3, 1994.)

  10.16 -- Stock Appreciation Right Agreement, dated January 20, 1994 between GAF and James P. Rogers (incorporated by reference to Exhibit 10.20 to G-I Holdings' Form 10-K for the year ended December 31, 1993.)

Exhibits                                     Description                   Page
- --------                                     -----------                   ----

  10.17 -- Indenture, dated as of June 30, 1994, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement).

  10.18 -- Indenture, dated as of March 1, 1992, relating to ISP's 9% Senior Notes due March 1, 1999 (incorporated by reference to
           Exhibit 4 to ISP's Registration Statement on Form S-I,
           Registration No. 33-44862).


 *12    -- Computation of Ratio of Earnings to Fixed Charges.


  21    -- Subsidiaries of G-I Holdings (incorporated by reference to
           Exhibit 21 of G-I Holdings' Annual Report on Form 10-K for the year ended December 31, 1995).

**23.1  -- Consent of Arthur Andersen LLP.



 *23.2  -- Consent of Weil, Gotshal & Manges LLP (included in
           Exhibits 5 and 8).



 *24    -- Power of Attorney (included on signature pages to
           Registration Statement).

 *25    -- Form T-1 Statement of Eligibility under the Trust Indenture
           Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture (bound separately).


 *27    -- Financial Data Schedule, which is submitted electronically to the Securities and Exchange Commission for information only.


  28    -- Stipulation of Settlement between the Class of Claimants and
           Defendants represented by the Center for Claims Resolution dated January 15, 1993 (incorporated by reference to Exhibit 28.1 to G-I Holdings' Form 8-K reporting an event on January 15, 1993).

 *99.1  -- Form of Letter of Transmittal.

 *99.2  -- Form of Notice of Guaranteed Delivery.



 *99.3  -- Form of Exchange Agent Agreement, dated ____________, 1996, between
           The Bank of New York and G-I Holdings.


- --------
 * Previously filed.
** Filed herewith.